As filed with the Securities and Exchange Commission on December 7, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INSEEGO CORP.

(Exact name of registrant as specified in its charter)

Delaware	3669	81-3377646
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9645 Scranton Road, Suite 205

San Diego, CA 92121

(858) 812-3400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lance Bridges

Senior Vice President, General Counsel and Secretary

Inseego Corp.

9645 Scranton Road, Suite 205

San Diego, CA 92121

(858) 812-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Teri O’Brien, Esq.

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, CA 92121

Approximate date of commencement of proposed exchange offer: Pursuant to Rule 162 under the Securities Act, the offer described herein will commence as soon as practicable after the date of this registration statement. The offer cannot, however, be completed prior to the time that this registration statement is declared effective and all conditions to the proposed transaction have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
5.50% Convertible Senior Notes due 2022	$120,000,000(2)	93.0%(3)	$111,600,000(3)	$12,934.44
Common Stock, par value $0.001 per share	(4)	(4)	(4)	(4)
Total				$12,934.44

(1)	Calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents the aggregate principal amount of Inseego Corp. 5.50% Convertible Senior Notes due 2022 issuable in the exchange offer to which this registration statement relates.
(3)	Estimated solely for purpose of calculating the registration fee pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and based on the average of the bid and ask price of $930.00 for each $1,000 principal amount of the Novatel Wireless, Inc. 5.50% Convertible Senior Notes due 2020 (which are sought for exchange) on the over-the-counter market on December 6, 2016.
(4)	There is being registered hereunder the offer and sale of an indeterminate number of shares of common stock that may be issued upon conversion of all of the 5.50% Convertible Senior Notes due 2022 covered by this registration statement, assuming that Inseego Corp. elects to settle all such conversions with shares of common stock. No additional consideration shall be received for the common stock issuable upon conversion of the securities and therefore no additional registration fee is required pursuant to Rule 457(i) under the Securities Act. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or other similar event.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

PRELIMINARY PROSPECTUS DATED DECEMBER 7, 2016

Inseego Corp.

Offer to Exchange

Up to $120,000,000 Aggregate Principal Amount of 5.50% Convertible Senior Notes due 2022 to be Issued by Inseego Corp. for

Up to $120,000,000 Aggregate Principal Amount of Outstanding 5.50% Convertible Senior Notes due 2020 Issued by Novatel Wireless, Inc. (CUSIP No. 66987MAE9)

and Solicitation of Consents to Amend the Related Indenture and Notes

Upon the terms and subject to the conditions set forth in this prospectus (as it may be supplemented and amended from time to time, and including the annexes hereto, this “prospectus”) and the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “letter of transmittal and consent”), we are offering to exchange (the “exchange offer”) each validly tendered and accepted $1,000 principal amount of 5.50% Convertible Senior Note due 2020 issued by Novatel Wireless, Inc. (the “Novatel Wireless Notes”) for $1,000 principal amount of 5.50% Convertible Senior Note due 2022 to be issued by Inseego Corp. (the “Inseego Notes”).

The exchange offer will expire immediately following 11:59 p.m., New York City time, on January 5, 2017, unless extended (the “Expiration Date”). You may withdraw tendered Novatel Wireless Notes at any time prior to the Expiration Date. As of the date of this prospectus, there was $120,000,000 aggregate principal amount of Novatel Wireless Notes outstanding.

Concurrently with the exchange offer, Novatel Wireless is also soliciting consents (the “consent solicitation”) from each holder of the Novatel Wireless Notes, upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent, to certain proposed amendments (the “proposed amendments”) to (1) the Indenture, dated as of June 10, 2015, between Novatel Wireless, Inc. (“Novatel Wireless”) and Wilmington Trust, National Association (“Wilmington Trust”), as trustee, as amended by the First Supplemental Indenture, dated as of November 8, 2016, among Novatel Wireless, Inseego Corp. (“Inseego”) and Wilmington Trust, as trustee (such Indenture and First Supplemental Indenture, the “Novatel Wireless Indenture”); and (2) the Novatel Wireless Notes.

By tendering your Novatel Wireless Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes, as further described under “The Proposed Amendments.” You may not consent to the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes without tendering your Novatel Wireless Notes in the exchange offer and you may not tender your Novatel Wireless Notes for exchange without consenting to the proposed amendments. You may revoke your consent at any time prior to the Expiration Date by withdrawing the Novatel Wireless Notes you have tendered.

The consummation of the exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation,” including, among other things, the receipt of valid consents to the proposed amendments from the holders of a majority of the outstanding aggregate principal amount of the Novatel Wireless Notes (the “Requisite Consents”) and at least 98% of the outstanding principal amount of Novatel Wireless Notes being validly tendered and not properly withdrawn prior to the expiration of the exchange offer (the “Minimum Tender Condition”). We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms a part has been declared effective by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”). All conditions to the exchange offer must be satisfied or, where permitted, waived, on or prior to the Expiration Date.

We plan to issue the Inseego Notes promptly on or about the second business day following the Expiration Date (the “Settlement Date”), assuming that the conditions to the exchange offer are satisfied or, where permitted, waived. The Novatel Wireless Notes are not, and the Inseego Notes will not be, listed on any securities exchange.

An investment in the Inseego Notes involves risks. Prior to participating in the exchange offer and consenting to the proposed amendments, please see the sections entitled “Risk Factors” beginning on page 24 of this prospectus and beginning on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference herein, for a discussion of the risks that you should consider in connection with your investment in the Inseego Notes.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of Inseego, Novatel Wireless, Jefferies LLC, the dealer manager for the exchange offer and consent solicitation (the “dealer manager”), D.F. King & Co., Inc., the exchange agent and information agent for the exchange offer and consent solicitation (the “exchange agent” or the “information agent”), Wilmington Trust, the trustee under the Novatel Wireless Indenture and the Inseego Indenture (as defined herein), or any other person makes any recommendation as to whether holders of the Novatel Wireless Notes should exchange their Novatel Wireless Notes in the exchange offer or deliver consents to the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes.

Sole Dealer-Manager

Jefferies

The date of this prospectus is                 , 2016

i

ABOUT THIS PROSPECTUS

References in this prospectus to “Inseego,” “we,” “us,” and “our” refer to Inseego Corp. and its consolidated subsidiaries, unless otherwise stated or the context so requires.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where it is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is part of a registration statement that we have filed with the SEC. Prior to making any decision with respect to the exchange offer and consent solicitation, you should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein or therein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

This prospectus incorporates important business and financial information about Inseego that is not included or delivered with this prospectus. We will provide without charge, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Prior to December 12, 2016, you may request a copy of these documents by writing or calling us at:

Inseego Corp.

9645 Scranton Road, Suite 205

San Diego, CA 92121

(858) 812-3400

Beginning on December 12, 2016, you may request a copy of these documents by writing or calling us at:

Inseego Corp.

9605 Scranton Road, Suite 300

San Diego, CA 92121

(858) 812-3400

To obtain timely delivery of any copies of filings requested, please write or call us no later than five business days before the Expiration Date of the exchange offer. This means that you must request this information no later than December 28, 2016.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus and any amendment or supplement hereto, including the documents incorporated by reference into this prospectus and any amendment or supplement hereto, includes forward-looking statements. These forward-looking statements include, among other things, statements regarding:

•	our expectations related to our recently completed internal reorganization;

•	our ability to successfully complete the proposed sale of our mobile broadband business;

•	our ability to compete in the market for products relating to the Internet of Things (“IoT”), including telematics, vehicle tracking and fleet management products;

•	our ability to develop and timely introduce new products successfully;

•	our dependence on a small number of customers for a substantial portion of our revenues;

•	our ability to execute on our corporate development activities without distracting or disrupting our business operations;

•	our ability to integrate the operations of R.E.R. Enterprises, Inc. and its wholly owned subsidiary and principal operating asset, Feeney Wireless, LLC (collectively, “FW”), DigiCore Holdings Limited (“DigiCore” or “Ctrack”), and any business, products, technologies or personnel that we may acquire in the future, including: (i) our ability to retain key personnel from the acquired company or business and (ii) our ability to realize the anticipated benefits of the acquisition;

•	our ability to introduce and sell new products that comply with current and evolving industry standards and government regulations;

•	our ability to develop and maintain the strategic relationships needed to expand into new markets;

•	our ability to properly manage the growth of our business to avoid significant strains on our management and operations and disruptions to our business;

•	our reliance on third parties to procure components and manufacture our products;

•	our ability to accurately forecast customer demand and order the manufacture and timely delivery of sufficient product quantities;

•	our reliance on sole source suppliers for some components used in our products;

•	the continuing impact of uncertain global economic conditions on the demand for our products;

•	our ability to be cost competitive while meeting time-to-market requirements for our customers;

•	our ability to meet the product performance needs of our customers;

•	demand for fleet and vehicle management software-as-a-service (“SaaS”) telematics solutions;

•	our dependence on wireless telecommunication operators delivering acceptable wireless services;

•	the outcome of pending or future litigation, including intellectual property litigation;

•	infringement claims with respect to intellectual property contained in our products;

•	our continued ability to license necessary third-party technology for the development and sale of our products;

•	the introduction of new products that could contain errors or defects;

•	doing business abroad, including foreign currency risks;

•	our ability to make focused investments in research and development; and

•	our ability to hire, retain and manage additional qualified personnel to maintain and expand our business,

as well as other statements regarding our future operations, financial condition and prospects, and business strategies. These forward-looking statements also include all statements other than statements of historical facts contained or incorporated by reference in this prospectus, including statements regarding our future financial position, business strategy and the plans and objectives of management for future operations. The words “will,” “will continue,” “will likely result,” “may,” “could,” “likely,” “ongoing,” “continue,” “anticipate,” “estimate,” “predict,” “expect,” “project,” “intend,” “plan,” “believe,” “anticipate,” “target,” “forecast,” “goal,” “objective,” “aim,” and other words and terms of similar meaning are intended to identify forward-looking statements.

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, including in the section captioned “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2015, and in particular, the risks discussed in the sections captioned “Forward-Looking Statements” and “Item 1A. Risk Factors,” and those discussed in other documents we file with the SEC. In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and our other filings with the SEC.

“Inseego” and the Inseego logo are trademarks or registered trademarks of Inseego Corp. “Novatel Wireless,” the Novatel Wireless logo and “MiFi” are trademarks or registered trademarks of Novatel Wireless, Inc. “FW” and the Feeney Wireless logo are trademarks or registered trademarks of FW. “DigiCore,” “Ctrack” and the Ctrack logo are trademarks or registered trademarks of DigiCore. Other trademarks, trade names or service marks used in this prospectus are the property of their respective owners.

SUMMARY

This summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand the exchange offer and consent solicitation fully, you should carefully read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein or therein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.” We have included references to other portions of this prospectus to direct you to a more complete description of the topics presented in this summary. You should also read “Risk Factors” in this prospectus as well as “Item 1A. Risk Factors” incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2015 for more information about important risks that you should consider before making an investment decision with respect to the exchange offer and consent solicitation.

THE COMPANY

Inseego is a leading provider of solutions for IoT, including SaaS solutions for the telematics and telemetry markets. Inseego’s broad range of products principally include, through its subsidiaries DigiCore and FW, product offerings for fleet and vehicle telematics, stolen vehicle recovery, user-based insurance, integrated asset-management machine-to-machine (“M2M”) communications devices, applications software and SaaS services. Inseego’s products currently operate on every major cellular wireless technology platform. Inseego’s M2M products enable devices to communicate with each other and with server or cloud-based application infrastructures. Inseego’s M2M products and solutions include its integrated M2M communications devices and SaaS delivery platforms, including DigiCore’s Ctrack, which provides fleet and vehicle SaaS telematics, and FW’s Crossroads, which provides easy M2M device management and service enablement. Inseego also designs, produces and sells telematics hardware products.

Through its wholly owned subsidiary, Novatel Wireless, Inseego offers mobile broadband products and services, including MiFi branded hotspots and USB modem product lines (the “MiFi Business”), which provide subscribers with secure and convenient high-speed access to corporate, public and personal information through the Internet and enterprise networks.

Inseego is a Delaware corporation formed in 2016 and is the successor to Novatel Wireless, a Delaware corporation formed in 1996, as a result of a recently completed internal reorganization (the “Reorganization”). The purpose and effect of the Reorganization was to separate Novatel Wireless’s assets and liabilities associated with the MiFi Business from the assets and liabilities associated with the Ctrack fleet and vehicle telematics solutions, stolen vehicle recovery, telemetry and connectivity solutions businesses (the “Retained Business”). In connection with the Reorganization, (i) Novatel Wireless contributed the Retained Business, including its equity interests in DigiCore, R.E.R. Enterprises, Inc., Novatel Wireless Solutions, Inc. and each of their direct and indirect subsidiaries (the “Retained Subsidiaries”) to Inseego; and (ii) Vanilla Merger Sub, Inc., a newly formed Delaware corporation and direct, wholly owned subsidiary of Inseego and indirect, wholly owned subsidiary of Novatel Wireless formed solely for the purpose of effecting the Reorganization, merged with and into Novatel Wireless, with Novatel Wireless surviving as a direct, wholly owned subsidiary of Inseego (the “Merger”).

Upon completion of the Merger, each share of Novatel Wireless common stock was automatically converted into a corresponding share of Inseego common stock, having the same rights and limitations as the corresponding share of Novatel Wireless common stock that was converted. Accordingly, at such time, Novatel Wireless’s former stockholders became stockholders of Inseego. Like the shares of Novatel Wireless common stock outstanding prior to the Merger, shares of Inseego common stock trade on The NASDAQ Global Select Market; however, the trading symbol for Inseego common stock is now “INSG.” Pursuant to the terms of the Novatel Wireless Indenture, the Novatel Wireless Notes became convertible into shares of Inseego common stock.

Inseego has agreed to sell the MiFi Business (the “Sale”) by selling all of the outstanding shares of Novatel Wireless, which it owns as a result of the Reorganization, pursuant to the terms of that certain Stock Purchase Agreement (the “Purchase Agreement”), dated September 21, 2016, by and between Inseego (formerly Vanilla Technologies, Inc.) and Novatel Wireless, on the one hand, and T.C.L. Industries Holdings (H.K.) Limited and Jade Ocean Global Limited (collectively, the “Purchasers”), on the other, for $50.0 million in cash to be paid to Inseego upon the closing of the Sale, subject to potential adjustment, including adjustments based on Novatel Wireless’s closing working capital and indebtedness. Upon completion of the Sale, Novatel Wireless will become a wholly owned subsidiary of the Purchasers.

Following the completion of the Sale, Inseego will retain certain assets, liabilities and expenses, including equity interests in the Retained Subsidiaries, used in the Retained Business. Inseego will maintain the same corporate functions, the same board of directors and a majority of the same senior executives as it had prior to the completion of the Sale. Following the Sale, we will continue to be a public company operating under the name Inseego Corp., and the Retained Business will account for all of our revenues.

Inseego’s principal offices are located at 9645 Scranton Road, Suite 205, San Diego, CA 92121, and its telephone number is (858) 812-3400. Beginning on December 12, 2016, Inseego’s principal offices will be located at 9605 Scranton Road, Suite 300, San Diego, CA 92121. Inseego’s website address is www.inseego.com. The information contained in, or that can be accessed through, Inseego’s website will not be considered to be part of this prospectus. Additional information regarding Inseego is included in documents incorporated by reference into this prospectus. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 113.

THE EXCHANGE OFFER AND CONSENT SOLICITATION

Exchange Offer	Inseego is hereby offering to exchange, upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent, any and all of the outstanding Novatel Wireless Notes for newly issued Inseego Notes with the same interest rate, interest payment dates and optional redemption price as the Novatel Wireless Notes. The Inseego Notes will have a later maturity date and a higher initial conversion rate than the Novatel Wireless Notes and will include an exception to the merger covenant that will allow Inseego to complete the Sale without obtaining the consent of the holders of the Inseego Notes or otherwise complying with the provisions of the merger covenant and without requiring us to make a fundamental change offer to purchase the Inseego Notes upon the completion of the Sale. In addition, the Inseego Notes will contain covenants, which are subject to various exceptions described in this prospectus, limiting our and our subsidiaries’ ability to incur secured and unsecured indebtedness and to make dividend payments and repurchase our equity securities. Holders of the Inseego Notes will also have the right to require us to repurchase their Inseego Notes on June 15, 2020 at a cash repurchase price equal to 100% of the principal amount of the Inseego Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the optional repurchase date, subject to the right of holders of Inseego Notes on a record date to receive interest through the corresponding interest payment date. See “The Exchange Offer and Consent Solicitation—Terms of the Exchange Offer and Consent Solicitation” and “Description of the Inseego Notes.”

Consent Solicitation	We are soliciting consents to the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes from holders of the Novatel Wireless Notes, on behalf of Novatel Wireless and upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent. You may not tender your Novatel Wireless Notes for exchange without delivering a consent to the proposed amendments, and you may not deliver consent in the consent solicitation with respect to your Novatel Wireless Notes without tendering such Novatel Wireless Notes. See “The Exchange Offer and Consent Solicitation—Terms of the Exchange Offer and Consent Solicitation.”

The Proposed Amendments

Pursuant to the Novatel Wireless Indenture, the proposed amendments require the consent of the holders of a majority in aggregate principal amount of the outstanding Novatel Wireless Notes. The proposed amendments, if effected, will, among other things, eliminate certain events of default and substantially all of the restrictive covenants in the Novatel Wireless Indenture and the Novatel Wireless Notes, including the merger covenant, which sets forth certain requirements that must be met for Novatel Wireless to consolidate, merge or sell all or substantially all of its assets, and the reporting covenant, which requires Novatel Wireless to provide certain periodic reports to noteholders. See “The Proposed Amendments.”

Procedures for Participating in the Exchange Offer and Consent Solicitation	If you wish to participate in the exchange offer and related consent solicitation, you must cause the book-entry transfer of your Novatel Wireless Notes to the exchange agent’s account at The Depository Trust Company (“DTC”), and the exchange agent must receive a confirmation of book-entry transfer and either:

•	a completed letter of transmittal and consent; or

•	an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program (“ATOP”), by which each tendering holder will agree to be bound by the letter of transmittal and consent.

See “The Exchange Offer and Consent Solicitation—Procedures for Tendering and Consenting.”

No Guaranteed Delivery Procedures	No guaranteed delivery procedures are available in connection with the exchange offer and consent solicitation. You must tender your Novatel Wireless Notes and deliver your consents by the Expiration Date in order to participate in the exchange offer and the consent solicitation.

Exchange Consideration	In exchange for each $1,000 principal amount of Novatel Wireless Notes that is validly tendered prior to the Expiration Date and not validly withdrawn, holders will receive $1,000 principal amount of the Inseego Notes (the “Exchange Consideration”).

Expiration Date	The exchange offer and consent solicitation will expire immediately following 11:59 p.m., New York City time, on January 5, 2017, or a later date and time to which Inseego extends the exchange offer and consent solicitation with respect to the Novatel Wireless Notes.

Withdrawal and Revocation	Tenders of Novatel Wireless Notes may be validly withdrawn (and related consents to the proposed amendments may be revoked) at any time prior to the Expiration Date.

Following the Expiration Date, tenders of Novatel Wireless Notes may not be validly withdrawn unless Inseego is otherwise required by law to permit withdrawal.

In the event of termination of the exchange offer, the Novatel Wireless Notes tendered pursuant to the exchange offer will be promptly returned to the tendering holders. See “The Exchange Offer and Consent Solicitation—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Conditions	The consummation of the exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “The Exchange Offer and Consent

Solicitation—Conditions to the Exchange Offer and Consent Solicitation,” including, among other things, the receipt of the Requisite Consents and the satisfaction of the Minimum Tender Condition. We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission. All conditions to the exchange offer must be satisfied or, where permitted, waived, on or prior to the Expiration Date. See “The Exchange Offer and Consent Solicitation—Terms of the Exchange Offer and Consent Solicitation.”

Acceptance of Novatel Wireless Notes and Consents and Delivery of the Inseego Notes	You may not consent to the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes without tendering your Novatel Wireless Notes in the exchange offer and you may not tender your Novatel Wireless Notes for exchange without consenting to the proposed amendments.

Subject to the satisfaction or, where permitted, waiver of the conditions to the exchange offer and consent solicitation, Inseego will accept for exchange any and all Novatel Wireless Notes that are validly tendered prior to the Expiration Date and not validly withdrawn; likewise, because the act of validly tendering Novatel Wireless Notes will also constitute valid delivery of consent to the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes, Inseego will also accept all consents that are validly delivered prior to the Expiration Date and not validly revoked. All Novatel Wireless Notes exchanged will be cancelled.

The Inseego Notes issued pursuant to the exchange offer will be issued and delivered through the facilities of DTC promptly on the Settlement Date. We will return to you any Novatel Wireless Notes that are not accepted for exchange for any reason, without expense to you, promptly after the Expiration Date. See “The Exchange Offer and Consent Solicitation—Acceptance of Novatel Wireless Notes for Exchange; the Inseego Notes; Effectiveness of Proposed Amendments.”

Material U.S. Federal Income Tax Considerations	Exchanges of Novatel Wireless Notes for the Inseego Notes pursuant to the exchange offer and consent solicitation will be taxable exchanges for U.S. federal income tax purposes. Holders should consider the U.S. federal income tax consequences of the exchange offer and consent solicitation; please consult your tax advisor about the tax consequences to you of the exchange. See “Material U.S. Federal Income Tax Consequences.”

Consequences of Not Exchanging Novatel Wireless Notes for the Inseego Notes

If you do not exchange your Novatel Wireless Notes for Inseego Notes in the exchange offer, you will not receive the benefit of having Inseego as the obligor of your notes. In addition, if the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes have been adopted with respect to your Novatel

Wireless Notes, the amendments will apply to Novatel Wireless Notes that are not acquired in the exchange offer, even though the holders of those Novatel Wireless Notes did not consent to the proposed amendments. Thereafter, all such Novatel Wireless Notes will be governed by the Novatel Wireless Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to the terms and protections currently in the Novatel Wireless Indenture or applicable to the Inseego Notes, which may adversely affect the trading price of the Novatel Wireless Notes not exchanged. For example, the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes would, among other things, eliminate the merger covenant, which sets forth certain requirements that must be met for Novatel Wireless to consolidate, merge or sell all or substantially all of its assets, and eliminate the reporting covenant, which requires Novatel Wireless to provide certain periodic reports to noteholders.

The trading market for any remaining Novatel Wireless Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the Novatel Wireless Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price of Novatel Wireless Notes that remain outstanding after the exchange offer may be materially and adversely affected. Therefore, if your Novatel Wireless Notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged Novatel Wireless Notes. See “Risk Factors—Risks Related to the Exchange Offer and the Consent Solicitation—The proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes will afford reduced protection to remaining holders of Novatel Wireless Notes.”

In addition, we expect that a subsequent completion of the Sale would constitute a fundamental change under the terms of the Novatel Wireless Indenture, as amended by the proposed amendments, which would give any remaining holders of Novatel Wireless Notes the right to require Novatel Wireless to repurchase their Novatel Wireless Notes at a cash price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Risk Factors—Risks Related to the Sale—We may be unable to complete the Sale if we do not complete this exchange offer and consent solicitation, or otherwise effect an exchange, conversion or similar transaction in respect of the Novatel Wireless Notes in a timely manner, and we may be unable to effect any such transaction on favorable terms.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent, Information Agent and Dealer Manager	D.F. King & Co., Inc. is serving as exchange agent and information agent for the exchange offer and consent solicitation. The address for the information agent is listed under “The Exchange Offer and Consent Solicitation—Information Agent.” If you would like more information about the procedures for the exchange offer, you should call the information agent at the telephone number set forth on the back of this prospectus.

Jefferies LLC is serving as the dealer manager. The address and telephone number of the dealer manager is set forth on the back cover of this prospectus.

We have other business relationships with the exchange agent, the information agent, and the dealer manager, as described in “The Exchange Offer and Consent Solicitation—Exchange Agent,” “The Exchange Offer and Consent Solicitation—Information Agent” and “The Exchange Offer and Consent Solicitation—Dealer Manager.”

No Recommendation	None of Inseego, Novatel Wireless, the dealer manager, the exchange agent, the information agent or the trustee under the Novatel Wireless Indenture and the Inseego Indenture, or any other person makes any recommendation in connection with the exchange offer or consent solicitation as to whether any holder of Novatel Wireless Notes should tender or refrain from tendering all or any portion of the principal amount of that holder’s Novatel Wireless Notes (and in so doing, consent to the adoption of the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes), and no one has been authorized by any of them to make such a recommendation.

The exchange offer and consent solicitation are the only offerings of the Inseego Notes and are being made by Inseego only in connection with Inseego’s offer of the Inseego Notes and in Inseego’s capacity as the issuer of the Inseego Notes. No other securities are being offered and no consents are being solicited other than with respect to the Novatel Wireless Notes in the exchange offer and consent solicitation.

Risk Factors	For risks related to the exchange offer and consent solicitation, please read the section entitled “Risk Factors” beginning on page 24 of this prospectus.

Further Information	Questions concerning the terms of the exchange offer or the consent solicitation should be directed to the dealer manager at its address and telephone number set forth on the back cover of this prospectus. Questions concerning the tender procedures and requests for additional copies of the prospectus and the letter of transmittal and consent should be directed to the information agent at its address and telephone numbers set forth on the back cover of this prospectus.

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained herein. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and therein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information” beginning on page 113.

THE INSEEGO NOTES

Issuer	Inseego Corp., a Delaware corporation.

Notes Offered	$120,000,000 aggregate principal amount of 5.50% Convertible Senior Notes due 2022.

Interest Rates; Interest Payment Dates; Maturity Dates	The Inseego Notes will have the same interest rates, optional redemption price and interest payment dates as the Novatel Wireless Notes for which they are being offered in exchange.

Maturity	June 15, 2022, unless earlier converted, redeemed or repurchased.

Interest	5.50% per year.

Each Inseego Note will bear interest from, and including, the most recent interest payment date on which interest has been paid on the Novatel Wireless Notes as of the Settlement Date. No accrued but unpaid interest will be paid with respect to any Novatel Wireless Notes validly tendered and not validly withdrawn prior to the Expiration Date. Holders of Novatel Wireless Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from Novatel Wireless in respect of interest accrued from the date of the last interest payment date (or the most recent date to which interest has been paid or duly provided for) in respect of their Novatel Wireless Notes.

We may elect to pay special interest as the sole remedy relating to the failure to comply with our reporting requirements as described under “Description of the Inseego Notes—Events of Default.”

Ranking	The Inseego Notes will be our senior, unsecured obligations and will rank equal in right of payment with our existing and future senior, unsecured indebtedness, will be senior in right of payment to our existing and any future indebtedness that is expressly subordinated to the Inseego Notes, and will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. We had no outstanding secured indebtedness as of September 30, 2016. The Inseego Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including any Novatel Wireless Notes that remain outstanding following the exchange offer.

Conversion Rights	You may convert your Inseego Notes, at your option, in integral multiples of $1,000 principal amount, at any time prior to the close of business on the business day immediately preceding December 15, 2021, but only in the following circumstances:

•

if the last reported sale price per share of our common stock for each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter equals or exceeds 130% of the conversion price on such trading day;

•	during the five consecutive business day period immediately after any five consecutive trading day period (the five consecutive trading day period being referred to as the “measurement period”) in which the trading price (as defined in this prospectus) per $1,000 principal amount of the Inseego Notes, as determined following a request by a holder of the Inseego Notes in the manner described in this prospectus, for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of our common stock and the conversion rate on such trading day;

•	upon the occurrence of the specified corporate events described under “Description of the Inseego Notes—Conversion Rights—Conversion Upon Specified Corporate Events”; or

•	if we have called the Inseego Notes for redemption as described under “Description of the Inseego Notes—Optional Redemption.”

In addition, regardless of the foregoing circumstances, holders may convert their Inseego Notes at any time on or after December 15, 2021 until the close of business on the business day immediately preceding the maturity date.

Conversion Settlement	Upon conversion, we will satisfy our conversion obligation by paying or delivering, as applicable, cash, shares of our common stock (together with cash in lieu of fractional shares) or a combination of cash and shares of our common stock (together with cash in lieu of fractional shares), at our election, all as described in “Description of the Inseego Notes—Conversion Rights—Settlement upon Conversion.”

The conversion rate will initially equal 212.7660 shares of our common stock per $1,000 principal amount of Inseego Notes (equivalent to a conversion price of approximately $4.70 per share of our common stock) and will be subject to adjustment as described in this prospectus. In addition, we will, in certain circumstances, increase the conversion rate for holders who convert their Inseego Notes “in connection with” a make-whole fundamental change. See “Description of the Inseego Notes—Increase in the Conversion Rate for Conversions in Connection with a Make-Whole Fundamental Change.”

Except in the limited circumstances described in “Description of the Inseego Notes—Conversion Rights,” upon conversion, you will not receive any separate cash payment for any accrued and unpaid interest. Instead, our delivery to you of the consideration due upon conversion will be deemed to satisfy in full our obligation to pay the principal amount of your Inseego Notes and any accrued and unpaid interest on your Inseego Notes to, but excluding, the conversion date.

Optional Redemption	Inseego may not redeem the Inseego Notes prior to June 15, 2018. On and after June 15, 2018, and prior to the maturity date, we may redeem the Inseego Notes for cash, in whole or from time to time in part, if the last reported sale price per share of our common stock equals or exceeds 140% of the conversion price for each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately prior to the date we deliver notice of the redemption. The redemption price will equal 100% of the principal amount of the Inseego Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date, subject to the right of holders of Inseego Notes on a record date to receive interest through the corresponding interest payment date. See “Description of the Inseego Notes—Optional Redemption.” In addition, if we call the Inseego Notes for redemption, a make-whole fundamental change will be deemed to occur. As a result, we will, in certain circumstances, increase the conversion rate for holders who convert their Inseego Notes “in connection with” the redemption. See “Description of the Inseego Notes—Increase in the Conversion Rate for Conversions in Connection with a Make-Whole Fundamental Change.”

Fundamental Change	If a fundamental change occurs at any time prior to the maturity date, holders will have the right to require us to repurchase all or a portion of their Inseego Notes at a cash price equal to 100% of the principal amount of the Inseego Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date, subject to the right of holders of Inseego Notes on a record date to receive interest through the corresponding interest payment date. See “Description of the Inseego Notes—Fundamental Change Permits Holders to Require Us to Repurchase Inseego Notes.”

In addition, every fundamental change is a make-whole fundamental change. As a result, we will, in certain circumstances, increase the conversion rate for holders who convert their Inseego Notes “in connection with” such fundamental change. See “Description of the Inseego Notes—Increase in the Conversion Rate for Conversions in Connection with a Make-Whole Fundamental Change.”

The completion of the Sale will not constitute a fundamental change under the terms of the Inseego Indenture.

Repurchase Obligation	On June 15, 2020, holders may require us to repurchase all or a portion of their Inseego Notes at a repurchase price in cash equal to 100% of the principal amount of the Inseego Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the optional repurchase date, subject to the right of holders of Inseego Notes on a record date to receive interest through the corresponding interest payment date. See “Description of the Inseego Notes—Repurchase of Inseego Notes by Inseego at the Option of the Holder.”

Certain Covenants	The Inseego Indenture will contain covenants limiting our and our subsidiaries’ ability to incur secured and unsecured indebtedness and to make dividend payments and repurchase our equity securities. See “Description of the Inseego Notes—Certain Covenants.”

Use of Proceeds	Inseego will not receive any cash proceeds from the issuance of the Inseego Notes in connection with the exchange offer. In exchange for issuing the Inseego Notes, Inseego will receive Novatel Wireless Notes that will be retired and cancelled. See “Use of Proceeds.”

Book-Entry Form	We expect that the Inseego Notes will be issued in book-entry form and will be represented by global notes deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Beneficial interests in the global notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and such beneficial interests may be exchanged for certificated securities only in limited circumstances.

Absence of a Public Market for the Inseego Notes	The Inseego Notes are a new class of securities, and there is currently no established market for them. We do not intend to apply to list the Inseego Notes on any securities exchange or to include them in any automated dealer quotation system. Accordingly, a liquid market for the Inseego Notes may never develop.

Further Issuances	Subject to certain covenants limiting its ability to incur unsecured indebtedness, Inseego may, without the consent of the holders of the Inseego Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Inseego Notes.

Denominations	Inseego will issue the Inseego Notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Trustee, Paying Agent and Conversion Agent	Wilmington Trust, National Association.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus and, in particular, you should evaluate the sections entitled “Risk Factors” beginning on page 24 of this prospectus and beginning on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference herein, for a discussion of the risks that you should consider in connection with your investment in the Inseego Notes.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND CONSENT SOLICITATION

Q:	Why is Inseego Making the Exchange Offer and Consent Solicitation?

A:	We are conducting the exchange offer to give existing holders of Novatel Wireless Notes an opportunity to obtain notes issued by Inseego, the publicly traded parent company of Novatel Wireless, in order to facilitate the Sale of Novatel Wireless to the Purchasers on a substantially debt-free basis. We are conducting the consent solicitation in order to eliminate certain events of default and substantially all of the restrictive covenants in the Novatel Wireless Indenture and the Novatel Wireless Notes, including the merger covenant, which sets forth certain requirements that must be met for Novatel Wireless to consolidate, merge or sell all or substantially all of its assets, and the reporting covenant, which requires Novatel Wireless to provide certain periodic reports to noteholders, and to make certain conforming changes to the Novatel Wireless Indenture and the Novatel Wireless Notes to reflect the proposed amendments. Although the proposed amendments would delete the company reporting covenant, Novatel Wireless has already ceased reporting pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, stand-alone information regarding Novatel Wireless is no longer publicly available.

Q.	What is the Sale?

A.	We have entered into the Purchase Agreement with Novatel Wireless and the Purchasers, pursuant to which we have agreed to sell all of the outstanding shares of Novatel Wireless, which we own as a result of the Reorganization, to the Purchasers, for $50.0 million in cash to be paid to Inseego upon the closing of the Sale, subject to potential adjustment, including adjustments based on Novatel Wireless’s closing working capital and indebtedness.

Q.	Why is Inseego Proposing to Effect the Sale?

A.	In the course of reaching its decision to approve the Purchase Agreement, our board of directors consulted with our senior management and financial and legal advisors. Our board of directors considered a number of factors that it believed supported its decision, including, but not limited to, strategic and financial considerations. In particular, our board of directors considered the historical financial performance and prospects of the MiFi Business, as operated by us, and the prospects for the Retained Business and the value that we could provide to our stockholders by using the proceeds of the Sale to invest in our long-term strategic plan for the Retained Business.

Q.	How Would the Proceeds from the Sale be Used?

A.	The proceeds from the Sale will be received by Inseego. We intend to use a portion of the proceeds from the Sale to pay for transaction costs associated with the Reorganization and the Sale and for general working capital purposes. The remaining proceeds from the Sale may be used, at the discretion of our board of directors (subject, as the case may be, to restrictions contained in our senior secured revolving credit facility with Wells Fargo Bank, NA, the Novatel Wireless Indenture and/or the Inseego Indenture and the Purchase Agreement), in connection with unspecified acquisitions of other complementary businesses, to invest in the Retained Business, to repay indebtedness or a combination thereof.

Q.	How will the Sale Affect Inseego’s Retained Business?

A.

The Sale will have no effect on the number of shares or the attributes of shares of Inseego common stock authorized in our amended and restated certificate of incorporation or issued and outstanding. However, our consolidated business will undergo significant changes in connection with the Sale. Our business operations will transition from designing, manufacturing and selling mobile broadband hardware products, with approximately 80% of revenues tied to one customer, to a predominantly SaaS, services and solutions business, with thousands of customers generating recurring revenue.

Q.	Are There any Risks Associated with the Sale?

A.	Yes. You should carefully review the section entitled “Risk Factors—Risks Related to the Sale” beginning on page 34 and “Risk Factors—Risks Related to Inseego and the Retained Business if the Sale is Completed” beginning on page 36, which presents risks and uncertainties related to the Sale, the MiFi Business and the operations of Inseego following the completion of the Sale or in the event the Purchase Agreement is terminated prior to completion of the Sale.

Q.	When Is the Closing of the Sale Expected to Occur?

A.	If we complete the exchange offer and all conditions to the completion of the Sale are satisfied or, where permitted, waived prior to completion of the exchange offer, including the approval of the Sale by our stockholders, the closing of the Sale is expected to occur in the first quarter of 2017.

Q:	What will I Receive if I Tender my Novatel Wireless Notes in the Exchange Offer and Consent Solicitation?

A:	Upon the terms and subject to the conditions of the exchange offer described in this prospectus and the letter of transmittal and consent, for each $1,000 of principal amount of Novatel Wireless Notes that is validly tendered prior to the Expiration Date, which is immediately following 11:59 p.m., New York City time, on January 5, 2017, and not validly withdrawn, you will be eligible to receive $1,000 principal amount of Inseego Notes, which will accrue interest at the same annual interest rate, have the same interest payment dates and same optional redemption prices as the Novatel Wireless Notes for which they were exchanged.

The Inseego Notes will be issued under and governed by the terms of the Inseego Indenture (as defined below) described under “The Exchange Offer and Consent Solicitation.” The Inseego Notes will be issued only in denominations of $1,000 and integral multiples of $1,000 in excess thereof. See “Description of the Inseego Notes.” No accrued but unpaid interest will be paid with respect to Novatel Wireless Notes tendered for exchange, and, instead of receiving a payment for accrued interest on Novatel Wireless Notes that you exchange, the Inseego Notes you receive in exchange for those Novatel Wireless Notes will accrue interest from (and including) the most recent interest payment date on those Novatel Wireless Notes.

By tendering your Novatel Wireless Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes, as further described under “The Proposed Amendments.” You may not consent to the proposed amendments without tendering your Novatel Wireless Notes in the exchange offer, and you may not tender your Novatel Wireless Notes for exchange without consenting to the proposed amendments. You may revoke your consent at any time prior to the Expiration Date by withdrawing the Novatel Wireless Notes you have tendered.

Q:	What are the Proposed Amendments?

A:

The proposed amendments will eliminate certain events of default and substantially all of the restrictive covenants in the Novatel Wireless Indenture and the Novatel Wireless Notes, including the merger covenant and the reporting covenant, and make certain conforming changes to the Novatel Wireless Indenture and the

Novatel Wireless Notes to reflect the proposed amendments. Pursuant to the Novatel Wireless Indenture, the proposed amendments require the consent of the holders of a majority in aggregate principal amount of the outstanding Novatel Wireless Notes.

With respect to the Novatel Wireless Notes, if the Requisite Consents have been received prior to the Expiration Date, assuming all other conditions of the exchange offer and consent solicitation are satisfied or, where permitted, waived, as applicable, then all of the sections or provisions listed below under the Novatel Wireless Indenture, and corresponding provisions in the Novatel Wireless Notes, will be deleted:

•	Section 4.02—144A Information;

•	Section 4.03—Reports;

•	Section 4.06—Restriction on Purchases by the Company and by Affiliates of the Company;

•	Section 4.07—Corporate Existence;

•	Article 5—Consolidation, Merger and Sale of Assets;

•	Section 6.01(a)(iii)—Events of Default (failure to provide certain notices);

•	Section 6.01(a)(v)—Events of Default (failure to comply with Article 5);

•	Section 6.01(a)(vii)—Events of Default (cross defaults); and

•	Section 6.01(a)(viii)—Events of Default (judgment defaults).

Conforming Changes, etc. The proposed amendments would also amend the Novatel Wireless Indenture and the Novatel Wireless Notes to provide that the form of settlement of any conversions of the Novatel Wireless Notes will be elected by Inseego and to make certain conforming or other changes, including modification or deletion of certain definitions and cross-references.

The elimination or modification of certain events of default and the restrictive covenants contemplated by the proposed amendments would, among other things, permit Novatel Wireless and its subsidiaries to take actions that could be adverse to the interests of the holders of the outstanding Novatel Wireless Notes. See “Description of Differences Between the Novatel Wireless Notes, the Amended Novatel Wireless Notes and the Inseego Notes” and “The Proposed Amendments.”

Q:	What are the Consequences of Not Participating in the Exchange Offer and Consent Solicitation at All?

A:	If you do not exchange your Novatel Wireless Notes for the Inseego Notes in the exchange offer, you will not receive the benefit of having Inseego as the obligor of your notes. In addition, if the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes are adopted (because the Requisite Consents have been received prior to the Expiration Date and the exchange offer is effected), the proposed amendments will apply to your Novatel Wireless Notes that were not exchanged for Inseego Notes, even though you did not consent to the proposed amendments. Thereafter, all such Novatel Wireless Notes will be governed by the Novatel Wireless Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those terms and protections currently in the Novatel Wireless Indenture and the Inseego Notes, which may adversely affect the trading price of the unexchanged Novatel Wireless Notes. For example, the proposed amendments would, among other things, eliminate certain events of default, the merger covenant, which sets forth certain requirements that must be met for Novatel Wireless to consolidate, merge or sell all or substantially all of its assets, and the reporting covenant, which requires Novatel Wireless to provide certain periodic reports to noteholders.

The trading market for any remaining Novatel Wireless Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the Novatel Wireless Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price of Novatel Wireless Notes that remain outstanding may be materially and adversely affected. Therefore, if your Novatel Wireless Notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged Novatel Wireless Notes.

See “Risk Factors—Risks Related to the Exchange Offer and the Consent Solicitation—The proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes will afford reduced protection to remaining holders of Novatel Wireless Notes.”

In addition, we expect that a subsequent completion of the Sale would constitute a fundamental change under the terms of the Novatel Wireless Indenture, as amended by the proposed amendments, which would give any remaining holders of Novatel Wireless Notes the right to require Novatel Wireless to repurchase their Novatel Wireless Notes at a cash price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

See “Risk Factors—Risks Related to the Sale—We may be unable to complete the Sale if we do not complete this exchange offer and consent solicitation, or otherwise effect an exchange, conversion or similar transaction in respect of the Novatel Wireless Notes in a timely manner, and we may be unable to effect any such transaction on favorable terms.”

Q:	How do the Novatel Wireless Notes Differ from the Inseego Notes to be Issued in the Exchange Offer?

A:	The Novatel Wireless Notes are solely the obligations of Novatel Wireless and are governed by the Novatel Wireless Indenture. The Inseego Notes will be solely the obligations of Inseego and will be governed by the Inseego Indenture. The principal differences between the Inseego Indenture and the Novatel Wireless Indenture (before giving effect to the proposed amendments) are that (i) the initial conversion rate for the Inseego Notes will be 212.7660 shares per $1,000 principal amount (as compared to the current conversion rate for the Novatel Wireless Notes of 200.0000 shares per $1,000 principal amount), and correspondingly, the initial conversion price in the Inseego Indenture is approximately $4.70 per share (as compared to the current conversion price in the Novatel Wireless Indenture of $5.00 per share); (ii) the Inseego Notes will become freely convertible at the option of noteholders, without conditions to conversion, from and after December 15, 2021 (as compared to December 15, 2019 for the Novatel Wireless Notes); (iii) the Inseego Indenture will contain covenants, that are effective until June 15, 2020, limiting our and our subsidiaries’ ability to incur secured and unsecured indebtedness and to make dividend payments and repurchase our equity securities; (iv) the Sale will be exempted from the covenants in the Inseego Indenture relating to a disposition of all or substantially all of Inseego’s assets, including the merger covenant and the obligation to make an offer to repurchase all Inseego Notes in connection with such a sale; (v) the Inseego Notes will mature on June 15, 2022 (as compared to June 15, 2020 for the Novatel Wireless Notes), unless earlier converted, redeemed or repurchased; (vi) the Inseego Indenture will provide that, on June 15, 2020, holders may require Inseego to repurchase all or any portion of their Inseego Notes at a cash price equal to 100% of the principal amount of the Inseego Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date, subject to the right of the holders of Inseego Notes on a record date to receive interest through the corresponding interest payment date; and (vii) the Inseego Indenture will contain an updated “make-whole fundamental change” table, which is used to determine the amount of the increase to the conversion rate that will apply in certain circumstances when a “make-whole fundamental change” occurs. See “Description of the Inseego Notes—Certain Covenants,” “Description of Differences Between the Novatel Wireless Notes, the Amended Novatel Wireless Notes and the Inseego Notes” and “The Proposed Amendments.”

Each Inseego Note issued in exchange for a Novatel Wireless Note will have an interest rate, interest payment dates and optional redemption price that are identical to the interest rate, interest payment dates and optional redemption price of the tendered Novatel Wireless Notes. The Inseego Notes will accrue interest from and including the most recent interest payment date of the tendered Novatel Wireless Notes.

Q:	What will be the Ranking of the Inseego Notes?

A:	The Inseego Notes will be unsecured general obligations of Inseego and will rank equally with each other and with all other unsubordinated indebtedness of Inseego from time to time outstanding. The Inseego Notes will be effectively subordinated to any secured indebtedness of Inseego to the extent of the value of the assets securing such indebtedness. In connection with the Reorganization, Inseego became a borrower under Novatel Wireless’s senior secured revolving credit facility with Wells Fargo Bank, NA. It is anticipated that, in connection with the closing of the Sale, Novatel Wireless and Enfora, Inc. will be released as borrowers under such credit facility, leaving Inseego and the Retained Subsidiaries solely responsible for all borrowings thereunder. As of September 30, 2016, there was no secured indebtedness outstanding under the credit facility. For more information, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2016.

The Inseego Notes offered will also be structurally subordinated to all existing and future liabilities of any of our subsidiaries (including any Novatel Wireless Notes not exchanged for the Inseego Notes and any other indebtedness or obligations of Novatel Wireless) and any subsidiaries that we may in the future acquire or establish. See “Risk Factors—Risks Related to the Inseego Notes—Holders of the Inseego Notes will be structurally subordinated to our subsidiaries’ third-party indebtedness and obligations, including any Novatel Wireless Notes not exchanged” and “Description of the Inseego Notes—Ranking” in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and Note 6 of the Notes to Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2016, which is incorporated by reference into this prospectus.

Q:	Will the Inseego Notes Be Listed on an Exchange?

A:	The Inseego Notes will not be listed on any securities exchange. There can be no assurance as to the development or liquidity of any market for the Inseego Notes. See “Risk Factors—Risks Related to the Inseego Notes—Active trading markets may not develop for the Inseego Notes.”

Q:	What Consents are Required to Effect the Proposed Amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes and Consummate the Exchange Offer?

A:	In order for the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes to be adopted, holders of a majority in aggregate principal amount of the outstanding Novatel Wireless Notes must consent to the amendments, and those consents must be received and not withdrawn prior to the Expiration Date.

Q:	May I Tender my Novatel Wireless Notes in the Exchange Offer without Delivering a Consent in the Consent Solicitation?

A:

No. By tendering your Novatel Wireless Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes, as further described under “The Proposed Amendments.” You may not consent to the proposed amendments without tendering your Novatel Wireless Notes in the exchange offer, and you may not tender your Novatel Wireless Notes for exchange without consenting to the proposed amendments.

Q:	May I Tender Only a Portion of the Novatel Wireless Notes that I Hold?

A:	Yes. You may tender only a portion of the Novatel Wireless Notes that you hold provided that tenders of Novatel Wireless Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Q:	What are the Conditions to the Exchange Offer and Consent Solicitation?

A:	The consummation of the exchange offer and consent solicitation is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation,” including, among other things, the receipt of the Requisite Consents and the satisfaction of the Minimum Tender Condition. We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission. All conditions to the exchange offer must be satisfied or, where permitted, waived, on or prior to the Expiration Date.

Q:	What if Not Enough Novatel Wireless Notes are Tendered?

A:	The exchange offer is conditioned upon at least 98% of the outstanding principal amount of Novatel Wireless Notes being validly tendered and not properly withdrawn prior to the expiration of the exchange offer. If we determine that this Minimum Tender Condition has not been or cannot be satisfied on or prior to the Expiration Date, we may modify, extend or terminate the exchange offer. If the exchange offer is terminated, no Novatel Wireless Notes will be accepted for exchange and any Novatel Wireless Notes that have been tendered for exchange will be returned to the holder promptly after the termination.

Q:	Will Inseego Accept all Tenders of Novatel Wireless Notes?

A:	Subject to the satisfaction or, where permitted, waiver of the conditions to the exchange offer, including the Minimum Tender Condition, we will accept for exchange any and all Novatel Wireless Notes that (i) have been validly tendered in the exchange offer before the Expiration Date and (ii) have not been validly withdrawn before the Expiration Date (provided that tenders of Novatel Wireless Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof).

Q:	What Will Inseego Do with the Novatel Wireless Notes Accepted for Exchange in the Exchange Offer?

A:	The Novatel Wireless Notes surrendered in connection with the exchange offer and accepted for exchange will be retired and cancelled.

Q:	When Will Inseego Issue the Inseego Notes?

A:	Assuming the conditions to the exchange offer are satisfied or, where permitted, waived, Inseego will issue the Inseego Notes in book-entry form promptly on or about the second business day following the Expiration Date.

Q:	Will I Be Paid the Accrued and Unpaid Interest on my Novatel Wireless Notes Accepted for Exchange on the Settlement Date?

A:	No, such interest will not be paid in cash on the Settlement Date but, rather, the Inseego Notes issued in exchange for the tendered Novatel Wireless Notes will accrue interest from (and including) the most recent date to which interest has been paid on those Novatel Wireless Notes.

Q:	When Will the Proposed Amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes Become Operative?

A:	If we receive the Requisite Consents with respect to the Novatel Wireless Notes before the Expiration Date, then, on or after the Expiration Date, the supplemental indenture for the proposed amendments will be duly executed and delivered by Novatel Wireless and the trustee and such supplemental indenture will become effective upon its execution and delivery. However, the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes will not become operative until after the issuance of the Inseego Notes on the Settlement Date.

Q:	When Will the Exchange Offer Expire?

A:	The exchange offer will expire immediately following 11:59 p.m., New York City time, on January 5, 2017, unless we, in our sole discretion, extend the exchange offer, in which case the Expiration Date will be the latest date and time to which such exchange offer is extended. See “The Exchange Offer and Consent Solicitation—Expiration Date; Extensions; Amendments.”

Q:	Can I Withdraw my Novatel Wireless Notes After I Tender them? Can I Revoke the Consent Related to my Novatel Wireless Notes after I Deliver it?

A:	Tenders of Novatel Wireless Notes may be validly withdrawn (and the related consents to the proposed amendments may be revoked) at any time prior to the Expiration Date.

Following the Expiration Date, tenders of Novatel Wireless Notes may not be validly withdrawn unless Inseego is otherwise required by law to permit withdrawal. In the event of termination of the exchange offer, the Novatel Wireless Notes tendered prior to such termination will be promptly returned to the tendering holders. See “The Exchange Offer and Consent Solicitation—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Q:	How Do I Exchange my Novatel Wireless Notes if I Am a Beneficial Owner of Novatel Wireless Notes Held by a Custodian Bank, Depositary, Broker, Trust Company or Other Nominee? Will the Record Holder Exchange my Novatel Wireless Notes for me?

A:	Currently, all of the Novatel Wireless Notes are held in book-entry form and can only be tendered through the applicable procedures of DTC. If your Novatel Wireless Notes are held by a broker, dealer, commercial bank, trust company or other nominee, such nominee may take no action with regard to the exchange offer and consent solicitation unless you provide such nominee with instructions to tender your Novatel Wireless Notes on your behalf. See “The Exchange Offer and Consent Solicitation—Procedures for Tendering and Consenting—Novatel Wireless Notes Held Through a Nominee.”

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offer and consent solicitation. Accordingly, beneficial owners wishing to participate in the exchange offer and consent solicitation should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offer and consent solicitation.

Q:	Will I Have to Pay any Fees or Commissions if I Tender my Novatel Wireless Notes for Exchange in the Exchange Offer?

A:	You will not be required to pay any fees or commissions to Inseego, Novatel Wireless, the dealer manager, the trustee, the information agent or the exchange agent in connection with the exchange offer. If your Novatel Wireless Notes are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Novatel Wireless Notes on your behalf, your broker or other nominee may charge you a commission or other fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Q:	Are there Procedures for Guaranteed Delivery of Novatel Wireless Notes?

A:	No. There are no guaranteed delivery procedures applicable to the exchange offer. All holders wishing to participate in the exchange offer must validly tender their Novatel Wireless Notes in accordance with the procedures described in this prospectus prior to the Expiration Date, in order to be eligible to receive the Exchange Consideration.

Q:	Is any Recommendation Being Made with Respect to the Exchange Offer and the Consent Solicitation?

A:	None of Inseego, Novatel Wireless, the dealer manager, the exchange agent, the information agent or the trustee under the Novatel Wireless Indenture and the Inseego Indenture, or any other person makes any recommendation in connection with the exchange offer or consent solicitation as to whether any Novatel Wireless noteholder should tender or refrain from tendering all or any portion of the principal amount of that holder’s Novatel Wireless Notes (and in so doing, consent to the adoption of the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes), and no one has been authorized by any of them to make such a recommendation.

Q:	To Whom Should I Direct Any Questions?

A:	Questions concerning the terms of the exchange offer should be directed to the dealer manager:

Jefferies LLC

520 Madison Avenue

New York, NY

Attention: Equity Capital Markets

(212) 284-8137

Questions concerning tender procedures and requests for additional copies of this prospectus and the letter of transmittal and consent should be directed to the information agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll Free: (800) 820-2416

Email: Inseego@dfking.com

AMENDMENTS AND SUPPLEMENTS

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained herein. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and therein, the registration statement of which this prospectus forms a part, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information” beginning on page 113.

RISK FACTORS

An investment in the Inseego Notes involves risks that a potential investor should carefully evaluate prior to making such an investment. See “Risk Factors” beginning on page 24.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Inseego’s consolidated statements of operations data for the years ended December 31, 2013, 2014, and 2015 and Inseego’s consolidated balance sheet data as of December 31, 2014 and 2015 are derived from Inseego’s audited consolidated financial statements appearing in Inseego’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus. The consolidated statements of operations data for the years ended December 31, 2011 and 2012, and the consolidated balance sheet data as of December 31, 2011, 2012 and 2013, are derived from Inseego’s audited consolidated financial statements as of and for such years, which have not been incorporated by reference into this prospectus. Inseego’s consolidated statements of operations data for the nine months ended September 30, 2016 and 2015 and the selected consolidated balance sheet data as of September 30, 2016 are derived from our unaudited consolidated financial statements appearing in Inseego’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2016, and include, in the opinion of management, all adjustments, including normal recurring adjustments, necessary to present fairly the results of operations and financial position for the periods presented.

On November 8, 2016, Novatel Wireless implemented the Reorganization pursuant to which Novatel Wireless became a direct, wholly owned subsidiary of Inseego. Upon completion of the Reorganization, Inseego became a successor to Novatel Wireless for purposes of Rule 12g-3(a) of the Exchange Act. As a result, Novatel Wireless’s consolidated statement of operations data and consolidated balance sheet data are substantially the same as Inseego’s consolidated statement of operations data and consolidated balance sheet data for the corresponding periods. Please see Inseego’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2016, which are incorporated by reference into this prospectus. The historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended December 31,					Nine Months Ended September 30,
	2011	2012	2013	2014	2015	2015	2016
	(in millions, except per share amounts)					(in millions, except per share amounts)
Consolidated Statements of Operations Data:
Net revenues	$402.9	$344.3	$335.1	$185.2	$220.9	$159.4	$190.6
Operating loss	(33.7)	(88.7)	(43.2)	(35.6)	(37.8)	(23.5)	(22.9)
Net loss attributable to common shareholders	(24.9)	(89.3)	(43.4)	(39.7)	(52.3)	(37.9)	(33.2)
Basic and diluted net loss per share of common stock	$(0.78)	$(2.72)	$(1.28)	$(1.05)	$(0.99)	$(0.73)	$(0.62)

	As of December 31,					As of September 30,
	2011	2012	2013	2014	2015	2016
	(in millions)					(in millions)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$88.8	$55.3	$25.5	$17.9	$12.6	$17.2
Working capital(1)	81.1	67.2	40.9	29.4	46.8	24.8
Total assets	249.2	161.5	111.5	95.0	198.8	185.6
Total long-term liabilities	4.1	2.6	11.8	6.1	104.1	105.6
Total stockholders’ equity attributable to Inseego Corp.	166.0	85.4	44.9	30.5	30.5	7.7

(1)	Working capital is defined as the excess of current assets over current liabilities.

RATIO OF EARNINGS TO FIXED CHARGES

Inseego’s ratio of earnings to fixed charges for each of the five years in the period ended December 31, 2015 and the nine-month period ended September 30, 2016 is set forth below. For the purpose of computing these ratios, “earnings” consists of income before provision for income taxes and the cumulative effect of a change in accounting principles, plus fixed charges (excluding capitalized interest). “Fixed charges” consists of interest expense (which includes amortization of debt issue costs), capitalized interest and a portion of rentals deemed to be interest.

On November 8, 2016, we implemented the Reorganization pursuant to which Novatel Wireless became a direct, wholly owned subsidiary of Inseego. Upon completion of the internal reorganization, Inseego became a successor to Novatel Wireless for purposes of Rule 12g-3(a) of the Exchange Act. As a result, Novatel Wireless’s ratio of earnings to fixed charges is equivalent to Inseego’s ratio of earnings to fixed charges.

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges(1)	n/m	n/m	n/m	n/m	n/m	n/m
Deficiency of earnings available to cover fixed charges (in thousands)	$(33,626)	$(52,113)	$(39,105)	$(43,330)	$(88,655)	$(34,395)

(1)	The ratio of earnings to fixed charges represents the number of times that fixed charges are covered by earnings. In each of the periods presented, earnings were negative and calculation of such ratio is not meaningful.

RISK FACTORS

Before making an investment decision in the exchange offer and consent solicitation, you should consider carefully the information under the headings “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and the following risk factors. You should also carefully consider the other information included in this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein or therein, the registration statement, of which this prospectus forms a part, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.” Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. These risk factors are not necessarily presented in the order of importance or probability of occurrence. If any of the described risks actually occurs, it could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Risks Related to the Inseego Notes

We expect that the trading price of the Inseego Notes will be significantly affected by the market price of our common stock, the general level of interest rates and our credit quality, each of which may be volatile.

The market price of our common stock, as well as the general level of interest rates and our credit quality, will likely significantly affect the trading price of the Inseego Notes. Each may be volatile and could fluctuate in a way that adversely affects the trading price of the Inseego Notes and our common stock.

We cannot predict whether the market price of our common stock will rise or fall. The market price of our common stock will be influenced by a number of factors, including general market conditions, variations in our operating results, earnings per share, cash flows, deferred revenue, other financial and non-financial metrics and other factors described in greater detail elsewhere in this section, many of which are beyond our control. The market price of our common stock also could be affected by possible sales of common stock by investors who view the Inseego Notes as an attractive means of equity participation in us and by hedging or arbitrage activity involving our common stock that may develop as a result of the issuance of the Inseego Notes. The hedging or arbitrage activity could, in turn, affect the trading price of the Inseego Notes.

We also cannot predict whether interest rates will rise or fall. During the term of the Inseego Notes, interest rates will be influenced by a number of factors, most of which are beyond our control. However, if interest rates increase, the premium associated with the convertibility of the Inseego Notes will increase, while the trading price of the Inseego Notes will decrease, and if interest rates decrease, the premium associated with the convertibility of the Inseego Notes will decrease, while the trading price of the Inseego Notes will increase.

In addition, our credit quality may vary substantially during the term of the Inseego Notes and will be influenced by a number of factors, including variations in our cash flows and the amount of indebtedness we have outstanding. Any decrease in our credit quality is likely to negatively impact the trading price of the Inseego Notes.

Future sales of our common stock in the public market could lower the market price of our common stock and adversely impact the trading price of the Inseego Notes.

In the future, we may sell additional shares of our common stock or equity-related securities to raise capital. In addition, a substantial number of shares of our common stock are reserved for issuance upon the exercise or vesting, as applicable, of equity incentive awards and warrants and for issuance upon conversion of the Novatel Wireless Notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our common stock. The issuance and sale of substantial amounts of common stock or equity-related securities, or the perception that such issuances and sales may occur, could adversely affect the trading price of the Inseego Notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

The Inseego Notes will be subordinated to our secured indebtedness to the extent of the value of the collateral securing such secured indebtedness.

The Inseego Notes will be our senior, unsecured obligations and will rank equal in right of payment with our existing and future senior, unsecured indebtedness, and will be senior in right of payment to our existing and any future indebtedness that is expressly subordinated to the Inseego Notes. The Inseego Notes, however, will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. We had no outstanding secured indebtedness as of September 30, 2016. The Inseego Indenture will contain covenants, that are effective until June 15, 2020, limiting our and our subsidiaries’ ability to incur additional secured indebtedness in the future, but it will not completely prohibit the incurrence of such secured debt. See “Description of the Inseego Notes—Certain Covenants—Limitation on Incurrence of Secured Indebtedness.” In the event of our bankruptcy, liquidation, dissolution or reorganization, or of a similar proceeding, any assets that we pledge as collateral for any of our other obligations will not be available to pay our obligations under the Inseego Notes until we have paid such other obligations in full.

Holders of the Inseego Notes will be structurally subordinated to our subsidiaries’ third-party indebtedness and obligations, including any Novatel Wireless Notes not exchanged.

The Inseego Notes are obligations of Inseego exclusively and not of any of our subsidiaries, including Novatel Wireless and DigiCore. A significant portion of our operations are conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the Inseego Notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of third-party creditors (including trade creditors and holders of any Novatel Wireless Notes not exchanged) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over the claims of our creditors, including holders of the Inseego Notes. Consequently, the Inseego Notes will be structurally subordinated to all existing and future liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. Although the terms of the Inseego Indenture contain restrictions on the incurrence of additional indebtedness, those restrictions are subject to a number of significant qualifications and exceptions and the amount of capital indebtedness that could be incurred in connection with those exceptions could be substantial.

We may not have sufficient cash flow from our business to pay interest on the Inseego Notes, to settle conversions of the Inseego Notes in cash or to repurchase the Inseego Notes upon a fundamental change or when holders of the Inseego Notes have the right to require us to repurchase such notes.

The Inseego Notes bear interest semi-annually at a rate of 5.50% per year. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Inseego Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and other fixed charges, fund working capital needs and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive.

In addition, in certain circumstances, we are obligated to pay special interest on the Inseego Notes. On June 15, 2020, or if a fundamental change occurs, holders of the Inseego Notes may require us to repurchase all or a portion of their Inseego Notes in cash. Furthermore, upon conversion of any Inseego Notes, unless we elect to deliver solely shares of our common stock to settle the conversion (excluding cash in lieu of delivering fractional shares of our common stock), we must make cash payments in respect of the Inseego Notes. Any of the cash payments described above could be significant, and we may not have enough available cash or be able to obtain financing so that we can make such payments when due. The agreement governing our revolving credit facility will prohibit us from repurchasing or redeeming the Inseego Notes or making the other cash payments described above, except for cash paid in lieu of any fractional share of common stock, unless no Default or Event of Default (each as defined in the credit agreement) has occurred and is continuing or would result from such cash payment, and we have at least $10.0 million of Excess Availability (as defined in the credit agreement) on a pro-forma basis for the 60-day period both immediately preceding the date of such cash payment and immediately after giving effect to such cash payment. In addition, our ability to repurchase the Inseego Notes or to pay cash upon conversion of the Inseego Notes or otherwise may be limited by law or by agreements governing our future indebtedness.

If we fail to pay interest on the Inseego Notes, repurchase the Inseego Notes when required or deliver the consideration due upon conversion, we will be in default under the Inseego Indenture. See “Description of the Inseego Notes—Interest,” “Description of the Inseego Notes—Fundamental Change Permits Holders to Require Us to Repurchase Inseego Notes,” “Description of the Inseego Notes—Repurchase of Inseego Notes by Inseego at the Option of the Holder,” “Description of the Inseego Notes—Conversion Rights—Settlement upon Conversion” and “Description of the Inseego Notes—Events of Default.” A default under the Inseego Indenture would be a default under our credit agreement and could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated, we may not have sufficient funds to repurchase the Inseego Notes or make other cash payments, including upon conversions of the Inseego Notes.

The Inseego Notes and the Inseego Indenture that will govern the Inseego Notes will contain limited protections against certain types of important corporate events and may not protect your investment upon the occurrence of such corporate events and will not protect your investment upon the occurrence of other corporate events.

The Inseego Indenture will not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity;

•	protect holders of the Inseego Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	restrict the ability of our subsidiaries to incur liabilities (other than secured and unsecured indebtedness) that would be structurally senior to our indebtedness; or

•	restrict our ability to make investments.

Although the Inseego Indenture will contain covenants restricting our and our subsidiaries’ ability to incur debt and to pay dividends or repurchase our equity securities, such covenants will be subject to a number of significant qualifications and exceptions. In addition, those covenants will cease to apply from and after June 15, 2020. Furthermore, the Inseego Indenture contains no covenants or other provisions to afford protection to holders of the Inseego Notes in the event of a fundamental change involving us except to the extent described under “Description of the Inseego Notes—Fundamental Change Permits Holders to Require Us to Repurchase Inseego Notes,” “Description of the Inseego Notes—Increase in the Conversion Rate for Conversions in Connection with a Make-Whole Fundamental Change” and “Description of the Inseego Notes—Consolidation, Merger and Sale of Assets.” The completion of the Sale will not constitute a fundamental change under the terms of the Inseego Indenture. Consequently, your rights under the Inseego Notes may be substantially and adversely affected upon any fundamental change or if we or our subsidiaries take certain actions that could either increase the probability that we default on the Inseego Notes or reduce the recovery that you are likely to receive upon any such default.

Active trading markets may not develop for the Inseego Notes.

The Inseego Notes are new issuances of securities for which no public trading market currently exists. A liquid market for the Inseego Notes may not develop or be maintained. The Inseego Notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system. In addition, the trading price of the Inseego Notes may fluctuate, depending upon prevailing interest rates, the market for similar notes, our performance and other factors. The market for the Inseego Notes may not be free from disruptions that may adversely affect the price at which you may sell the Inseego Notes.

The conditional conversion feature of the Inseego Notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the Inseego Notes is triggered, holders of the Inseego Notes will be entitled to convert the Inseego Notes at any time during specified periods at their option. See “Description of the Inseego Notes—Conversion Rights.” Even if holders do not elect to convert their Inseego Notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the Inseego Notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The conditional conversion feature of the Inseego Notes could result in your receiving less than the value of our common stock into which the Inseego Notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding December 15, 2021, you may convert your Inseego Notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your Inseego Notes, and you may not be able to receive the value of the cash, shares of common stock or combination of cash and shares of common stock, as applicable, into which the Inseego Notes would otherwise be convertible.

Upon conversion of the Inseego Notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

A converting holder will be exposed to fluctuations in the trading price of our common stock during the period from the date the holder elects to convert its Inseego Notes until the date we settle our conversion obligation. We will have the option to pay or deliver, as applicable, cash, shares of our common stock or a combination of cash and shares of common stock, at our election, to settle our conversion option. If we elect to settle our conversion obligation solely in cash or in a combination of cash and shares of common stock, then the amount of consideration that you will receive upon conversion of your Inseego Notes will be determined by reference to the volume-weighted average prices (“VWAP”) of our common stock for each trading day in a 40 consecutive VWAP trading-day observation period. As described under “Description of the Inseego Notes—Conversion Rights—Settlement upon Conversion,” this period would be as follows: (i) subject to clause (ii) below, if the relevant conversion date occurs before the 45th scheduled trading day immediately preceding the maturity date, the 40 consecutive VWAP trading days beginning on, and including, the third VWAP trading day after such conversion date; (ii) if the relevant conversion date occurs on or after the date we have issued a notice to redeem the Inseego Notes and before the related redemption date, the 40 consecutive VWAP trading days beginning on, and including, the 42nd scheduled trading day immediately preceding the redemption date; and (iii) subject to clause (ii) above, if the relevant conversion date occurs on or after the 45th scheduled trading day immediately preceding the maturity date, the 40 consecutive VWAP trading days beginning on, and including, the 42nd scheduled trading day immediately preceding the maturity date. Accordingly, if the trading price of our common stock decreases during this period, or after this period and until we deliver the consideration due upon conversion, the amount or value of consideration you receive will be adversely affected. In addition, if we elect to settle all or a part of our conversion obligation in cash, and the market price of our common stock on the date we deliver the consideration due upon conversion is below the average of the daily VWAP of our common stock during the relevant observation period, then the amount of cash or the value of any shares of our common stock that will be received in satisfaction of our conversion obligation will be less than the value used to determine the amount of cash or number of shares that will be received.

The adjustment to the conversion rate for Inseego Notes converted in connection with a make-whole fundamental change may not adequately compensate you for any value that your Inseego Notes lose as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, we will, under certain circumstances, increase the conversion rate by a number of additional shares of our common stock for Inseego Notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and either the average of the last reported sale prices per share of our common stock over the five trading day period immediately preceding the effective date of the make-whole fundamental change or the cash price paid per share of our common stock in the transaction, in each case, as described below under “Description of the Inseego Notes—Increase in the Conversion Rate for Conversions in Connection with a Make-Whole Fundamental Change.” The adjustment to the conversion rate for Inseego Notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your Inseego Notes as a result of such transaction.

In addition, if the average of the last reported sale price per share of our common stock over the five trading day period immediately preceding the effective date of the make-whole fundamental change or the cash price paid per share of our common stock in the make-whole fundamental change, as the case may be, is greater than $20.00 per share or less than the reference price per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate.

Moreover, in no event will the conversion rate be increased pursuant to the make-whole fundamental change provisions to exceed the BCF cap (as defined below).

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the Inseego Notes may not be adjusted for all dilutive events.

As described under “Description of the Inseego Notes—Conversion Rights—Conversion Rate Adjustments,” we will adjust the conversion rate of the Inseego Notes for certain events, including, among others:

•	the issuance of certain share and cash dividends on our common stock;

•	the issuance of certain rights or warrants;

•	certain subdivisions and combinations of our capital stock;

•	certain distributions of capital stock, indebtedness or assets; and

•	certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as for an issuance of our common stock for cash or in connection with an acquisition, that may dilute our common stock, thereby adversely affecting its market price.

Because the trading price of the Inseego Notes depends on the market price of our common stock, any event that dilutes our common stock and adversely affects the market price of our common stock will likely also adversely affect the trading price of the Inseego Notes.

We will not be obligated to purchase the Inseego Notes upon the occurrence of all significant transactions that are likely to affect the market price of our common stock and/or the trading price of the Inseego Notes.

Because the term fundamental change is limited to certain specified transactions, it does not include all events that could adversely affect our financial condition or the market price of our common stock and the trading price of the Inseego Notes. For example, we will not be required to purchase any Inseego Notes upon completion of the Sale, and we will not be required to purchase any Inseego Notes upon the occurrence of certain other transactions that would otherwise constitute a fundamental change, if at least 90% of the consideration received by holders of our common stock in the transaction consists of shares of common stock traded on the NASDAQ Stock Market or the New York Stock Exchange. Furthermore, certain other transactions, such as leveraged recapitalizations, refinancings, restructurings or certain acquisitions of other entities by us or our subsidiaries, would not constitute a fundamental change requiring us to purchase the Inseego Notes or to increase the conversion rate, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure, thereby adversely affecting the holders of the Inseego Notes.

Past and future regulatory actions and other events may adversely affect the trading price and liquidity of the Inseego Notes.

We expect that many investors in, and potential purchasers of, the Inseego Notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the Inseego Notes. Investors would typically implement such a strategy by selling short the common stock underlying the Inseego Notes and dynamically adjusting their short position while continuing to hold the Inseego Notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). These rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Inseego Notes to effect short sales of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the Inseego Notes.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case on commercially reasonable terms, the trading price and liquidity of the Inseego Notes may be adversely affected.

The accounting method for convertible debt securities that may be settled in cash, such as the Inseego Notes we are offering, could have a material adverse effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, or ASC 470-20. ASC 470-20 requires an entity to separately account for the liability and equity components of convertible debt instruments whose conversion may be settled entirely or partially in cash (such as the Inseego Notes we are offering) in a manner that reflects the issuer’s economic interest cost for non-convertible debt. The liability component of the Inseego Notes we are offering will initially be valued at the fair value of a similar debt instrument that does not have an associated equity component and will be reflected as a liability in our consolidated balance sheet. The equity component the Inseego Notes we are offering will be included in the additional paid-in capital section of our stockholders’ equity on our consolidated balance sheet, and the value of the equity component will be treated as original issue discount for purposes of accounting for the debt component. This original issue discount will be amortized to non-cash interest expense over the term of the Inseego Notes, and we will record a greater amount of non-cash interest expense in current periods as a result of this amortization. Accordingly, we will report lower net income in our financial results because ASC 470-20 will require the interest expense associated with the Inseego Notes to include both the current period’s amortization of the debt discount and the Inseego Notes’ coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the Inseego Notes.

In addition, under certain circumstances, convertible debt instruments whose conversion may be settled entirely or partly in cash (such as the Inseego Notes we are offering) are currently accounted for using the treasury stock method. Under this method, the shares issuable upon conversion of the Inseego Notes are not included in the calculation of diluted earnings per share unless the conversion value of the Inseego Notes exceeds their principal amount at the end of the relevant reporting period. If the conversion value exceeds their principal amount, then, for diluted earnings per share purposes, the Inseego Notes are accounted for as if the number of shares of common stock that would be necessary to settle the excess, if we elected to settle the excess in shares, are issued. The accounting standards in the future may not continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares, if any, issuable upon conversion of the Inseego Notes, then our diluted earnings per share could be adversely affected.

Our ability to use our NOLs to offset our future income may be limited.

Federal and state income tax laws impose restrictions on the utilization of net operating loss (“NOL”) and tax credit carryforwards in the event that an “ownership change” occurs for tax purposes, as defined by Section 382 of the Internal Revenue Code of 1986, as amended. It is possible that a Section 382 ownership change could occur as a result of the transactions contemplated by the exchange offer (in particular, as a result of the conversion of all of the Inseego Notes). In the event such a Section 382 ownership change occurs, our ability to use our tax loss carryforwards and other tax attributes would be limited. If the limitation amount is not utilized in a year, the excess can be carried forward and utilized in future years under certain circumstances.

If securities analysts stop publishing research or reports about us or our business, or if they downgrade our common stock, the market price of our common stock and, consequently, the trading price of the Inseego Notes, could decline.

The market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. If any analyst who covers us downgrades our stock or lowers its future stock price targets or estimates of our operating results, our stock price could decline rapidly.

Furthermore, if any analyst ceases to cover our company, we could lose visibility in the market. Each of these events could, in turn, cause the market price of our common stock to decline.

We do not expect the Inseego Notes to be rated, but if the Inseego Notes are rated, they may receive a lower rating than anticipated, which would likely adversely affect the trading price of the Inseego Notes.

We do not intend to seek a rating for the Inseego Notes and believe it is unlikely that the Inseego Notes will be rated. However, if one or more rating agencies rates the Inseego Notes and assigns the Inseego Notes a rating lower than the rating expected by investors, reduces its rating of the Inseego Notes or announces its intention to put us on credit watch, the market price of our common stock and the trading price of the Inseego Notes would likely decline.

As a holder of Inseego Notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Inseego Notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) until the conversion date for those Inseego Notes (if we elect to settle the conversion by delivering solely shares of our common stock and cash in lieu of any fractional share) or the last VWAP trading day of the relevant observation period (if we elect to pay and deliver, as applicable, a combination of cash and shares of our common stock in respect of the relevant conversion, and shares of common stock become due upon settlement of that conversion), but you will be subject to all changes affecting our common stock. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or amended and restated bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed the record owner of the shares of our common stock, if any, due upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Certain provisions in the Inseego Indenture governing the Inseego Notes could delay or prevent an otherwise beneficial takeover or takeover attempt of us.

Certain provisions in the Inseego Notes and the Inseego Indenture could make it more difficult or more expensive for a third party to acquire us. For example, if a takeover would constitute a fundamental change, holders of the Inseego Notes will have the right to require us to repurchase their Inseego Notes in cash. In addition, if a takeover constitutes a make-whole fundamental change, we may be required to increase the conversion rate for holders who convert their Inseego Notes in connection with such takeover. In either case, and in other cases, our obligations under the Inseego Notes and the Inseego Indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

The Inseego Notes will initially be held in book-entry form and, therefore, holders must rely on the procedures and the relevant clearing systems to exercise their rights and remedies.

Unless and until certificated Inseego Notes are issued in exchange for book-entry interests in the Inseego Notes, owners of the book-entry interests will not be considered owners or holders of Inseego Notes. Instead, DTC, or its nominee, will be the sole holder of the Inseego Notes. Payments of principal, interest and other amounts owing on or in respect of the Inseego Notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the Inseego Notes in global form and credited by such participants to indirect participants. Unlike holders of the Inseego Notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the Inseego Notes. Instead, if a holder owns a book-entry interest, such holder will be permitted to act only to the extent such holder has received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure holders that the procedures implemented for the granting of such proxies will be sufficient to enable holders to vote on any requested actions on a timely basis.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the Inseego Notes, even though you do not receive a corresponding cash distribution.

The conversion rate of the Inseego Notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as certain cash dividends, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date of the Inseego Notes, under some circumstances, we will increase the conversion rate for Inseego Notes converted in connection with the make-whole fundamental change.

Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. If you are a non-U.S. holder, any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. In certain circumstances, if you are a U.S. holder or a non-U.S. holder, deemed dividends may be subject to back-up withholding tax at a 28% rate or withholding tax at a 30% rate. See “Material U.S. Federal Income Tax Consequences.” Any of the foregoing withholding taxes may be withheld from interest and payments upon conversion, redemption, repurchase or maturity of the Inseego Notes or, if the withholding tax is paid on behalf of you by us or another withholding agent, may be set off against payments of cash on the Inseego Notes or shares of common stock payable on the Inseego Notes, if any, or sales proceeds subsequently paid or credited to you. See “Material U.S. Federal Income Tax Consequences.”

You should carefully consider the U.S. federal income tax consequences of converting the Inseego Notes.

The U.S. federal income tax treatment of the conversion of the Inseego Notes into a combination of our common stock and cash is not entirely certain. You should consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of Inseego Notes into a combination of cash and common stock. A discussion of the U.S. federal income tax consequences of the purchase, ownership, conversion and disposition of the Inseego Notes is contained in this prospectus under “Material U.S. Federal Income Tax Considerations.”

Risks Related to the Exchange Offer and the Consent Solicitation

The proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes will afford reduced protection to remaining holders of Novatel Wireless Notes.

If the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes are adopted, the events of default, covenants and certain other terms of the Novatel Wireless Notes will be less restrictive and will afford reduced protection to holders of Novatel Wireless Notes compared to the covenants and other provisions currently contained in the Novatel Wireless Indenture and that will be contained in the Inseego Indenture.

The proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes would, among other things, eliminate certain events of default and substantially all of the restrictive covenants in the Novatel Wireless Indenture, including the merger covenant, which sets forth certain requirements that must be met for Novatel Wireless to consolidate, merge or sell all or substantially all of its assets, and the reporting covenant, which requires Novatel Wireless to provide certain periodic reports to noteholders. If the proposed amendments are adopted with respect to the Novatel Wireless Notes, each non-exchanging holder of Novatel Wireless Notes will be bound by the proposed amendments even if that holder did not consent to the proposed amendments. These amendments will permit us to take certain actions previously prohibited and that could increase the credit risk with respect to Novatel Wireless, and might adversely affect the liquidity, market price and price volatility of the Novatel Wireless Notes or otherwise be adverse to the interests of the holders of the Novatel Wireless Notes. See “The Proposed Amendments.”

The liquidity of the Novatel Wireless Notes that are not exchanged will be reduced.

We expect that the trading market for unexchanged Novatel Wireless Notes will become more limited due to the reduction in the amount of the Novatel Wireless Notes outstanding upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged Novatel Wireless Notes exists or develops, those securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged Novatel Wireless Notes will exist, develop or be maintained or as to the prices at which the unexchanged Novatel Wireless Notes may be traded.

Novatel Wireless has ceased filing public reports, and trading in the Novatel Wireless Notes may be adversely affected by the lack of information regarding Novatel Wireless.

Upon completion of the Reorganization, Novatel Wireless ceased reporting pursuant to Section 13 or 15(d) of the Exchange Act. Trading in the Novatel Wireless Notes, including liquidity, market price and price volatility, may be adversely affected by the lack of publicly available information regarding Novatel Wireless.

The exchange offer and consent solicitation may be cancelled or delayed.

The consummation of the exchange offer and consent solicitation is subject to, and conditional upon the satisfaction or, where permitted, waiver of the conditions specified herein including the receipt or waiver of the Requisite Consents and the satisfaction or waiver of the Minimum Tender Condition. Even if the exchange offer and consent solicitation are completed, the exchange offer and consent solicitation may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer and consent solicitation may have to wait longer than expected to receive their Inseego Notes.

We may acquire Novatel Wireless Notes in future transactions.

We may in the future seek to acquire Novatel Wireless Notes in open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. The terms of any of those purchases or offers could differ from the terms of this exchange offer and consent solicitation, and such other terms may be more or less favorable to holders of Novatel Wireless Notes. In addition, repurchases by us of Novatel Wireless Notes in the future could further reduce the liquidity of the Novatel Wireless Notes.

You may not receive the Inseego Notes in the exchange offer and consent solicitation if you do not follow the procedures for the exchange offer and consent solicitation.

We will issue the Inseego Notes in exchange for your Novatel Wireless Notes only if you tender your Novatel Wireless Notes and deliver a properly completed and duly executed letter of transmittal and consent or the electronic transmittal through DTC’s ATOP and other required documents before expiration of the exchange offer and consent solicitation. You should allow sufficient time to ensure timely delivery of the necessary documents. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offer and consent solicitation. Accordingly, beneficial owners wishing to participate in the exchange offer and consent solicitation should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offer and consent solicitation.

The Exchange Consideration to be received in the exchange offer and consent solicitation does not reflect any valuation of the Novatel Wireless Notes or the Inseego Notes and is subject to market volatility.

We have made no determination that the Exchange Consideration to be received in the exchange offer and consent solicitation represents a fair valuation of either the Novatel Wireless Notes or the Inseego Notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the Exchange Consideration to be received by holders of Novatel Wireless Notes. None of Inseego, Novatel Wireless, the

dealer manager, the exchange agent, the information agent or the trustee under the Novatel Wireless Indenture and the Inseego Indenture, or any other person is making any recommendation as to whether or not you should tender Novatel Wireless Notes for exchange in the exchange offer or deliver a consent pursuant to the consent solicitation.

Risks Related to the Sale

You will not receive any of the proceeds from the Sale, nor will you have any input on our use of the proceeds.

We intend to use a portion of the proceeds from the Sale to pay for transaction costs associated with the Reorganization and the Sale and for general working capital purposes. The remaining proceeds from the Sale may be used, at the discretion of our board of directors (subject, as the case may be, to restrictions contained in our senior secured revolving credit facility with Wells Fargo Bank, NA, the Novatel Wireless Indenture and/or the Inseego Indenture and the Purchase Agreement), in connection with unspecified acquisitions of other complementary businesses, to invest in the Retained Business, to repay indebtedness or a combination thereof. As our management will have broad discretion in the use of the proceeds from the Sale, the failure to apply such proceeds effectively could affect our ability to continue to develop and sell our products and grow the Retained Business, which could cause the value of your investment to decline.

The announcement and pendency of the Sale may adversely affect our business.

The announcement and pendency of the Sale may adversely affect the trading price of our common stock and any outstanding convertible notes, our business or our relationships with clients, customers, suppliers and employees. Third parties may be unwilling to enter into material agreements with respect to the MiFi Business or the Retained Business. New or existing customers, suppliers and business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers, suppliers and business partners may perceive that such new relationships are likely to be more stable. Additionally, employees working in the MiFi Business or the Retained Business may become concerned about the future of the MiFi Business or the Retained Business, as applicable, and lose focus or seek other employment. In addition, while the completion of the Sale is pending we may be unable to attract and retain key personnel and our management’s focus and attention and employee resources may be diverted from operational matters which could have adverse effects on our business, results of operations and the trading price of our common stock and any outstanding convertible notes.

We may be unable to complete the Sale if we do not complete this exchange offer and consent solicitation, or otherwise effect an exchange, conversion or similar transaction in respect of the Novatel Wireless Notes in a timely manner, and we may be unable to effect any such transaction on favorable terms.

The Purchase Agreement contains a closing condition that, prior to completing the Sale, Novatel Wireless will no longer be a borrower under the Novatel Wireless Indenture. The Novatel Wireless Notes mature in 2020, and we do not currently have the right to repurchase or redeem the Novatel Wireless Notes under the terms of the Novatel Wireless Indenture, nor do we have sufficient funds or availability under our revolving credit facility to redeem the Novatel Wireless Notes in full. In addition, the agreement governing our revolving credit facility would also prohibit us from repurchasing or redeeming the Novatel Wireless Notes in full. Without the consent of 100% of the affected holders of the Novatel Wireless Notes, we are not permitted to take certain actions including, without limitation, any amendment of the Novatel Wireless Indenture that may impair the right of any holder of the Novatel Wireless Notes to institute suit for payment on any Novatel Wireless Note, including with respect to any consideration due upon conversion of a Novatel Wireless Note. This means that we are not permitted to remove Novatel Wireless as the obligor of the Novatel Wireless Notes by amending the Novatel Wireless Indenture without the consent of the holders of 100% of the outstanding principal amount of the Novatel Wireless Notes.

Because we are not able to repurchase or redeem the Novatel Wireless Notes and it would be extremely difficult to amend the Novatel Wireless Notes and the Novatel Wireless Indenture to remove Novatel Wireless as the obligor thereunder, we are conducting this exchange offer and consent solicitation to give existing holders of Novatel Wireless Notes an opportunity to obtain notes issued by Inseego, the publicly traded parent company of Novatel Wireless. The Purchase Agreement provides that the purchase price will be reduced by an amount equal to all outstanding indebtedness of Novatel Wireless as of the closing. Accordingly, we will need a very high percentage of the holders of the Novatel Wireless Notes to participate in the exchange offer and consent solicitation in order to decrease the outstanding principal amount of outstanding Novatel Wireless Notes and facilitate the Sale of Novatel Wireless to the Purchasers on a substantially debt-free basis.

If the exchange offer and consent solicitation is successful, any Novatel Wireless Notes that are not exchanged for Inseego Notes will continue to be outstanding and will be governed by the terms of the Novatel Wireless Indenture, as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to the terms and protections currently in the Novatel Wireless Indenture or applicable to the Inseego Notes. We expect that a subsequent completion of the Sale would constitute a fundamental change under the terms of the Novatel Wireless Indenture, as amended by the proposed amendments, which would give any remaining holders of Novatel Wireless Notes the right to require us to repurchase their Novatel Wireless Notes at a cash price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. We also expect that we will be required to indemnify the Purchasers in full for any obligations with respect to the Novatel Wireless Notes that remain outstanding after completion of the Sale. This will effectively reduce the proceeds that we expect to receive from the Sale, which could have an adverse effect on our business and financial condition.

Finally, we cannot compel holders of the Novatel Wireless Notes to participate in this exchange offer and consent solicitation, and, if all of the conditions to the exchange offer and consent solicitation, including the Minimum Tender Condition, are not satisfied or, where permitted, waived, on or prior to the Expiration Date, we will not be able to complete this exchange offer and consent solicitation. If the exchange offer and consent solicitation are not completed, our board of directors, in order to complete the Sale, will need to evaluate other strategic alternatives for eliminating or reducing Novatel Wireless’s obligations under the Novatel Wireless Notes, such as an alternative exchange, conversion or similar transaction in respect of such Novatel Wireless Notes. We will likely incur significant additional expense in connection with any such alternative transaction and may only be able to effect such alternative transaction on terms that are less favorable to us than the terms of the current exchange offer and consent solicitation and the Inseego Notes. For example, any such alternative transaction may be highly dilutive and/or impose restrictive covenants on us, our operations and our ability to engage in certain transactions that are in addition to, or more difficult to comply with, than the restrictive covenants currently contained in the Novatel Wireless Indenture or to be contained in the Inseego Indenture, which could have adverse effects on our business, results of operations and the trading price of our common stock and any outstanding convertible notes.

If we fail to complete the Sale, our business and financial performance may be adversely affected.

The completion of the Sale is subject to the satisfaction or waiver of various conditions, including the elimination of Novatel Wireless’s obligations under the Novatel Wireless Indenture, approval of the Sale by our stockholders and approval of The Committee on Foreign Investment in the United States, which may not be satisfied in a timely manner or at all. If the Sale is not completed, we may have difficulty recouping the costs incurred in connection with negotiating the Sale. Our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Sale, and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our results of operations and the trading price of our common stock and any outstanding convertible notes.

In addition, if the Sale is not completed, our board of directors, in discharging its fiduciary obligations to our stockholders, may evaluate other strategic alternatives including, but not limited to, continuing to operate the

MiFi Business for the foreseeable future or an alternative sale transaction relating to the MiFi Business. An alternative sale transaction, if available, may yield lower consideration than the proposed Sale, be on less favorable terms and conditions than those contained in the Purchase Agreement and involve significant delay. Any future sale of substantially all of the assets of Inseego or other transactions may be subject to stockholder approval.

Finally, if the Sale is not completed, the announcement of the termination of the Purchase Agreement may adversely affect our relationships with customers, suppliers and employees, which could have a material adverse impact on our ability to effectively operate the Retained Business or the MiFi Business, and we may be required to pay a termination fee of $4.0 million to the Purchasers under certain circumstances, each of which could have further adverse effects on our business, results of operations and the trading price of our common stock and any outstanding convertible notes.

The Purchase Agreement limits our ability to pursue alternatives to the Sale.

The Purchase Agreement contains provisions that may make it more difficult for us to sell Inseego or all or a significant part of the MiFi Business to any party other than the Purchasers. These provisions include the prohibition on our ability to solicit competing proposals and the requirement that we pay the Purchasers a termination fee of $4.0 million if we terminate the Purchase Agreement prior to the closing of the Sale as a result of our determining to accept an alternative acquisition proposal that we determine to be a superior proposal. These provisions could make it less advantageous for a third party that might have an interest in acquiring Inseego or all of or a significant part of the MiFi Business to consider or propose an alternative transaction, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by the Purchasers.

Risks Related to Inseego and the Retained Business if the Sale is Completed

Because we are expected to have less revenues and fewer assets following the Sale, there is a possibility that such reduced revenues and assets may affect our ability to satisfy the continued listing standards of The NASDAQ Global Select Market, which could result in the delisting of our common stock.

The continued listing standards of The NASDAQ Global Select Market include, among other things, requirements that we maintain certain levels of stockholders’ equity, total assets, total revenue, market capitalization and/or minimum trading price. Even though we currently satisfy these requirements, following the sale of the MiFi Business, our business will be smaller, which may cause us to fail to satisfy the continued listing standards of The NASDAQ Global Select Market. In the event that we are unable to satisfy such continued listing standards, our common stock may be delisted from The NASDAQ Global Select Market. Any delisting of our common stock from such market could adversely affect our ability to attract new investors, decrease the liquidity of our outstanding shares of common stock and any outstanding convertible notes, reduce our flexibility to raise additional capital, reduce the trading price of our common stock and any outstanding convertible notes and increase the transaction costs inherent in trading such shares with overall negative effects for our stockholders. In addition, delisting of our common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in our common stock and any outstanding convertible notes, and might deter certain institutions and persons from investing in our securities at all. For these reasons and others, delisting could adversely affect the price of our common stock and any outstanding convertible notes and our business, financial condition and results of operations.

Following the closing of the Sale, we will be subject to three-year non-competition and non-solicitation covenants under the Purchase Agreement, which may limit our ability to operate our business in certain respects or sell the Retained Business to a third party.

Following the closing of the Sale, we will be subject to three-year non-competition and non-solicitation covenants made in the Purchase Agreement. During such three-year period, we will be restricted from designing, developing, manufacturing, marketing or selling on a standalone basis products of the MiFi Business as of the closing of the Sale, subject to certain exceptions, and from soliciting for employment persons who were employees of the MiFi Business as of the closing of the Sale.

These limitations may negatively impact the scope and/or volume of our business, which may adversely affect our financial condition and results of operations. In addition, certain third party acquirers of the Retained Business would be subject to these limitations for a limited period of time, which may limit our opportunities with respect to a future sale transaction of the Retained Business during such time that may otherwise be favorable to Inseego’s stockholders and holders of our convertible notes.

Inseego may be, or become, obligated to incur certain defense costs in connection with certain intellectual property-related litigation matters, and may become obligated to indemnify the Purchasers for certain losses relating to the MiFi Business.

Under the Purchase Agreement, Inseego retains responsibility for the defense costs for pending litigation matters relating to intellectual property used in the MiFi Business, and may be partially responsible for defense costs for certain threatened litigation matters relating to intellectual property used in the MiFi Business, should proceedings be initiated. In addition, Inseego has agreed to indemnify the Purchasers for certain types of losses relating to the MiFi Business, subject to the limitations contained in the Purchase Agreement. The amounts of these current and potential future liabilities are currently indeterminable, but if they turn out to be significant, they could adversely affect Inseego’s business, financial condition and results of operations.

Following the closing of the Sale, Inseego will only have the right to use certain intellectual property assets necessary to the operation of the Retained Business through a license from the Purchasers, and, accordingly, will be subject to the decisions of the Purchasers with respect to prosecution, maintenance, protection and their use and licensing of such intellectual property assets.

In the Sale, the Purchasers will acquire certain intellectual property assets that are necessary for the operation of the Retained Business. Inseego may continue using such assets indefinitely through an intellectual property cross license agreement, which will become effective only upon the closing of the Sale. However, Inseego will rely on the Purchasers to prosecute, maintain and protect those intellectual property assets, and if the Purchasers fail to do so adequately, our business may be adversely affected. Further, the Purchasers will have the right, subject to any applicable covenants in the Purchase Agreement, to use and license such intellectual property assets, and such use and licensing may be competitive with the operations of the Retained Business and may otherwise adversely affect the Retained Business.

If the Sale is completed, our actual results of operations could differ materially from any expectations or guidance provided by us concerning future results.

We currently expect to realize material cost savings and increased gross profit, but also a significant decrease in revenue, as a result of the sale of our MiFi Business. Excluding upfront non-recurring charges and transaction-related expenses, the sale of our MiFi Business is expected to improve some of the key financial metrics associated with our results of operations. However, these expectations are subject to numerous assumptions, including, without limitation, projections of the future revenues and product margins of the Retained Business; projected acquisition and retention of customers of the Retained Business; anticipated personnel and manufacturing cost savings associated with the Sale; and certain accounting adjustments that we expect to record in our financial statements in connection with the sale of our MiFi Business.

We cannot provide any assurances with respect to the accuracy of the assumptions on which our financial expectations or guidance are based. Any failure to realize the financial benefits we currently anticipate from the Sale could have a material adverse impact on our future operating results and financial condition and could materially and adversely affect the trading price or trading volume of our common stock and any outstanding convertible notes.

PRICE RANGE OF COMMON STOCK

Shares of our common stock are currently quoted and traded on The NASDAQ Global Select Market under the symbol “INSG” and, prior to November 9, 2016, were quoted on The NASDAQ Global Select Market under the symbol “MIFI” and, prior to October 15, 2014, were quoted on The NASDAQ Global Select Market under the symbol “NVTL.” The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported by The NASDAQ Global Select Market:

	High	Low
Fiscal Year 2016
First Quarter	$1.79	$0.84
Second Quarter	$1.82	$1.06
Third Quarter	$3.80	$1.40
Fiscal Year 2015
First Quarter	$5.90	$3.06
Second Quarter	$6.89	$3.09
Third Quarter	$3.28	$1.90
Fourth Quarter	$2.63	$1.58
Fiscal Year 2014
First Quarter	$3.40	$1.66
Second Quarter	$2.18	$1.51
Third Quarter	$3.91	$1.67
Fourth Quarter	$3.76	$2.26

The last reported sale price of our common stock on The NASDAQ Global Select Market on December 6, 2016 was $2.64 per share. As of November 28, 2016, there were approximately 48 holders of record of our common stock. Because many of the shares of our common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

We have never declared or paid cash dividends on any shares of our capital stock. We currently intend to retain all available funds for use in the operation and development of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the board of directors may deem relevant. Under the terms of our senior secured revolving credit facility with Wells Fargo Bank, NA, we are prohibited from declaring or paying any cash dividends on our common stock. The Inseego Indenture will also contain covenants restricting our and our subsidiaries’ ability to pay cash dividends on our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2016 on an actual basis and on an as adjusted basis assuming all of the Novatel Wireless Notes are exchanged pursuant to the exchange offer and consent solicitation.

The following table should be read in conjunction with our consolidated financial statements and related notes, which are incorporated by reference into this prospectus. See “Where You Can Find More Information.”

	September 30, 2016 (Unaudited) (In thousands)
	Actual	As Adjusted
Cash and cash equivalents	$17,165	$17,165

Long-term debt:
Revolving Credit Facility(1)	$—	$—
Principal Amount of Novatel Wireless Notes(2)	120,000	—
Principal Amount of Inseego Notes(3)	—	120,000

Total long-term debt	120,000	120,000

Stockholders’ equity:
Preferred stock	—	—
Common stock	54	54
Additional paid-in capital(2)(3)(4)	506,141	506,141
Accumulated other comprehensive loss	(1,868)	(1,868)
Accumulated deficit(4)	(496,623)	(496,623)

Total stockholders’ equity attributable to Inseego Corp.	7,704	7,704
Noncontrolling interests	55	55

Total stockholders’ equity(2)(3)(4)	7,759	7,759

Total capitalization	$127,759	$127,759

(1)	As of September 30, 2016, there was no outstanding balance under our revolving credit facility.
(2)	As of September 30, 2016, the book value of the Novatel Wireless Notes was $88.8 million, which is shown net of a discount related to the embedded conversion feature that was bifurcated and separately recorded as a component in equity on the balance sheet. The debt discount is amortized to interest expense over the term of the Novatel Wireless Notes resulting in accretion in the net book value of the Novatel Wireless Notes to their face value at maturity. The total unamortized debt discount and debt issuance costs as of September 30, 2016 was $31.2 million. The amounts shown above for additional paid-in-capital include $38.3 million that represent the deemed equity component of the Novatel Wireless Notes, net of the related deferred tax liability. See footnote (3) below for a description of the bifurcated accounting method under which the Novatel Wireless Notes are accounted for on our financial statements.
(3)	In accordance with ASC 470-20, Debt with Conversion and Other Options, a convertible debt instrument that may be wholly or partially settled in cash, such as the Inseego Notes, must be separated into a liability and an equity component, such that the recorded interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount of the debt instrument over its expected term as the discount is amortized into interest expense. ASC 470-20 does not affect the actual interest amount that is required to be paid pursuant to the terms of the debt instrument. The Inseego Notes will be subject to ASC 470-20. The amounts shown in the table above under the “as adjusted” column reflect the aggregate principal amount of the Inseego Notes we are offering, without giving effect to the debt discount, the deferred tax liability or the fees and expenses, or the increase in paid-in capital on our consolidated balance sheet, that we could be required to recognize in accordance with ASC 470-20.

(4)	Does not reflect the gain or loss, and related accounting entries, that we may be required to record in connection with the exchange of the Novatel Wireless Notes. See “The Exchange Offer and Consent Solicitation—Accounting Treatment.”

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Inseego Notes in connection with the exchange offer and consent solicitation. In exchange for issuing the Inseego Notes, we will receive the tendered Novatel Wireless Notes. The Novatel Wireless Notes surrendered in connection with the exchange offer and consent solicitation and accepted for exchange will be retired and cancelled.

THE EXCHANGE OFFER AND CONSENT SOLICITATION

Purpose of the Exchange Offer and Consent Solicitation

Inseego is conducting the exchange offer and consent solicitation in order to facilitate the Sale and to give existing holders of Novatel Wireless Notes an opportunity to obtain securities issued by Inseego Corp. We are conducting the consent solicitation to eliminate certain events of default and substantially all of the restrictive covenants in the Novatel Wireless Indenture, including the merger covenant and the reporting covenant and make certain conforming changes to the Novatel Wireless Indenture to reflect the proposed amendments.

Terms of the Exchange Offer and Consent Solicitation

In the exchange offer, we are offering in exchange for each $1,000 principal amount of Novatel Wireless Notes that is validly tendered prior to the Expiration Date, and not validly withdrawn, $1,000 principal amount of the Inseego Notes.

The Inseego Notes will be issued only in denominations of $1,000 and integral multiples of $1,000 in excess thereof. See “Description of the Inseego Notes.”

The interest rate, interest payment dates and optional redemption prices of the Inseego Notes to be issued by Inseego in the exchange offer will be the same as those of the Novatel Wireless Notes to be exchanged. The Inseego Notes will have a later maturity date and a higher initial conversion rate than the Novatel Wireless Notes and will include an exception to the merger covenant and the obligation to make a fundamental change offer to purchase the Inseego Notes to permit the completion of the Sale without obtaining the consent of the holders of the Inseego Notes or otherwise complying with the provisions of the merger covenant and without requiring us to make a fundamental change offer to purchase the Inseego Notes upon the completion of the Sale. The Inseego Notes received in exchange for the tendered Novatel Wireless Notes will accrue interest from (and including) the most recent date to which interest has been paid or duly provided for on those Novatel Wireless Notes as of the Settlement Date. Accordingly, you will not receive a payment for accrued and unpaid interest on Novatel Wireless Notes you exchange at the time of the exchange.

The Inseego Notes are a new series of debt securities that will be issued under the form of Indenture (the “Inseego Indenture”) between Inseego and Wilmington Trust, as trustee, a copy of which is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the Inseego Notes will include those expressly set forth in such Inseego Notes and the Inseego Indenture and those made part of the Inseego Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In conjunction with the exchange offer, we are also soliciting consents from the holders of the Novatel Wireless Notes to effect a number of amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes. You may not consent to the proposed amendments without tendering your Novatel Wireless Notes in the exchange offer and you may not tender your Novatel Wireless Notes for exchange without consenting to the proposed amendments.

The consummation of the exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “—Conditions to the Exchange Offer and Consent Solicitation,” including, among other things, the receipt or waiver of the Requisite Consents and the satisfaction or waiver of the Minimum Tender Condition. We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission. All conditions to the exchange offer must be satisfied or, where permitted, waived, on or prior to the Expiration Date. For a description of the proposed amendments, see “The Proposed Amendments.”

If the Requisite Consents are received and accepted and the other conditions to the exchange offer, including the Minimum Tender Condition, have been satisfied or, where permitted, waived, then on or after the Expiration Date, Novatel Wireless and the trustee under the Novatel Wireless Indenture will execute a supplemental indenture setting forth the proposed amendments, and such supplemental indenture will become effective upon its execution and delivery. However, the proposed amendments will not become operative until after the issuance of the Inseego Notes on the Settlement Date. Each non-consenting holder of Novatel Wireless Notes will be bound by the supplemental indenture.

Conditions to the Exchange Offer and Consent Solicitation

The consummation of the exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the following conditions: (i) the receipt of the Requisite Consents to effect the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes, as described above under “—Terms of the Exchange Offer and Consent Solicitation,” (ii) the registration statement of which this prospectus forms a part has been declared effective and no stop order suspending the effectiveness of the registration statement (and no proceeding for that purpose) shall have been instituted, or be pending, by the Commission, (iii) at least 98% of the outstanding principal amount of Novatel Wireless Notes having been validly tendered and not properly withdrawn and (iv) the following statements being true:

1. In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction (including any applicable interpretation of the staff of the Commission) has been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, the exchange of Novatel Wireless Notes under the exchange offer, the consent solicitation or the proposed amendments, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

a.	challenges the exchange offer, the exchange of Novatel Wireless Notes under the exchange offer, the consent solicitation or the proposed amendments or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer, the exchange of Novatel Wireless Notes under the exchange offer, the consent solicitation or the proposed amendments; or

b.	in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Inseego and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to Inseego of the exchange offer, the exchange of Novatel Wireless Notes under the exchange offer, the related consent solicitation or the proposed amendments, or might be material to holders of Novatel Wireless Notes in deciding whether to accept the exchange offer and give their consents;

2. None of the following has occurred:

•	any general suspension of or limitation on trading in securities on any U.S. national securities exchange or in the over-the-counter market (whether or not mandatory);

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•	any tender or exchange offer, other than the exchange offer described in this prospectus by us, with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us is proposed, announced or made by any person or entity, other than the Sale;

•	any material adverse change in U.S. securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof;

3. The trustee under the Novatel Wireless Indenture has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, the exchange offer, the exchange of Novatel Wireless Notes under the exchange offer, the consent solicitation, our ability to effect the proposed amendments or the execution and delivery of a supplemental indenture reflecting the proposed amendments, nor has the trustee taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting consents (including the form thereof) or in making the exchange offer, the exchange of the Novatel Wireless Notes under the exchange offer or the consent solicitation; and

4. The Inseego Indenture shall have been qualified under the Trust Indenture Act.

All of these conditions are for our sole benefit and, except as set forth below, may be waived by us, in whole or in part in our sole discretion. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding, subject to the rights of the holders of the Novatel Wireless Notes to challenge such determination in a court of competent jurisdiction. We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission. All conditions to the exchange offer must be satisfied or, where permitted, waived, at or by the Expiration Date.

Expiration Date; Extensions; Amendments

The Expiration Date for the exchange offer shall be the time immediately following 11:59 p.m., New York City time, on January 5, 2017, subject to our right to extend that date and time in our sole discretion, in which case the Expiration Date shall be the latest date and time to which we have extended the exchange offer.

Subject to applicable law, we expressly reserve the right, in our sole discretion, with respect to the exchange offer and consent solicitation to:

1. delay accepting any Novatel Wireless Notes, to extend the exchange offer and consent solicitation or to terminate the exchange offer and consent solicitation and not accept any Novatel Wireless Notes; and

2. amend, modify or waive in part or whole, at any time prior to the expiration of the exchange offer, the terms of the exchange offer and consent solicitation in any respect, including waiver of any conditions to consummation of the exchange offer and consent solicitation (except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission).

If we exercise any such right, we will give written notice thereof to the exchange agent and will make a public announcement thereof as promptly as practicable. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer and consent solicitation, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to any appropriate news agency.

The minimum period during which the exchange offer and consent solicitation will remain open following material changes in the terms of the exchange offer and consent solicitation or in the information concerning the exchange offer and consent solicitation will depend upon the facts and circumstances of such change, including the relative materiality of the changes.

In accordance with Rule 14e-1 and Rule 13e-4 under the Exchange Act, if we elect to change the consideration offered or the percentage of Novatel Wireless Notes sought, the exchange offer and consent solicitation will remain open for a minimum ten business-day period following the date that the notice of such change is first published or sent to holders of the Novatel Wireless Notes. We may choose to extend the exchange offer, in our sole discretion, by giving notice of such extension at any time on or prior to 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Date.

Effect of Tender

Any tender of a Novatel Wireless Note by a noteholder that is not validly withdrawn prior to the Expiration Date will constitute a binding agreement between that holder and Inseego and a consent to the proposed amendments, upon the terms and subject to the conditions of the exchange offer and the letter of transmittal and consent, which agreement will be governed by, and construed in accordance with, the laws of the State of New York. The acceptance of the exchange offer by a tendering holder of Novatel Wireless Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Novatel Wireless Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

If the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes have been adopted, the amendments will apply to all Novatel Wireless Notes that are not acquired in the exchange offer, even though the holders of those Novatel Wireless Notes did not consent to the proposed amendments. Thereafter, all such Novatel Wireless Notes will be governed by the Novatel Wireless Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the Novatel Wireless Indenture and those that will be contained in the Inseego Indenture. In particular, holders of the Novatel Wireless Notes under the amended Novatel Wireless Indenture will no longer receive annual, quarterly and other reports from Novatel Wireless, and will no longer be entitled to the benefits of various covenants, including the merger covenant, certain events of default and certain other provisions. See “Risk Factors—Risks Related to the Exchange Offer and the Consent Solicitation—The proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes will afford reduced protection to remaining holders of Novatel Wireless Notes.”

Absence of Dissenters’ Rights

Holders of the Novatel Wireless Notes do not have any appraisal or dissenters’ rights under New York law, the law governing the Novatel Wireless Indenture, or under the terms of the Novatel Wireless Indenture in connection with the exchange offer and consent solicitation.

Procedures for Tendering and Consenting

If you hold Novatel Wireless Notes and wish to have those notes exchanged for Inseego Notes, you must validly tender (or cause the valid tender of) your Novatel Wireless Notes using the procedures described in this prospectus and in the accompanying letter of transmittal and consent. The proper tender of Novatel Wireless Notes will constitute a consent to the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes in respect of such tendered Novatel Wireless Notes.

The procedures by which you may tender or cause to be tendered Novatel Wireless Notes will depend upon the manner in which you hold the Novatel Wireless Notes, as described below. No alternative, conditional or contingent tenders will be accepted.

Tenders of Novatel Wireless Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Holders who tender less than all of their Novatel Wireless Notes must continue to hold Novatel Wireless Notes in the minimum authorized denomination of $1,000 principal amount or an integral multiple of $1,000 in excess thereof.

Novatel Wireless Notes Held with DTC

Pursuant to authority granted by DTC, if you are a DTC participant that has Novatel Wireless Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Novatel Wireless Notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Novatel Wireless Notes credited to their accounts.

Any DTC participant may tender Novatel Wireless Notes and thereby deliver a consent to the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes by effecting a book-entry transfer of the Novatel Wireless Notes to be tendered in the exchange offer into the account of the exchange agent at DTC and either (i) electronically transmitting its acceptance of the exchange offer through DTC’s ATOP procedures for transfer; or (ii) completing and signing the letter of transmittal and consent according to the instructions contained therein and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus, in either case before the Expiration Date.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Novatel Wireless Notes that the participant has received and agrees to be bound by the terms of the terms and conditions of the exchange offer and consent solicitation, as set forth in this prospectus and the letter of transmittal and consent, and that Inseego and Novatel Wireless may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date.

The letter of transmittal and consent (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal and consent, and any other required documents, must be transmitted to and received by the exchange agent prior to the Expiration Date of the exchange offer at its address set forth on the back cover page of this prospectus. Delivery of these documents to DTC does not constitute delivery to the exchange agent.

Novatel Wireless Notes Held Through a Nominee

If you are a beneficial owner of Novatel Wireless Notes that are held through a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender Novatel Wireless Notes in the exchange offer, you should contact that nominee promptly and instruct that nominee to tender the Novatel Wireless Notes and thereby deliver a consent on your behalf using of the procedures described above.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offer and consent solicitation. Accordingly, beneficial owners wishing to participate in the exchange offer and consent solicitation should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offer and consent solicitation.

Letter of Transmittal and Consent

Subject to and effective upon the acceptance for exchange and issuance of the Inseego Notes, in exchange for Novatel Wireless Notes tendered by a letter of transmittal and consent or agent’s message in accordance with the terms and subject to the conditions set forth in this prospectus, by executing and delivering a letter of transmittal and consent (or agreeing to the terms of a letter of transmittal and consent pursuant to an agent’s message), a tendering holder of Novatel Wireless Notes, among other things:

•	irrevocably sells, assigns and transfers to or upon the order of Inseego all right, title and interest in and to any and all claims in respect of, or arising or having arisen as a result of the holder’s status as a holder of, the Novatel Wireless Notes tendered thereby;

•	represents and warrants that the Novatel Wireless Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	consents to the proposed amendments described below under “The Proposed Amendments”; and

•	irrevocably constitutes and appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Novatel Wireless Notes (with full knowledge that the exchange agent also acts as the agent of Inseego), with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Novatel Wireless Notes tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal and Consent

If you wish to participate in the exchange offer and consent solicitation, delivery of your Novatel Wireless Notes, signature guarantees and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (i) use registered mail properly insured with return receipt requested and (ii) mail the required items in sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on the letter of transmittal and consent or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on the letter of transmittal and consent need not be guaranteed if:

•	the letter of transmittal and consent is signed by a DTC participant whose name appears on a security position listing of DTC as the owner of the Novatel Wireless Notes and the portion entitled “Special Payment Instructions” on the letter of transmittal and consent has not been completed; or

•	the Novatel Wireless Notes are tendered for the account of an eligible institution. See Instruction 4 in the letter of transmittal and consent.

Withdrawal of Tenders and Revocation of Corresponding Consents

Tenders of Novatel Wireless Notes in connection with the exchange offer may be withdrawn at any time prior to the Expiration Date. Tenders of Novatel Wireless Notes may not be withdrawn at any time thereafter. Consents to the proposed amendments in connection with the consent solicitation may be revoked at any time prior to the Expiration Date by withdrawing the tender of Novatel Wireless Notes, but may not be withdrawn at any time thereafter. A valid withdrawal of tendered Novatel Wireless Notes prior to the Expiration Date will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes.

Beneficial owners desiring to withdraw Novatel Wireless Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their Novatel Wireless Notes. In order to withdraw Novatel Wireless Notes previously tendered through the ATOP procedures, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through ATOP by (i) withdrawing its acceptance through ATOP, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant and the principal amount of the Novatel Wireless Notes subject to the notice.

Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, except that signatures on the notice of withdrawal need not be guaranteed if the Novatel Wireless Notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which the withdrawal relates. A DTC participant may withdraw a tender only if the withdrawal complies with the provisions described in this section.

Withdrawals of tenders of Novatel Wireless Notes may not be rescinded, and any Novatel Wireless Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn Novatel Wireless Notes, however, may be re-tendered by following the procedures described above at any time prior to the Expiration Date.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender or withdrawal of Novatel Wireless Notes in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders or withdrawals not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender or withdrawal of any Novatel Wireless Notes in the exchange offer, and our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal and consent) will be final and binding on all parties. None of Inseego, Novatel Wireless, the dealer manager, the exchange agent, the information agent or the trustee under the Novatel Wireless Indenture and the Inseego Indenture, or any other person will be under any duty to give notification of any defects or irregularities in tenders or withdrawals or incur any liability for failure to give any such notification.

Tenders or withdrawals of Novatel Wireless Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Novatel Wireless Notes received by the exchange agent in connection with the exchange offer that are not validly tendered or withdrawn and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such Novatel Wireless Notes by crediting an account maintained at DTC designated by such DTC participant promptly after the Expiration Date or the withdrawal or termination of the exchange offer.

We expect that a subsequent completion of the Sale would constitute a fundamental change under the terms of the Novatel Wireless Indenture, as amended by the proposed amendments, which would give any remaining holders of Novatel Wireless Notes the right to require us to repurchase their Novatel Wireless Notes at a cash price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date, subject to the right of holders of Novatel Wireless Notes on a record date to receive interest through the corresponding interest payment date.

We may also in the future seek to acquire untendered Novatel Wireless Notes in open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. The terms of any of those purchases or offers could differ from the terms of this exchange offer.

Acceptance of Novatel Wireless Notes for Exchange; the Inseego Notes; Effectiveness of Proposed Amendments

Assuming the conditions to the exchange offer are satisfied or, where permitted, waived, we will issue the Inseego Notes in book-entry form promptly on the Settlement Date in exchange for Novatel Wireless Notes that are properly tendered (and not validly withdrawn) before the Expiration Date and accepted for exchange.

We will be deemed to have accepted validly tendered Novatel Wireless Notes (and will be deemed to have accepted validly delivered consents to the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes) if and when we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of the Inseego Notes in connection with the exchange of Novatel Wireless Notes accepted by us will be made by the exchange agent on the Settlement Date, upon receipt of such notice. The exchange agent will act as agent for participating holders of the Novatel Wireless Notes for the purpose of receiving consents and Novatel Wireless Notes from, and transmitting the Inseego Notes to, such holders. If any tendered Novatel Wireless Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Novatel Wireless Notes are withdrawn prior to the Expiration Date of the exchange offer, such unaccepted or withdrawn Novatel Wireless Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

In no event will interest accrue or be payable by reason of any delay on the part of the exchange agent in making delivery or payment to the holders entitled thereto or any delay in the allocation or crediting of securities or monies received by DTC to participants in DTC or in the allocation or crediting of securities or monies received by participants to beneficial owners, and in no event will Inseego or the dealer manager be liable for interest or damages in relation to any delay or failure of payment to be remitted to any holder.

The supplemental indenture containing the proposed amendments will become effective upon its execution and delivery. However, the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes will not become operative until after the issuance of the Inseego Notes on the Settlement Date.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and sale of Novatel Wireless Notes to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal and consent, the amount of those transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

We are still evaluating the accounting treatment for the exchange offer. We believe that the Inseego Notes will be recorded at the same gross carrying value as the Novatel Wireless Notes as reflected in our accounting records on the date of the exchange. The liability and equity components of the Inseego Notes would be separately accounted for to reflect our economic interest cost. The equity component will be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component will be treated as original issue discount for purposes of accounting for the debt component of the Inseego Notes. We will record non-cash interest expense as a result of the accretion of the discounted carrying value of the Inseego Notes up to their face amount over the term of the Inseego Notes. Interest expense will include both the current period’s accretion of the debt discount and the Inseego Note’s coupon interest.

In addition, if based on a new fair valuation of the Inseego Notes on the Settlement Date, the transaction meets the criteria and is considered an extinguishment of debt, we would recognize a gain or a loss for accounting purposes upon consummation of the exchange offer and the existing debt issuance costs would be written off.

Exchange Agent

D.F. King & Co., Inc. has been appointed as the exchange agent for the exchange offer. Letters of transmittal and consent should be sent or delivered by each holder of Novatel Wireless Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the exchange offer and the consent solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal and consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus.

Dealer Manager

We have retained Jefferies LLC to act as dealer manager in connection with the exchange offer and consent solicitation and will pay the dealer manager a customary fee as compensation for its services. We will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions regarding the terms of the exchange offer or the consent solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this prospectus.

The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market-making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

In the ordinary course of their business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of Inseego and/or Novatel Wireless, including the Novatel Wireless Notes, and, to the extent that the dealer manager or its affiliates own Novatel Wireless Notes during the exchange offer and consent solicitation, they may tender such Novatel Wireless Notes pursuant to the terms of the exchange offer and consent solicitation.

Other Fees and Expenses

The expenses of soliciting tenders and consents with respect to the Novatel Wireless Notes will be borne by us. The principal solicitations are being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by the dealer manager and the information agent, as well as by officers and other employees of Inseego and its affiliates.

Tendering holders of Novatel Wireless Notes will not be required to pay any fee or commission to the dealer manager. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF DIFFERENCES BETWEEN THE NOVATEL WIRELESS NOTES, THE AMENDED NOVATEL WIRELESS NOTES AND THE INSEEGO NOTES

The following is a description of the material differences among the rights of holders of the Novatel Wireless Notes, the Novatel Wireless Notes, as amended by the proposed amendments (the “Amended Novatel Wireless Notes”), and the Inseego Notes. This is only a summary and does not contain all of the information that may be important to you. You should carefully read this entire prospectus, and the full text of the documents referred to herein and filed as exhibits to or incorporated by reference in the registration statement, of which this prospectus forms a part, for a more complete understanding of the differences among being a holder of Novatel Wireless Notes, being a holder of Amended Novatel Wireless Notes and being a holder of Inseego Notes.

This section is qualified in its entirety by reference to the Novatel Wireless Indenture, the form of supplemental indenture to the Novatel Wireless Indenture that contains the proposed amendments and the form of Inseego Indenture, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part and are also available from the information agent upon request.

Maturity Date

Novatel Wireless Notes. The Novatel Wireless Notes will mature on June 15, 2020 unless earlier converted, redeemed or repurchased.

Amended Novatel Wireless Notes. The Amended Novatel Wireless Notes will mature on June 15, 2020 unless earlier converted, redeemed or repurchased.

Inseego Notes. The Inseego Notes will mature on June 15, 2022 unless earlier converted, redeemed or repurchased.

Conversion Rate

Novatel Wireless Notes. Subject to satisfaction of certain conditions and during specified periods, the Novatel Wireless Notes may be converted based on a current conversion rate of 200.0000 shares of Inseego common stock per $1,000 principal amount of Novatel Wireless Notes (equivalent to a current conversion price of $5.00 per share of common stock). The conversion rate is subject to adjustment if certain events occur, and the form of settlement of any conversions of the Novatel Wireless Notes will be elected by Novatel Wireless. The Novatel Wireless Notes may be converted prior to December 15, 2019 only if certain conditions are satisfied and, on and after December 15, 2019 until the close of business on the business day immediately preceding the maturity date, may be converted regardless of whether those conditions are satisfied. If a “make-whole fundamental change” (as defined in the Novatel Wireless Indenture) occurs, then Novatel Wireless will, in certain circumstances, increase the conversion rate applicable to Novatel Wireless Notes converted in connection with that make-whole fundamental change. The increase, if any, to the conversion rate in that circumstance will be made by reference to a table and will be based on the “stock price” and “effective date” (each, as defined in the Novatel Wireless Indenture) for the make-whole fundamental change. The values included in that table were determined as of the pricing of the offering of the Novatel Wireless Notes in June 2015.

Amended Novatel Wireless Notes. Subject to satisfaction of certain conditions and during specified periods, the Amended Novatel Wireless Notes will be convertible based on an initial conversion rate of 200.0000 shares of Inseego common stock per $1,000 principal amount of Amended Novatel Wireless Notes (equivalent to an initial conversion price of $5.00 per share of common stock). The conversion rate is subject to adjustment if certain events occur, and the form of settlement of any conversions of the Amended Novatel Wireless Notes will be elected by Inseego. The Amended Novatel Wireless Notes may be converted prior to December 15, 2019 only if certain conditions are satisfied and, on and after December 15, 2019 until the close of business on the business day immediately preceding the maturity date, may be converted regardless of whether those conditions are satisfied. The make-whole fundamental change provisions of the Amended Novatel Wireless Notes will be identical to the make-whole fundamental change provisions of the Novatel Wireless Notes.

Inseego Notes. Subject to satisfaction of certain conditions and during the periods described in this prospectus, the Inseego Notes will be convertible based on an initial conversion rate of 212.7660 shares of our common stock per $1,000 principal amount of Inseego Notes (equivalent to an initial conversion price of approximately $4.70 per share of common stock). The conversion rate is subject to adjustment if certain events occur, and the form of settlement of any conversions of the Inseego Notes will be elected by Inseego. The Inseego Notes may be converted prior to December 15, 2021 only if certain conditions are satisfied and, on and after December 15, 2021 until the close of business on the business day immediately preceding the maturity date, may be converted regardless of whether those conditions are satisfied. The make-whole fundamental change provisions of the Inseego Notes will be identical to the make-whole fundamental change provisions of the Novatel Wireless Notes, except that the values in the related make-whole fundamental change table were recalculated at the commencement of this exchange offer and will be finalized on the Expiration Date. See “Description of the Inseego Notes—Conversion Rights—Increase in the Conversion Rate for Conversions in Connection with a Make-Whole Fundamental Change.”

Repurchase Obligation Prior to Maturity Date

Novatel Wireless Notes. Except in connection with a fundamental change (as defined in the Novatel Wireless Indenture), including the Sale, the Novatel Wireless Notes are not subject to repurchase by Novatel Wireless at the option of the holders.

Amended Novatel Wireless Notes. Except in connection with a fundamental change (as defined in the Novatel Wireless Indenture), including the Sale, the Amended Novatel Wireless Notes will not be subject to repurchase by Novatel Wireless at the option of the holders.

Inseego Notes. The Inseego Notes will be subject to repurchase by us at the option of the holders on June 15, 2020 at a repurchase price in cash equal to 100% of the principal amount of the Inseego Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the optional repurchase date, subject to the right of holders of Inseego Notes on a record date to receive interest through the corresponding interest payment date. If we fail to repurchase the Inseego Notes when required, we will be in default under the Inseego Indenture. The provisions of the Inseego Indenture requiring Inseego to offer to repurchase the Inseego Notes at the option of the noteholders upon a fundamental change will be identical to the corresponding provisions in the Novatel Wireless Notes, except that, for purposes of the Inseego Indenture, the Sale will not constitute a fundamental change.

Limitation on Incurrence of Debt and Paying Dividends

Novatel Wireless Notes. The Novatel Wireless Indenture does not contain covenants restricting Novatel Wireless’s ability to incur debt or to pay dividends or repurchase its equity securities.

Amended Novatel Wireless Notes. The Novatel Wireless Indenture, as amended by the proposed amendments, will not contain covenants restricting Novatel Wireless’s ability to incur debt or to pay dividends or repurchase its equity securities.

Inseego Notes. The Inseego Indenture will contain covenants restricting our and our subsidiaries’ ability to incur both secured and unsecured debt and to pay dividends or repurchase our equity securities, subject to certain qualifications and exceptions. Such covenants will cease to apply from and after June 15, 2020.

Reporting Obligations

Novatel Wireless Notes. The Novatel Wireless Indenture contains a requirement that Novatel Wireless deliver to holders of the Novatel Wireless Notes copies of all quarterly and annual reports that Novatel Wireless is required to deliver to the SEC on Forms 10-Q and 10-K, respectively, and any other documents, information or other reports that Novatel Wireless is required to file with the SEC under Section 13 or 15(d) of the Exchange Act within 15 days of the date that Novatel Wireless is required to file such quarterly and annual reports, other documents, information or other reports with the SEC.

Amended Novatel Wireless Notes. The Novatel Wireless Indenture, as amended, will not contain any requirement that Novatel Wireless deliver holders of the Novatel Wireless Notes copies of any filings, other documents, information or other reports that Novatel Wireless may be required to file with the SEC.

Inseego Notes. The Inseego Indenture will contain a requirement that we deliver to holders of the Inseego Notes copies of our annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days of the date that we are required to file such annual reports, information, documents and other reports with the SEC.

Corporate Existence Requirements

Novatel Wireless Notes. The Novatel Wireless Indenture provides that Novatel Wireless will do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its subsidiaries, in accordance with the respective organization documents (as may be updated from time to time) of Novatel Wireless or any such subsidiary and (ii) the material rights (charter and statutory), licenses and franchises of Novatel Wireless and its subsidiaries.

Amended Novatel Wireless Notes. The Novatel Wireless Indenture, as amended, will not provide any obligation that Novatel Wireless do or cause to be done anything relating to its corporate existence or material rights, licenses and franchises of Novatel Wireless and its subsidiaries.

Inseego Notes. The Inseego Indenture will provide that we will do or cause to be done all things necessary to preserve and keep in full force and effect (i) our corporate existence, and the corporate, partnership or other existence of each of our subsidiaries, in accordance with the respective organization documents (as may be updated from time to time) of us or any such subsidiary and (ii) the material rights (charter and statutory), licenses and franchises of us and our subsidiaries.

Merger, Consolidation and Sale of Assets

Novatel Wireless Notes. The Novatel Wireless Indenture provides that Novatel Wireless may not consolidate with or merge with or into any other person or sell, lease or otherwise transfer all or substantially all of the consolidated assets of Novatel Wireless and its subsidiaries to another person, subject to certain conditions.

Amended Novatel Wireless Notes. The Novatel Wireless Indenture, as amended, will not provide any limitation on Novatel Wireless’s ability to consolidate with or merge with or into any other person or sell, lease or otherwise transfer all or substantially all of the consolidated assets of Novatel Wireless and its subsidiaries to another person.

Inseego Notes. The Inseego Indenture will provide that we may not consolidate with or merge with or into any other person or sell, lease or otherwise transfer all or substantially all of the consolidated assets of us and our subsidiaries to another person (other than in connection with the Sale), subject to certain conditions.

Fundamental Change Repurchase Right

Novatel Wireless Notes. The Novatel Wireless Indenture provides that a fundamental change will give the holders of the Novatel Wireless Notes the right to require Novatel Wireless to repurchase the Novatel Wireless

Notes. We expect that a subsequent completion of the Sale would constitute a fundamental change under the terms of the Novatel Wireless Indenture, which would give any remaining holders of Novatel Wireless Notes the right to require us to repurchase their Novatel Wireless Notes at a cash price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Amended Novatel Wireless Notes. The Novatel Wireless Indenture, as amended, will provide that a fundamental change will give the holders of the Amended Novatel Wireless Notes the right to require Novatel Wireless to repurchase the Amended Novatel Wireless Notes. We expect that a subsequent completion of the Sale would constitute a fundamental change under the terms of the Novatel Wireless Indenture, as amended by the proposed amendments, which would give any remaining holders of the Amended Novatel Wireless Notes the right to require us to repurchase their Amended Novatel Wireless Notes at a cash price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date, subject to the right of holders as of a record date to receive the related interest payment on the next interest payment date.

Inseego Notes. The Inseego Indenture will provide that a fundamental change, other than the Sale, will give the holders of the Inseego Notes the right to require Inseego to repurchase the Inseego Notes at a cash price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date, subject to the right of holders as of a record date to receive the related interest payment on the next interest payment date.

Events of Default

Novatel Wireless Notes. The Novatel Wireless Indenture contains customary events of default.

Amended Novatel Wireless Notes. The Amended Novatel Wireless Notes will contain customary events of default; provided, that the following events will not be events of default: (i) failure to provide certain notices; (ii) failure to comply with Article 5 (Consolidation, Merger and Sale of Assets); (iii) cross defaults; and (iv) judgment defaults.

Inseego Notes. The Inseego Indenture will contain customary events of default.

THE PROPOSED AMENDMENTS

We are soliciting the consent of the holders of Novatel Wireless Notes to eliminate certain events of default and substantially all of the restrictive covenants in the Novatel Wireless Indenture, including the merger covenant, which sets forth certain requirements that must be met for Novatel Wireless to consolidate, merge or sell all or substantially all of its assets, and the reporting covenant, which requires Novatel Wireless to provide certain periodic reports to noteholders, and to make certain conforming changes to the Novatel Wireless Indenture and the Novatel Wireless Notes to reflect the proposed amendments. If the proposed amendments described below are adopted with respect to the Novatel Wireless Notes, the amendments will apply to all Novatel Wireless Notes not acquired in the exchange offer. Thereafter, all such Novatel Wireless Notes will be governed by the Novatel Wireless Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the Novatel Wireless Indenture and the Novatel Wireless Notes. See “Risk Factors—Risks Related to the Exchange Offer and the Consent Solicitation—The proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes will afford reduced protection to remaining holders of Novatel Wireless Notes.”

The descriptions below of the provisions of the Novatel Wireless Indenture and the Novatel Wireless Notes to be eliminated or modified do not purport to be complete and are qualified in their entirety by reference to the Novatel Wireless Indenture, the applicable form of note and the form of supplemental indenture to the Novatel Wireless Indenture that contains the proposed amendments. A copy of the form of supplemental indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.

The proposed amendments for the Novatel Wireless Notes constitute a single proposal, and a consenting holder must consent to the proposed amendments in their entirety and may not consent selectively with respect to only certain of the proposed amendments.

Pursuant to the Novatel Wireless Indenture, the proposed amendments require the consent of the holders of a majority in aggregate principal amount of the outstanding Novatel Wireless Notes. Any Novatel Wireless Notes held by Novatel Wireless or any person directly or indirectly controlling or controlled by or under direct or indirect common control with Novatel Wireless (including us) are not considered to be “outstanding” for this purpose.

As of the date of this prospectus, the aggregate principal amount outstanding with respect to the Novatel Wireless Notes is $120,000,000.

The valid tender of a holder’s Novatel Wireless Notes will constitute the consent of the tendering holder to the proposed amendments in their entirety.

If the Requisite Consents have been received prior to the Expiration Date, assuming all other conditions of the exchange offer and consent solicitation are satisfied or, where permitted, waived, as applicable, all of the sections or provisions listed below under the Novatel Wireless Indenture for the Novatel Wireless Notes will be deleted:

•	Section 4.02—144A Information;

•	Section 4.03—Reports;

•	Section 4.06—Restriction on Purchases by the Company and by Affiliates of the Company;

•	Section 4.07—Corporate Existence;

•	Article 5—Consolidation, Merger and Sale of Assets;

•	Section 6.01(a)(iii)—Events of Default (failure to provide certain notices);

•	Section 6.01(a)(v)—Events of Default (failure to comply with Article 5);

•	Section 6.01(a)(vii)—Events of Default (cross defaults); and

•	Section 6.01(a)(viii)—Events of Default (judgment defaults).

Conforming Changes, Etc. The proposed amendments would amend the Novatel Wireless Indenture and the Novatel Wireless Notes to provide that the form of settlement of any conversions of the Amended Novatel Wireless Notes will be elected by Inseego and to make certain conforming or other changes, including modification or deletion of certain definitions and cross-references.

Effectiveness of the Supplemental Indenture and Proposed Amendments

Subject to the consummation of the exchange offer, the supplemental indenture for the proposed amendments will be duly executed and delivered by Novatel Wireless and the trustee and such supplemental indenture will become effective upon its execution and delivery. However, the proposed amendments to the Novatel Wireless Indenture and the Novatel Wireless Notes will not become operative until after the issuance of the Inseego Notes on the Settlement Date.

DESCRIPTION OF THE INSEEGO NOTES

We will issue the Inseego Notes under the Inseego Indenture between us and Wilmington Trust, as trustee (the “trustee”). A copy of the form of Inseego Indenture (which includes the form of Inseego Note) is attached as an exhibit to the registration statement of which this prospectus forms a part.

The following description is a summary of the material provisions of the Inseego Notes and the Inseego Indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the Inseego Notes and the Inseego Indenture, including the definitions of certain terms used in the Inseego Indenture. Whenever particular provisions or defined terms of the Inseego Indenture or the Inseego Notes are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read these documents because they, and not this description, define your rights as a holder of the Inseego Notes.

In addition, the Inseego Indenture and the Inseego Notes will be deemed to include certain terms that are made a part of the Inseego Indenture and the Inseego Notes pursuant to the Trust Indenture Act.

For purposes of this description, references to “Inseego,” “we,” “our” and “us” refer only to Inseego and not to its subsidiaries, unless the context requires otherwise.

General

The Inseego Notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $120.0 million;

•	bear cash interest from, and including, December 15, 2016 (the most recent date on which interest will have been paid on the Novatel Wireless Notes), at an annual rate of 5.50%, payable on June 15 and December 15 of each year, beginning on June 15, 2017;

•	be subject to redemption, in whole or from time to time in part, at our option on or after June 15, 2018, at a cash redemption price equal to 100% of the principal amount of the Inseego Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date if the last reported sale price (as defined below) per share of our common stock equals or exceeds 140% of the conversion price (as defined below) for at least 20 trading days (as defined below), whether or not consecutive, during the 30 consecutive trading day period ending on, and including, the trading day immediately prior to the date we deliver notice of the redemption;

•	be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Inseego Notes”), at a cash price equal to 100% of the principal amount of the Inseego Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	be subject to repurchase by us at the option of the holders on June 15, 2020 at an optional repurchase price in cash equal to 100% of the principal amount of the Inseego Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the optional repurchase date, as described under “—Repurchase of Inseego Notes by Inseego at the Option of the Holder”;

•	mature on June 15, 2022 unless earlier converted, redeemed or repurchased;

•	be issued in minimum denominations of $1,000 principal amount and in integral multiples of $1,000 in excess thereof; and

•	be represented by one or more registered notes in global form, but, in certain limited circumstances, may be represented by notes in definitive form. See “—Book-Entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the Inseego Notes may be converted based on an initial conversion rate of 212.7660 shares of our common stock per $1,000 principal amount of Inseego Notes (equivalent to an initial conversion price of approximately $4.70 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of an Inseego Note, we will satisfy our conversion obligation by paying or delivering, as applicable, cash, shares of our common stock (together with cash in lieu of fractional shares) or a combination of cash and shares of our common stock (together with cash in lieu of fractional shares), at our election, as described below under “—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for any accrued and unpaid interest to the conversion date (as defined below), except under the limited circumstances described below.

“Conversion price” means, as of any particular time, an amount equal to $1,000 divided by the conversion rate in effect at such time.

The Inseego Indenture will contain certain covenants as described under “—Certain Covenants” that will limit the amount of debt, including secured debt, that may be incurred by us or our subsidiaries, as well as limit our ability to pay dividends or repurchase our equity securities. The Inseego Indenture will not contain any financial maintenance covenants. Except as described in “—Certain Covenants” and other than the restrictions described below under “—Consolidation, Merger and Sale of Assets” and the provisions described below under “—Fundamental Change Permits Holders to Require Us to Repurchase Inseego Notes,” “—Repurchase of Inseego Notes by Inseego at the Option of the Holder,” and “—Increase in the Conversion Rate for Conversions in Connection with a Make-Whole Fundamental Change,” the Inseego Indenture will not contain any covenants or other provisions designed to afford holders of the Inseego Notes protection in the event of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders or result in a decline in the credit rating of the Inseego Notes (if the Inseego Notes are rated at such time).

Subject to the covenants described under “—Certain Covenants” that will limit the amount of debt that may be incurred by us or our subsidiaries, we may, without the consent of the holders, issue additional Inseego Notes under the Inseego Indenture with the same terms and with the same CUSIP number as the Inseego Notes offered hereby (except for any difference in issue date, issue price and interest accrued, if any) in an unlimited aggregate principal amount; provided, however, that if any such additional Inseego Notes are not fungible with the Inseego Notes offered hereby for federal income tax purposes or under federal securities laws, then such additional Inseego Notes will have a separate CUSIP number. To the extent permitted by our revolving credit facility and any future credit facilities, we may also from time to time repurchase Inseego Notes in open market purchases or negotiated transactions without giving prior notice to holders. Any Inseego Notes repurchased by us will be retired and no longer outstanding under the Inseego Indenture.

The Inseego Notes will be issued in minimum denominations of $1,000 principal amount and in integral multiples of $1,000 in excess thereof. References to “an Inseego Note” or “each Inseego Note” in this prospectus refer to $1,000 principal amount of the Inseego Notes.

We do not intend to list the Inseego Notes on a national securities exchange or any interdealer quotation system.

Payments on the Inseego Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay (or cause the paying agent to pay) the principal of and interest on the Inseego Notes registered in the name of, or held by, DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated Inseego Notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in the continental U.S. as a place where Inseego Notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the Inseego Notes, and we may act as paying agent or registrar. Interest on certificated Inseego Notes will be payable (i) to any holder of an aggregate principal amount of Inseego Notes less than or equal to $5.0 million, by check mailed to such holder, and (ii) to any holder of an aggregate principal amount of Inseego Notes greater than $5.0 million, either by check mailed to such holder or, upon application by such holder to the registrar not later than the relevant record date (as defined below), by wire transfer in immediately available funds to such holder’s account within the U.S., which application will remain in effect until such holder notifies the registrar, in writing, to the contrary.

A holder of certificated Inseego Notes may transfer or exchange such Inseego Notes at the office of the registrar in accordance with the Inseego Indenture. The registrar and the trustee may require a holder to furnish, among other things, appropriate endorsements and transfer documents. A holder of a beneficial interest in an Inseego Note in global form may transfer or exchange such beneficial interest in accordance with the Inseego Indenture and the applicable procedures of the depositary. See “—Book-Entry, Settlement and Clearance.” No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of Inseego Notes, but we, the trustee or the registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the Inseego Indenture.

The trustee and the registrar will not be required to transfer or exchange any Inseego Note after we have delivered a redemption notice or after it has been surrendered for conversion or required repurchase.

The registered holder of an Inseego Note will be treated as the owner of it for all purposes.

Interest

The Inseego Notes will bear cash interest at a rate of 5.50% per year until maturity. Interest on the Inseego Notes will accrue from the most recent date on which interest has been paid or duly provided for, or if no interest has been paid or duly provided for, December 15, 2016 (the most recent date on which interest will have been paid on the Novatel Wireless Notes). Interest will be payable semiannually in arrears on June 15 and December 15 of each year (each, an “interest payment date”), beginning June 15, 2017.

Interest will be paid to the person in whose name an Inseego Note is registered at the close of business (as defined below) on the June 1 or December 1, as the case may be, and whether or not a business day (each, a “record date”), immediately preceding the relevant interest payment date. Interest on the Inseego Notes will be computed on the basis of a 360-day year composed of twelve 30-day months (which, in the case of a partial month, will, for the avoidance of doubt, be computed as the number of days elapsed over a 30-day month).

If any interest payment date, the maturity date, the redemption date or any fundamental change repurchase date of an Inseego Note falls on a day that is not a business day (which, solely for the purposes of any payment required to be made on any such date shall also not include days in which the office where the place of payment is authorized or required by law to close), the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context requires otherwise, all references to interest in this description include special interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The Inseego Notes will be our senior, unsecured obligations and will rank equal in right of payment with our existing and future senior, unsecured indebtedness, will be senior in right of payment to our existing and any future indebtedness that is expressly subordinated to the Inseego Notes, and will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Inseego Notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, unexchanged Novatel Wireless Notes, if any, and (to the extent we are not a holder thereof) preferred equity, if any, of our subsidiaries.

In the event of a bankruptcy, liquidation or dissolution of a subsidiary of ours, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a stockholder or otherwise so that we can meet our obligations under the Inseego Notes. In the event of a bankruptcy, liquidation, reorganization or other winding up of us, our assets that secure secured debt will be available to pay obligations on the Inseego Notes only after all indebtedness under our secured debt has been repaid in full from such assets.

In such event, there may not be sufficient assets remaining to pay amounts due on any or all of the Inseego Notes then outstanding.

As of September 30, 2016, on a consolidated basis, we had $120.0 million principal amount of debt outstanding, which consisted of the Novatel Wireless Notes, and we had no secured indebtedness outstanding.

Optional Redemption

No sinking fund is provided for the Inseego Notes. Prior to June 15, 2018, the Inseego Notes will not be redeemable. On or after June 15, 2018, and prior to the maturity date, we may redeem at our option, all or from time to time part, of the Inseego Notes for cash if the last reported sale price per share of our common stock equals or exceeds 140% of the conversion price then in effect for each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately prior to the date on which we deliver notice of the redemption. The redemption price will equal 100% of the principal amount of the Inseego Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date, unless the redemption date falls after a record date but on or prior to the corresponding interest payment date, in which case we will instead pay, on that redemption date, the full amount of accrued and unpaid interest to, but excluding, such interest payment date, to the holders of record of such Inseego Notes as of the close of business on such record date, and the redemption price will equal 100% of the principal amount of the Inseego Notes to be redeemed. The redemption date must be a business day.

To the extent a holder converts its Inseego Notes “in connection” with our election to redeem the Inseego Notes, we will increase the conversion rate as described below under “—Increase in the Conversion Rate for Conversions in Connection with a Make-Whole Fundamental Change.”

We will give notice of a redemption not more than 60 scheduled trading days nor less than 45 scheduled trading days prior to the redemption date to all record holders at their addresses set forth in the register of the registrar and by issuing a press release or publishing the information through such other widely disseminated public medium as we may use at that time. If we decide to redeem fewer than all of the outstanding Inseego Notes, the Inseego Notes to be redeemed will be selected according to DTC’s applicable procedures, in the case of Inseego Notes represented by one or more global notes, or, in the case of Inseego Notes in certificated form, the trustee shall select Inseego Notes to be redeemed pro rata, by lot or by such other method the trustee considers fair and appropriate. If the trustee selects a portion of your Inseego Notes for partial redemption and you convert a portion of such Inseego Notes, the converted portion will be deemed to be from the portion selected for redemption. In the event of any redemption in part, we will not be required to register the transfer of or exchange any Inseego Note so selected for redemption, in whole or in part, except the unredeemed portion of any such Inseego Note being redeemed in part.

No Inseego Notes may be redeemed if the principal amount of the Inseego Notes has been accelerated and such acceleration has not been rescinded on or prior to the redemption date (except in the case of an acceleration resulting from a default by us that would be cured by our payment of the redemption price with respect to such Inseego Notes).

Conversion Rights

General

Prior to the close of business on the business day immediately preceding December 15, 2021, the Inseego Notes will be convertible only upon satisfaction of one or more of the conditions described below under the headings “—Conversion Upon Satisfaction of Sale Price Condition,” “—Conversion Upon Satisfaction of Trading Price Condition,” “—Conversion Upon Specified Corporate Events” and “—Conversion Based on Redemption.” Regardless of the foregoing circumstances, holders may convert their Inseego Notes at any time on or after December 15, 2021 until the close of business on the business day immediately preceding the maturity date. You may not convert your Inseego Notes after the close of business on the business day immediately preceding the maturity date.

The conversion rate will initially be 212.7660 shares of our common stock per $1,000 principal amount of Inseego Notes (equivalent to an initial conversion price of approximately $4.70 per share of common stock). Upon conversion of an Inseego Note, we will satisfy our conversion obligation by paying or delivering, as applicable, cash, shares of our common stock (together with cash in lieu of fractional shares) or a combination of cash and shares of our common stock (together with cash in lieu of fractional shares), at our election, as set forth below under “—Settlement upon Conversion.”

The trustee will initially act as the conversion agent.

You may convert fewer than all of your Inseego Notes so long as the aggregate principal amount of Inseego Notes that you convert equals $1,000 or an integral multiple of $1,000 in excess thereof.

If we call the Inseego Notes for redemption, you may convert your Inseego Notes only until the close of business on the business day prior to the redemption date, unless we fail to pay the redemption price. If you submit a repurchase notice to have any of your Inseego Notes repurchased upon a fundamental change or pursuant to your right to require us to repurchase your Inseego Notes on June 15, 2020, you may convert such Inseego Notes only if you first withdraw that repurchase notice.

Upon conversion, we will not make any separate cash payment for accrued and unpaid interest, except as described below. Instead, except where we will pay interest on an Inseego Note on an interest payment date after the relevant conversion date for that Inseego Note, as described below, our delivery to you of the consideration due upon conversion will be deemed to satisfy in full our obligation to pay:

•	the principal amount of your Inseego Note; and

•	accrued and unpaid interest, if any, on the Inseego Notes held by you to, but excluding, the conversion date.

As a result, except as described below, accrued and unpaid interest, if any, to, but excluding, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of Inseego Notes, accrued and unpaid interest, if any, that is deemed to be paid will be deemed to be paid first out of the cash paid upon such conversion, if any.

Notwithstanding anything to the contrary in the preceding paragraph, if Inseego Notes are converted after the close of business on a record date for the payment of interest but prior to the open of business (as defined below) on the corresponding interest payment date, holders of such Inseego Notes at the close of business on such record date will receive the interest payable on such Inseego Notes on such interest payment date notwithstanding the conversion. However, Inseego Notes whose conversion date occurs after any record date and before the corresponding interest payment date must be accompanied by funds equal to the amount of interest, if any, payable on the Inseego Notes so converted on such interest payment date; provided, however, that no such payment need be made:

•	for conversions following the record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after such record date and on or prior to the business day immediately following such interest payment date;

•	if we have specified a fundamental change repurchase date that is after such record date and on or prior to the business day immediately following such interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Inseego Note.

For the avoidance of doubt, a holder of an Inseego Note at the close of business on the record date immediately preceding the maturity date will be entitled to receive interest due on such Inseego Note on the maturity date notwithstanding any conversion of such Inseego Note and as if no conversion had occurred.

“Close of business” means 5:00 p.m., New York City time.

“Open of business” means 9:00 a.m., New York City time.

If a holder converts Inseego Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests that any shares be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their Inseego Notes for conversion only under the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding December 15, 2021, a holder may convert its Inseego Notes during any calendar quarter (and only during such calendar quarter), if the last reported sale price per share of our common stock for each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter equals or exceeds 130% of the conversion price on such trading day.

The “last reported sale price” of our common stock on any date means the closing sale or trading price (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) per share on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price per share for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices per share for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The “last reported sale price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

“Trading day” means a day on which (i) trading in our common stock (or other security for which a last reported sale price must be determined) generally occurs on the NASDAQ Stock Market or, if our common stock (or such other security) is not then listed on the NASDAQ Stock Market, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then listed or admitted for trading; and (ii) there is no “market disruption event” (as defined below). If our common stock (or such other security) is not so listed or traded, then “trading day” means a “business day.”

A “market disruption event” means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on the principal U.S. national or regional securities exchange on which our common stock is listed for trading of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding December 15, 2021, a holder may convert its Inseego Notes during the five consecutive business-day period immediately after any five consecutive trading day period (the five consecutive trading day period being referred to as the “measurement period”) in which the trading price per $1,000 principal amount of the Inseego Notes, as determined following a request by a holder of the Inseego Notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of our common stock and the conversion rate on such trading day.

The “trading price” of the Inseego Notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $2.0 million principal amount of Inseego Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided, however, that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid will be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2.0 million principal amount of the Inseego Notes from a nationally recognized securities dealer on any trading day, then the trading price per $1,000 principal amount of Inseego Notes on such trading day will be deemed to be less than 98% of the product of the last reported sale price per share of our common stock and the conversion rate on such trading day. If (i) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent in writing to obtain bids, or if we give such written instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination or (ii) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of Inseego Notes will be deemed to be less than 98% of the product of the last reported sale price per share of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent (if other than us) will have no obligation to determine the trading price per $1,000 principal amount of Inseego Notes unless we have requested such determination in writing, and we will have no obligation to make such request (or seek bids ourselves) unless a holder of at least $2.0 million in aggregate principal amount of Inseego Notes provides us with reasonable evidence that the trading price per $1,000 principal amount of Inseego Notes would be less than 98% of the product of the last reported sale price per share of our common stock and the conversion rate. At such time, we will determine (if we are acting as the bid solicitation agent), or will instruct the bid solicitation agent (if other than us) to determine, the trading price per $1,000 principal amount of Inseego Notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of Inseego Notes is greater than or equal to 98% of the product of the last reported sale price per share of our common stock and the conversion rate. At such time as we direct the bid solicitation agent (if other than us) to determine the trading price, we will notify the bid solicitation agent (if other than us) of the name and contact details of the securities dealers we selected and we will direct such securities dealers to provide bids to the bid solicitation agent. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) in writing. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of Inseego Notes is greater than or equal to 98% of the product of the last reported sale price per share of our common stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) in writing.

We will initially act as the bid solicitation agent, but we may appoint any other person to be the bid solicitation agent without prior notice.

Conversion Upon Specified Corporate Events

Certain Distributions

If we elect to:

•	issue, to all or substantially all holders of our common stock, any rights, options or warrants (other than any issuance of rights pursuant to a stockholder rights plan that are (i) transferable with shares of our common stock, including shares issued upon conversion of Inseego Notes, and (ii) not exercisable until the occurrence of a triggering event, in each case unless such rights have separated from our common stock or such triggering event has occurred) entitling them, for a period of not more than 60 calendar days after the record date of such issuance, to subscribe for or purchase shares of our common stock at a price per share less than the average of the last reported sale prices per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•	distribute, to all or substantially all holders of our common stock, our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price per share of our common stock on the trading day immediately preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the Inseego Notes at least 48 scheduled trading days prior to the ex-dividend date for such issuance or distribution (or, with respect to the separation of any rights described in the parenthetical in the first bullet point above, within three business days of such separation). Once we have given such notice, holders may convert their Inseego Notes at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place.

Certain Corporate Events

If (i) a transaction or event that constitutes a fundamental change (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Inseego Notes”) occurs; (ii) a transaction or event that constitutes a make-whole fundamental change (as defined under “—Increase in the Conversion Rate for Conversions in Connection with a Make-Whole Fundamental Change”) occurs; or (iii) we are a party to a consolidation, merger, binding share exchange, or a transfer or lease of all or substantially all of our assets (other than the Sale), or any other transaction, in each case pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property (other than a transaction that is solely for the purpose of changing our jurisdiction of organization), then the Inseego Notes may be converted at any time from and after the effective date of the transaction or event until the earlier of (x) 35 trading days after the actual effective date of such transaction or event (or, if later, the date on which we provide notice of such transaction or event) or, if such transaction or event also constitutes a fundamental change, the related fundamental change repurchase date; and (y) the close of business on the business day immediately preceding the maturity date. We will notify the holders, the trustee and the conversion agent (if other than the trustee) in writing as promptly as practicable, but in no event later than the second business day after the date we publicly announce such transaction or event.

Conversion Based on Redemption

If we call an Inseego Note for redemption, the holder of that Inseego Note may surrender the Inseego Note for conversion at any time before the close of business on the business day immediately preceding the redemption date. From and after that time, a holder’s right to convert its Inseego Note called for redemption will expire unless we default in the payment of the redemption price, in which case such holder may convert such Inseego Notes until the redemption price is paid or duly provided for.

Conversions on or after December 15, 2021

Holders may convert their Inseego Notes at any time on or after December 15, 2021 until the close of business on the business day immediately preceding the maturity date.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert, you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to the interest payable on the next interest payment date as described above and, if required, pay all taxes or duties, if any. As such, if you are the beneficial owner of the Inseego Notes, you must allow sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated note, to convert that note, you must:

•	complete and manually sign the conversion notice on the back of the certificated note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the certificated note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to the interest payable on the next interest payment date as described above.

The date you comply with the relevant procedures described above will be the “conversion date” under the Inseego Indenture. If a holder has delivered a repurchase notice with respect to an Inseego Note, the holder may not surrender that Inseego Note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the Inseego Indenture. As described below, a holder’s right to withdraw a repurchase notice will terminate at the close of business on the business day prior to the relevant fundamental change repurchase date or the optional repurchase date, as applicable.

Each conversion will be deemed to have been effected as to any Inseego Notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of common stock are issuable upon such conversion will be deemed to become the holder of record of such shares as of the close of business on the conversion date, in the case of physical settlement (as defined below), or the last VWAP trading day (as defined below) of the relevant observation period, in the case of combination settlement (as defined below).

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as applicable, cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions occurring on or after December 15, 2021 will be settled using the same settlement method. Except for any conversions whose conversion date occurs on or after December 15, 2021, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. For example, we may choose for any conversion of Inseego Notes whose conversion date is before December 15, 2021 to settle with physical settlement and choose for any conversion of other Inseego Notes converted on another conversion date before December 15, 2021 to settle with cash settlement or combination settlement.

If we elect a settlement method, we will inform converting holders in writing of the settlement method we have elected no later than the close of business on the trading day immediately following the related conversion date (or, in the case of any conversions whose conversion date is on or after December 15, 2021, no later than the close of business on the business day immediately preceding December 15, 2021). If we do not timely elect a settlement method for the conversion of any Inseego Note, then we will be deemed to have elected combination settlement with a specified dollar amount (as defined below) per $1,000 principal amount of Inseego Notes equal to $1,000. If we elect combination settlement for the conversion of any Inseego Note, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of Inseego Notes, then such specified dollar amount will be deemed to be $1,000. To the extent permitted by our credit agreement, it is our current intent to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of Inseego Notes of $1,000.

The type and amount of consideration due upon conversion will be computed as follows:

•	if we elect physical settlement, we will deliver, in respect of each $1,000 principal amount of Inseego Notes being converted, a number of whole shares of our common stock equal to the conversion rate in effect on the conversion date (and cash in lieu of any fractional share as described below);

•	if we elect cash settlement, we will pay, in respect of each $1,000 principal amount of Inseego Notes being converted, cash in an amount equal to the sum of the daily conversion values for each of the 40 consecutive VWAP trading days (as defined below) in the relevant observation period; and

•	if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as applicable, in respect of each $1,000 principal amount of Inseego Notes being converted, a settlement amount equal to the sum of the daily settlement amounts for each of the 40 consecutive VWAP trading days in the relevant observation period (and cash in lieu of any fractional share as described below).

The “daily settlement amount,” for each of the 40 consecutive VWAP trading days during the observation period, will consist of:

•	cash equal to the lesser of:

•	the maximum cash amount per $1,000 principal amount of Inseego Notes being converted to be received upon conversion (excluding cash in lieu of any fractional share of our common stock) as specified in the notice specifying our chosen settlement method, or as otherwise deemed to have been specified by us (the “specified dollar amount”), divided by 40 (such quotient being referred to as the “daily measurement value”); and

•	the daily conversion value (as defined below) on such VWAP trading day; and

•	if such daily conversion value exceeds such daily measurement value, a number of shares of common stock equal to (i) the difference between such daily conversion value and such daily measurement value, divided by (ii) the daily VWAP for such VWAP trading day.

The “daily conversion value” means, for any VWAP trading day during the observation period, (i) the product of (x) the conversion rate on such VWAP trading day and (y) the daily VWAP on such VWAP trading day, divided by (ii) 40.

The “daily VWAP” means, for any VWAP trading day during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “INSG <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP trading day (or if such VWAP is unavailable, the market value of one share of our common stock on such VWAP trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any Inseego Note surrendered for conversion means:

•	subject to the immediately following bullet, if the relevant conversion date occurs before the 45th scheduled trading day immediately preceding the maturity date, the 40 consecutive VWAP trading days beginning on, and including, the third VWAP trading day after such conversion date;

•	if the relevant conversion date occurs on or after the date we have issued a notice to redeem the Inseego Notes and before the related redemption date, the 40 consecutive VWAP trading days beginning on, and including, the 42nd scheduled trading day immediately preceding the redemption date; and

•	subject to the immediately preceding bullet, if the relevant conversion date occurs on or after the 45th scheduled trading day immediately preceding the maturity date, the 40 consecutive VWAP trading days beginning on, and including, the 42nd scheduled trading day immediately preceding the maturity date.

“VWAP trading day” means a day on which (i) there is no VWAP market disruption event (as defined below) and (ii) trading in our common stock generally occurs on the NASDAQ Stock Market or, if our common stock is not then listed on the NASDAQ Stock Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “VWAP trading day” means a “business day.”

“VWAP market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

Except as described under “—Conversion Rate Adjustments,” “—Increase in the Conversion Rate for Conversions in Connection with a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications, Mergers and Other Changes of Our Common Stock,” we will pay or deliver, as applicable, the consideration due upon conversion to converting holders on the third business day immediately following the last VWAP trading day of the applicable observation period, if we elect cash settlement or combination settlement, or on the third business day immediately following the relevant conversion date, if we elect physical settlement.

We will pay cash in lieu of delivering any fractional share of common stock, if any, otherwise issuable upon conversion based on the daily VWAP on the last VWAP trading day of the applicable observation period, in the case of combination settlement, or based on the daily VWAP on the relevant conversion date (or if such conversion date is not a VWAP trading day, the immediately preceding VWAP trading day), in the case of physical settlement.

Under the terms of the agreement governing our revolving credit facility, we will not be permitted to satisfy any conversion obligation with respect to the Inseego Notes in cash (or partially in cash), except for cash paid in lieu of any fractional share of common stock, unless (i) no Default or Event of Default (each as defined in the credit agreement) has occurred and is continuing or would result from such cash payment and (ii) we have Excess Availability (as defined in the credit agreement) in an amount equal to or greater than $10,000,000 on a pro-forma basis for the 60-day period both immediately preceding the date of such cash payment and immediately after giving effect to any such cash payment. See “Risk Factors—Risks Relating to the Inseego Notes—We may not have sufficient cash flow from our business to pay interest on the Inseego Notes, to settle conversions of the Inseego Notes in cash or to repurchase the Inseego Notes upon a fundamental change or when holders of the Inseego Notes have the right to require us to repurchase such notes.” As a result, if Inseego Notes are converted at a time when our credit agreement prohibits us from settling conversions in cash, we may be forced to elect physical settlement.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make an adjustment to the conversion rate if each holder of the Inseego Notes participates (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock, and solely as a result of holding the Inseego Notes, in the relevant transaction described below without having to convert its Inseego Notes and as if it held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of Inseego Notes held by such holder.

1.	If we exclusively issue to all or substantially all holders of our common stock shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination (excluding an issuance solely pursuant to a common stock change event, as defined below under “—Recapitalizations, Reclassifications, Mergers and Other Changes of Our Common Stock”), the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where:

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date (as defined below) of such dividend or distribution, or immediately prior to the open of business on the effective date (as defined below) of such share split or share combination, as applicable;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date, as applicable;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date, as applicable; and

OS1 = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as applicable.

Such adjustment shall become effective immediately after the open of business on such ex-dividend date or effective date, as applicable. If any dividend, distribution, share split or share combination of the type described in this paragraph (1) is declared but not so paid or made, the conversion rate will be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution or effect such share split or share combination, to the conversion rate that would then be in effect if such dividend or distribution or share split or share combination had not been declared or announced.

2.	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the record date of such issuance, to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, then, subject to the provisions described below with respect to rights issued pursuant to a stockholder rights plan, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	OS + X
OS + Y

where:

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the quotient of (i) the aggregate price payable to exercise such rights, options or warrants over (ii) the average of the last reported sale prices per share of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Such adjustment shall become effective immediately after the open of business on such ex-dividend date. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, including because the issued rights, options or warrants were not exercised, the conversion rate will be readjusted to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate will be readjusted to the conversion rate that would then be in effect if the ex-dividend date for such issuance had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at a price per share less than the average of the last reported sale prices per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for an issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

3.	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities to all or substantially all holders of our common stock, excluding:

•	dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to paragraph (1) or (2) above;

•	dividends or distributions paid exclusively in cash for which an adjustment was effected pursuant to paragraph (4) below;

•	spin-offs as to which the provisions described below in this paragraph (3) will apply; and

•	an issuance solely pursuant to a common stock change event as to which the provisions described below under “—Recapitalizations, Reclassifications, Mergers and Other Changes of Our Common Stock” will apply, then the conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 – FMV

where:

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 = the average of the last reported sale prices per share of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Such adjustment shall become effective immediately after the open of business on such ex-dividend date. If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of an Inseego Note will receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution.

If any distribution of the type described in this paragraph (3) is not so paid or made, or if any rights, options or warrants are not exercised before their expiration date, the conversion rate will be readjusted to be the conversion rate that would then be in effect if such distribution had not been declared.

With respect to an adjustment pursuant to this paragraph (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to an affiliate, a subsidiary or other business unit of ours, and such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a national securities exchange or a reasonably comparable non-U.S. equivalent, which we refer to as a “spin-off,” but excluding an issuance solely pursuant to a common stock change event as to which the provisions described below under “—Recapitalizations, Reclassifications, Mergers and Other Changes of Our Common Stock” apply, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where:

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date of the spin-off;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date of the spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined for purposes of the definition of last reported sale price as if such capital stock or similar equity interest were our common stock) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 = the average of the last reported sale prices per share of our common stock over the valuation period.

Such adjustment shall become effective immediately after the open of business on such ex-dividend date. The adjustment to the conversion rate under the preceding paragraph will be calculated as of the close of business on the last trading day of the valuation period but will be given effect as of immediately after the open of business on the ex-dividend date of the spin-off. Because we will make the adjustment to the conversion rate with retroactive effect, we will, if necessary, delay the settlement of any conversion of Inseego Notes where the conversion date (in the case of physical settlement) or any VWAP trading day of the applicable observation period (in the case of cash settlement or combination settlement) occurs during the valuation period until the third business day after the last day of the valuation period. If any distribution of the type described in this paragraph (3) is declared but not so made, the conversion rate will be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to make such distribution, to the conversion rate that would then be in effect if such distribution had not been declared.

4.	If any cash dividend or distribution (other than a distribution as to which an adjustment was effected pursuant to paragraph (5) below) is made to all, or substantially all, holders of our outstanding common stock, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 – C

where:

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 = the last reported sale price per share of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

Such adjustment shall become effective immediately after the open of business on such ex-dividend date. If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of an Inseego Note will receive, for each $1,000 principal amount of Inseego Notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution. If any dividend or distribution of the type described in this paragraph (4) is not so paid, the conversion rate will be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

5.	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price per share of our common stock on the trading day next succeeding the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where:

CR0 = the conversion rate in effect immediately prior to the expiration time (as defined below);

CR1 = the conversion rate in effect immediately after the expiration time;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) on the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1 = the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the last reported sale prices per share of our common stock over the 10 consecutive trading day period (the “averaging period”) commencing on the trading day next succeeding the expiration date.

The adjustment to the conversion rate under this paragraph (5) will be calculated as of the close of business on the last trading day of the averaging period but will be given effect as of immediately after the expiration time. Because we will make the adjustment to the conversion rate with retroactive effect, we will, if necessary, delay the settlement of any conversion of Inseego Notes where the conversion date (in the case of physical settlement) or any VWAP trading day of the applicable observation period (in the case of cash settlement or combination settlement) occurs during the averaging period until the third business day after the last day of the averaging period.

Notwithstanding anything to the contrary described above, certain listing standards of the NASDAQ Stock Market may limit the amount by which we may increase the conversion rate pursuant to the provisions described in paragraphs (2) through (5), inclusive, above and in the section below under the caption “—Increase in the Conversion Rate for Conversions in Connection with a Make-Whole Fundamental Change.” These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the Inseego Notes are initially issued, unless we obtain stockholder approval of issuances in excess of these limitations. In accordance with these listing standards, these restrictions will apply at any time when the Inseego Notes are outstanding, regardless of whether we then have a class of securities listed on the NASDAQ Stock Market. Accordingly, we will not enter into any transaction, or take any other voluntary action, that would require an increase of the conversion rate resulting in the Inseego Notes becoming convertible into a number of shares of common stock in excess of any limitations imposed by the continued listing standards of the NASDAQ Stock Market, without complying, if applicable, with the stockholder approval rules contained in those listing standards.

If the application of the foregoing formulas would result in a decrease in the conversion rate, then no adjustment to the conversion rate will be made (other than as a result of a share split, share combination or readjustment of the conversion rate as described in paragraph (1) above).

Notwithstanding anything to the contrary described above, if:

•	an Inseego Note is to be converted and, as of the conversion date for such conversion (in the case of physical settlement) or as of any VWAP trading day in the observation period for such conversion (in the case of cash settlement or combination settlement), any transaction or other event that requires an adjustment to the conversion rate pursuant to the provisions described in paragraphs (1) through (5), inclusive, above has occurred but has not yet resulted in an adjustment to the conversion rate;

•	the consideration due upon such conversion (in the case of physical settlement) or due in respect of such VWAP trading day (in the case of cash settlement or combination settlement) consists of any shares of our common stock; and

•	such shares are not entitled to participate in such transaction or event because they were not held on the related record date or otherwise,

then, solely for purposes of such conversion, we will, without duplication, give effect to such adjustment on such conversion date (in the case of physical settlement) or such VWAP trading day (in the case of cash settlement or combination settlement).

In addition, notwithstanding anything to the contrary described above, if:

•	a conversion rate adjustment for any transaction or other event becomes effective on any ex-dividend date pursuant to the provisions described in paragraphs (1) through (5), inclusive, above;

•	an Inseego Note is to be converted pursuant to physical settlement or combination settlement;

•	the conversion date for such conversion (in the case of physical settlement) or any VWAP trading day in the observation period for such conversion (in the case of combination settlement) occurs on or after such ex-dividend date and on or before the related record date;

•	the consideration due upon such conversion (in the case of physical settlement) or due with respect to such VWAP trading day (in the case of combination settlement) includes any whole shares of our common stock; and

•	the holder of such Inseego Note would be treated, on such record date, as the record holder of such shares of common stock based on a conversion rate that is adjusted for such transaction or event,

then such conversion rate adjustment will not be given effect for such conversion (in the case of physical settlement) or for such VWAP trading day (in the case of combination settlement). Instead, such holder will be treated as if such holder were, as of such record date, the record owner of such shares of common stock on an unadjusted basis and will participate in such transaction or event.

As used in this “Conversion Rate Adjustments” section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

Subject to the listing standards of the NASDAQ Stock Market, we are permitted to increase the conversion rate of the Inseego Notes by any amount for a period of at least 20 business days if such increase is irrevocable during such 20 business days and our board of directors or a committee thereof determines that such increase would be in our best interest. In addition, subject to those listing standards, we may (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event for U.S. federal income tax purposes. In each case, we will deliver to the trustee and each holder of the Inseego Notes notice of such increase at least 15 business days prior to the date such increase takes effect.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the material U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Consequences.” Any applicable withholding taxes (including backup withholding) may be withheld from interest and payments upon conversion, repurchase or maturity of the Inseego Notes, or if any withholding taxes (including backup withholding) are paid on behalf of a holder, those withholding taxes may be set off against payments of cash or common stock, if any, payable on the Inseego Notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by or other funds or assets of the holder.

We currently do not have a stockholder rights plan. If we have a rights plan in effect when you convert your Inseego Notes, you will receive, to the extent, if at all, you receive any shares of common stock upon such conversion, the rights under the rights plan, unless prior to the conversion date, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities as described in paragraph (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding anything to the contrary described above, the conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Inseego Notes were first issued;

•	upon the repurchase of any shares of our common stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described under paragraph (5) above;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share, with five one-hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655). We will not be required to make an adjustment to the conversion rate as described in this “—Conversion Rate Adjustments” section unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) annually, on the anniversary of the first date of issue of the Inseego Notes; (ii) on the occurrence of any fundamental change or make-whole fundamental change and (iii) on the conversion date for each conversion of any Inseego Note (and on each VWAP trading day of any related observation period).

Recapitalizations, Reclassifications, Mergers and Other Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than (x) a change only in par value, from par value to no par value or no par value to par value, or (y) changes resulting from a stock split or combination not involving the issuance of any other class or series of securities);

•	any consolidation, merger, combination or similar transaction involving us;

•	any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of us and our subsidiaries; or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, or represent solely the right to receive, stock (including one or more series of our common stock), other securities, other property or assets (including cash or any combination thereof) (any such event, a “common stock change event,” and such stock, other securities, other property or assets, the “reference property,” and the amount and kind of reference property that a holder of one share of our common stock would be entitled to receive on account of such transaction, a “reference property unit”), then, notwithstanding anything to the contrary, at the effective time of the transaction, the consideration due upon conversion of any Inseego Notes, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of our common stock in this section titled “—Conversion Rights” were instead a reference to the same number of reference property units. For these purposes, the daily VWAP or last reported sale price of any reference property unit or portion thereof that does not consist of a class of securities will be the fair value of such reference property unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

At or before the effective date of such common stock change event, we and the resulting, surviving or transferee person (if not us) of such common stock change event (the “successor person”) will execute and deliver to the trustee a supplemental indenture giving effect to the above. Such supplemental indenture will also provide (i) to the extent the reference property is comprised, in whole or in part, of common equity securities, for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate Adjustments” above and (ii) with respect to any reference property other than common equity securities and cash, such anti-dilution adjustments (if any) that we reasonably consider appropriate in our good faith determination. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor person, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their Inseego Notes upon a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Inseego Notes” below, as we reasonably consider necessary by reason of the foregoing.

As soon as practicable after learning the anticipated or actual effective date of any common stock change event, we will notify the holders of the Inseego Notes of the same, including a brief description of the common stock change event, its anticipated effective date and a brief description of the anticipated change in the conversion right of the Inseego Notes.

If the reference property consists of more than a single type of consideration (determined based in part upon any form of stockholder election), then the composition of the reference property unit will be deemed to be (x) the weighted average, per share of common stock, of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (y) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received, per share of common stock, by the holders of our common stock.

Notwithstanding anything to the contrary, if the reference property unit for a common stock change event consists entirely of cash, then we will be deemed to elect cash settlement in respect of all conversions whose conversion date occurs after the effective date of such common stock change event, and we will pay the cash due upon such conversions no later than the third business day after the applicable conversion date.

We will agree in the Inseego Indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the Inseego Indenture requires us to calculate a last reported sale price or a function thereof over a period of multiple days (including any observation period and the “stock price” (as defined below) for purposes of a make-whole fundamental change), we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during such period.

Increase in the Conversion Rate for Conversions in Connection with a Make-Whole Fundamental Change

If (i) a fundamental change as defined below (determined after giving effect to the paragraph immediately following such definition, but without regard to the exclusion in the second bullet of clause (2) of the definition thereof) occurs or (ii) we call the Inseego Notes for redemption as described above under “—Optional Redemption” (either event, a “make-whole fundamental change”) and a holder elects to convert its Inseego Notes “in connection with” such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the Inseego Notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of Inseego Notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change described in clause (i) above if (x) for conversion dates prior to December 15, 2021, the applicable conversion date occurs during the period when the Inseego Notes are convertible on account of such make-whole fundamental change pursuant to the provisions described above under the caption “—Conversion Upon Specified Corporate Events—Certain Corporate Events”; and (y) for conversion dates on or after December 15, 2021, if the applicable conversion date occurs during the period from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the exclusion in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change). A conversion of Inseego Notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change described in clause (ii) above if the conversion date for the Inseego Notes to be converted occurs on or after the date of issuance of a notice of redemption as described under “—Optional Redemption” to, and including, the business day immediately preceding the redemption date. We will notify holders of the effective date of any make-whole fundamental change described in clause (i) and issue a press release or publish the information through such other widely disseminated public medium as we may use at that time announcing such effective date as promptly as practicable, but in no event later than the second business day after such effective date.

Upon surrender of the Inseego Notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, based on the conversion rate as increased to reflect the additional shares pursuant to the table set forth below, as described under “—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change consists entirely of cash, then, notwithstanding anything to the contrary, for any conversion of Inseego Notes on or following the effective date of such make-whole fundamental change, we will satisfy our conversion obligation with respect to each $1,000 principal amount of Inseego Notes by paying the converting holder, on the third business day following the applicable conversion date, an amount of cash equal to the conversion rate (including any adjustment described in this section), multiplied by the “stock price” (as such term is defined below) for such make-whole fundamental change.

The number of additional shares, if any, by which the conversion rate will be increased for a holder that converts its Inseego Notes in connection with a make-whole fundamental change will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in the make-whole fundamental change and the make-whole fundamental change is of the type described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices per share of our common stock over the five trading day period ending on, and including, the trading day preceding the effective date of the make-whole fundamental change. In connection with a make-whole fundamental change triggered by a redemption of the Inseego Notes as described above under “—Optional Redemption,” the effective date of such make-whole fundamental change will be the date on which we deliver notice of the redemption.

The stock prices (including, for the avoidance of doubt, the reference price, as defined below) set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the Inseego Notes otherwise must be adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares (including, for the avoidance of doubt, the number of additional shares in the leftmost “stock price” column of the table below, denoted as “Y,” as defined below) will be adjusted in the same manner as, and at the same time and for the same events for which we must adjust, the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares that will be added to the conversion rate per $1,000 principal amount of Inseego Notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	Reference Price	$3.25	$3.75	$4.70	$5.50	$6.58	$8.00	$11.00	$15.00	$20.00
The Settlement Date	Y	119.0494	95.1807	66.8723	52.4158	40.1823	30.3215	19.4340	12.8807	8.5490
June 15, 2017	Y	117.7571	93.3673	64.7021	50.2522	38.1762	28.6090	18.2158	12.0740	8.0040
June 15, 2018	Y	114.5263	88.8340	59.3829	45.0522	33.4802	24.6340	15.4522	10.2407	6.7940
June 15, 2019	Y	109.7571	82.3807	52.2766	38.3431	27.6139	19.8340	12.2067	8.1273	5.3990
June 15, 2020	Y	99.0494	72.4073	43.1489	29.9795	20.4103	14.0465	8.4613	5.7340	3.8140
June 15, 2021	Y	94.9263	63.0473	31.2127	18.6340	11.0182	7.0715	4.3340	3.1073	2.0240
June 15, 2022	Y	94.9263	53.9007	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

For these purposes:

•	the reference price means the consolidated closing bid price per share of our common stock on the Expiration Date; and

•	Y means (x) a number of shares (rounded down to the nearest one-ten-thousandths of a share) obtained by dividing 1,000 by the reference price, less (y) 212.7660.

However, if the reference price is greater than $3.0137, then we currently expect that we will amend this prospectus to update the table above and extend the Expiration Date of the exchange offer.

The exact stock price and effective date may not be set forth in the table above, in which case:

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and the later effective dates, as applicable, based on a 365- or 366-day year, as applicable.

•	If the stock price is greater than $20.00 (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•	If the stock price is less than the reference price (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate be increased as a result of this section to exceed the BCF cap (as defined below). “BCF cap” means a number of shares of common stock per $1,000 principal amount of Inseego Notes equal to the sum of 212.7660 and Y (as defined above); provided, however, that the BCF cap will be adjusted in the same manner as, and at the same time and for the same events for which we must adjust, the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Notwithstanding anything to the contrary described above, certain listing standards of the NASDAQ Stock Market may limit the amount by which we may increase the conversion rate pursuant to the provisions described above in this section and in the provisions described in paragraphs (2) through (5), inclusive, above under the caption “—Conversion Rate Adjustments.” These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the Inseego Notes are initially issued, unless we obtain stockholder approval of issuances in excess of these limitations. In accordance with these listing standards, these restrictions will apply at any time when the Inseego Notes are outstanding, regardless of whether we then have a class of securities listed on the NASDAQ Stock Market.

Accordingly, we will not enter into any transaction, or take any other voluntary action, that would require an increase of the conversion rate resulting in the Inseego Notes becoming convertible into a number of shares of common stock in excess of any limitations imposed by the continued listing standards of the NASDAQ Stock Market, without complying, if applicable, with the stockholder approval rules contained in those listing standards.

Fundamental Change Permits Holders to Require Us to Repurchase Inseego Notes

If a fundamental change occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase for cash all of your Inseego Notes, or any portion of your Inseego Notes that has a principal amount that is equal to $1,000 or an integral multiple of $1,000 in excess thereof. The price that we will be required to pay will equal 100% of the principal amount of the Inseego Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date, unless the fundamental change repurchase date falls after a record date but on or prior to the corresponding interest payment date, in which case we will instead pay, on such fundamental change repurchase date, the full amount of accrued and unpaid interest to, but excluding, such interest payment date to the holder of record as of the close of business on such record date and the fundamental change repurchase price will equal 100% of the principal amount of the Inseego Notes to be repurchased. The fundamental change repurchase date will be a date specified by us that is not less than 20 business days or more than 35 business days following the date on which we deliver a fundamental change notice as described below. Any Inseego Notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the Inseego Notes are originally issued if any of the following occurs:

1.	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us or our subsidiaries, has become the direct or indirect “beneficial owner” (as defined below) of shares of our common equity representing more than 50% of the voting power of our common equity;

2.	the consummation of:

•	any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the consolidated assets of us and our subsidiaries to any person, other than the Sale; or

•	any transaction or series of related transactions in connection with which (whether by means of exchange, liquidation, consolidation, merger, combination, reclassification, recapitalization, acquisition or otherwise) all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash, but excluding any merger, consolidation, share exchange or acquisition of us with or by another person pursuant to which the persons that beneficially owned (as defined below), directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own, directly or indirectly, immediately after such transaction, shares of the surviving, continuing or acquiring corporation’s voting stock representing more than 50% of the total outstanding voting power of all outstanding classes of voting stock of the surviving, continuing or acquiring corporation in substantially the same proportions vis-à-vis each other as immediately prior to such transaction;

3.	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

4.	our common stock (or other common stock or depositary shares or receipts in respect thereof into which the Inseego Notes are then convertible) ceases to be listed or quoted on any of the NASDAQ Stock Market or the New York Stock Exchange (or any of their respective successors).

A transaction or event described in clause (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by the holders of our common stock, excluding cash payments for fractional shares or dissenters rights, in connection with the transaction or transactions consists of shares of common stock traded on any of the NASDAQ Stock Market or the New York Stock Exchange (or any of their respective successors) or which will be so traded or quoted when issued or exchanged in connection with such transaction or event (these securities being referred to as “publicly traded securities”) and as a result of this transaction or event the Inseego Notes become convertible or exchangeable (assuming physical settlement) solely into such consideration (excluding cash payable in lieu of any fractional share), as described above under “—Conversion Rights—Recapitalizations, Reclassifications, Mergers and Other Changes of Our Common Stock.”

For purposes of this definition of “fundamental change,” whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act.

On or before the 5th business day after the effective date of a fundamental change, we will provide to all holders of the Inseego Notes, the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice will state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate;

•	if applicable, that the Inseego Notes with respect to which a repurchase notice has been delivered by a holder may be converted only if the holder withdraws the repurchase notice in accordance with the terms of the Inseego Indenture or to the extent such Inseego Notes are not subject to such repurchase notice; and

•	the procedures that holders must follow to require us to repurchase their Inseego Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York and on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver to the paying agent, on or before the close of business on the business day immediately preceding the fundamental change repurchase date, subject to extension to comply with applicable law, a repurchase notice and, if the Inseego Notes to be repurchased are in certificated form, the Inseego Notes to be repurchased, duly endorsed for transfer. If the Inseego Notes to be repurchased are in global form, you must initiate a book-entry transfer of such Inseego Notes to the paying agent on or before the close of business on the business day immediately preceding the fundamental change repurchase date.

Your repurchase notice must state:

•	if certificated, the certificate numbers of your Inseego Notes to be delivered for repurchase;

•	the portion of the principal amount of Inseego Notes to be repurchased, which must equal $1,000 or an integral multiple of $1,000 in excess thereof; and

•	that the Inseego Notes are to be repurchased by us pursuant to the applicable provisions of the Inseego Notes and the Inseego Indenture.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn Inseego Notes, which principal amount must equal $1,000 or an integral multiple of $1,000 in excess thereof;

•	if certificated Inseego Notes have been issued, the certificate numbers of the withdrawn Inseego Notes; and

•	the principal amount, if any, which remains subject to the repurchase notice, which principal amount must equal $1,000 or an integral multiple of $1,000 in excess thereof.

If the Inseego Notes are not in certificated form, the above notices must instead comply with appropriate DTC procedures.

Except as provided below, we will be required to repurchase any Inseego Notes properly surrendered for repurchase and not withdrawn on the fundamental change repurchase date, subject to extension to comply with applicable law. We will pay you the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) if the Inseego Notes are in global form, the time of book-entry transfer or the delivery of the Inseego Notes (or, if certificated, the date you surrender the certificates representing the Inseego Notes to be repurchased, duly endorsed, to the paying agent). If the paying agent holds money sufficient to pay the fundamental change repurchase price of the Inseego Notes on the fundamental change repurchase date, then:

•	the Inseego Notes will cease to be outstanding and interest (except default interest) will cease to accrue (whether or not book-entry transfer of the Inseego Notes is made or whether or not the Inseego Notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and other than the right of a holder of record on a relevant record date to receive the related interest payment on the corresponding interest payment date, as described above).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Notwithstanding anything to the contrary herein, the Inseego Indenture will prohibit us from repurchasing any Inseego Notes at the option of holders upon a fundamental change if, as of the fundamental change repurchase date, the principal amount of the Inseego Notes has been accelerated, such acceleration has not been rescinded and such acceleration did not result from a default that would be cured by our payment of the fundamental change repurchase price.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition and the value of your Inseego Notes. In addition, the requirement that we offer to repurchase the Inseego Notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including secured indebtedness, outstanding or otherwise adversely affect a holder. The Inseego Indenture does not prohibit or otherwise restrict us or our subsidiaries from incurring debt, including other unsubordinated indebtedness. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the Inseego Notes.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of the consolidated assets of us and our subsidiaries. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Inseego Notes to require us to repurchase its Inseego Notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Under the terms of the agreement governing our revolving credit facility, we will not be permitted to redeem or repurchase the Inseego Notes or satisfy any conversion obligation with respect to the Inseego Notes in cash (or partially in cash), except for cash paid in lieu of any fractional share of common stock, unless (i) no Default or Event of Default (each as defined in the credit agreement) has occurred and is continuing or would result from such cash payment and (ii) we have Excess Availability (as defined in the credit agreement)

in an amount equal to or greater than $10,000,000 on a pro-forma basis for the 60-day period both immediately preceding the date of such cash payment and immediately after giving effect to any such cash payment. In addition, our ability to repurchase the Inseego Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our future borrowing arrangements or otherwise. See “Risk Factors— Risks Relating to the Inseego Notes—We may not have sufficient cash flow from our business to pay interest on the Inseego Notes, to settle conversions of the Inseego Notes in cash or to repurchase the Inseego Notes upon a fundamental change or when holders of the Inseego Notes have the right to require us to repurchase such notes.” If we fail to repurchase the Inseego Notes when required following a fundamental change, we will be in default under the Inseego Indenture. A default under the Inseego Indenture would be a default under our credit agreement and could also lead to a default under agreements governing our future indebtedness. In addition, we may in the future incur other indebtedness with similar fundamental change provisions permitting holders of such debt to accelerate it or to require us to repurchase such other indebtedness upon the occurrence of similar events.

Repurchase of Inseego Notes by Inseego at the Option of the Holder

Each holder will have the right to require us to repurchase all of the holder’s Inseego Notes, or any portion of the holder’s Inseego Notes that has a principal amount that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on June 15, 2020 (the “optional repurchase date”) at a cash price (the “optional repurchase price”) equal to 100% of the principal amount of the Inseego Notes to be repurchased. For the avoidance of doubt, our repurchase of any Inseego Notes on the optional repurchase date will not affect our obligation to pay the interest otherwise due on such Inseego Notes on such date to the holders of such notes at the close of business on the preceding record date. Accordingly, a holder of any Inseego Note that is repurchased on the optional repurchase date will be entitled to receive interest on such Inseego Note through, but not including, the optional repurchase date if that holder was the holder of record of such Inseego Note on the immediately preceding record date.

On the optional repurchase date, we will repurchase all Inseego Notes for which the holder has delivered and not withdrawn a repurchase notice. Holders may submit their repurchase notice to the paying agent before the close of business on the business day immediately before the optional repurchase date (or such later time as may be required by law). For a discussion of certain tax consequences to a holder receiving cash upon a repurchase of the Inseego Notes, see “Material U.S. Federal Income Tax Consequences.”

We will give notice (an “optional repurchase right notice”) on a date that is at least 20 business days before the optional repurchase date to all holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

•	the amount of the optional repurchase price and that regular interest due on the optional repurchase date on Inseego Notes to be repurchased will be paid to the holder of record of such Inseego Notes as of the close of business on the immediately preceding record date;

•	that Inseego Notes with respect to which the holder has delivered a repurchase notice may be converted only if the holder withdraws the repurchase notice in accordance with the terms of the Inseego Indenture; and

•	the procedures that holders must follow to require us to repurchase their Inseego Notes, including the name and address of the paying agent.

To require us to repurchase its Inseego Notes, the holder must deliver a repurchase notice that states:

•	if certificated, the certificate numbers of the holder’s Inseego Notes to be delivered for repurchase;

•	the portion of the principal amount of Inseego Notes to be repurchased, which must equal $1,000 or an integral multiple of $1,000 in excess thereof; and

•	that the Inseego Notes are to be repurchased by us pursuant to the applicable provisions of the Inseego Notes and the Inseego Indenture.

A holder that has delivered a repurchase notice may withdraw the repurchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the business day before the optional repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn Inseego Notes, which principal amount must equal $1,000 or an integral multiple of $1,000 in excess thereof;

•	if certificated Inseego Notes have been issued, the certificate numbers of the withdrawn Inseego Notes; and

•	the principal amount, if any, which remains subject to the repurchase notice, which principal amount must equal $1,000 or an integral multiple of $1,000 in excess thereof.

If the Inseego Notes are not in certificated form, the above notices must instead comply with appropriate DTC procedures.

To receive payment of the optional repurchase price for an Inseego Note for which the holder has delivered and not withdrawn a repurchase notice, the holder must deliver the Inseego Note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will pay the optional repurchase price for the Inseego Note on the later of the optional repurchase date and the time of delivery of the Inseego Note, together with necessary endorsements.

For holders that have delivered and not withdrawn a repurchase notice, if the paying agent, on the optional repurchase date, holds money sufficient to pay the optional repurchase price and interest due on an Inseego Note in accordance with the terms of the Inseego Indenture, then, on and after the optional repurchase date, the Inseego Note will cease to be outstanding and interest on the Inseego Note will cease to accrue, whether or not the holder delivers the Inseego Note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the optional repurchase price upon delivery of the Inseego Note.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the optional repurchase price for all Inseego Notes holders that have elected to have us repurchase.

In connection with any repurchase offer, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Consolidation, Merger and Sale of Assets

The Inseego Indenture provides that we may not consolidate with or merge with or into any other person or sell, lease or otherwise transfer all or substantially all of the consolidated assets of us and our subsidiaries to another person (other than in connection with the Sale), unless:

•	the resulting, surviving or transferee person (if not us) (the “successor company”) will be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such successor company (if not us) expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the Inseego Notes and the Inseego Indenture;

•	immediately after giving effect to such transaction, no default under the Inseego Indenture will have occurred and be continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, sale, conveyance, transfer or lease and such supplemental indenture (if any) comply with the Inseego Indenture and all conditions precedent thereto are satisfied.

The successor company will succeed to, and be substituted for, and may exercise every right and power of us under the Inseego Indenture and, except in the case of a conveyance, transfer or lease of all or substantially all our assets, we will be discharged from our obligations under the Inseego Notes and the Inseego Indenture.

Although these types of transactions are permitted under the Inseego Indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the Inseego Notes of such holder as described above.

Certain Covenants

Each of the covenants described below in this section shall remain in effect until June 15, 2020. Certain capitalized terms used below are defined further below under the caption “—Definitions.”

Limitation on Incurrence of Secured Indebtedness.

(a) Inseego will not, nor will it permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness that is secured by a Lien on the assets of Inseego or any such Subsidiary, except for Permitted Secured Debt.

(b) Clause (a) above will not prohibit the incurrence of any of the following items of Indebtedness that is secured by a Lien on the assets of Inseego and/or any of its Subsidiaries (collectively, “Permitted Secured Debt”):

(1) Indebtedness under any Credit Facility entered into by Inseego and/or any of its Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $48.0 million;

(2) Indebtedness in respect of Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in an aggregate principal amount, including all Permitted Refinancing Secured Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (2), not to exceed $15.0 million at any time outstanding;

(3) secured Indebtedness of any of Inseego’s Subsidiaries in existence on December 7, 2016;

(4) Acquired Secured Debt incurred by Inseego or any of its Subsidiaries prior to the time that such Subsidiary was acquired or merged into Inseego or a Subsidiary of Inseego or such assets that are subject to such Acquired Secured Debt were acquired; provided that such secured Indebtedness was not incurred in connection with, or in contemplation of, such acquisition or merger;

(5) guarantees by Inseego or any of its Subsidiaries secured by Liens on the assets of Inseego or such Subsidiary of secured Indebtedness of Inseego or any of its Subsidiaries, so long as the incurrence of such secured Indebtedness is permitted under this “Limitation on Incurrence of Secured Indebtedness” covenant;

(6) secured Indebtedness of Inseego or any of Inseego’s Subsidiaries to repurchase Inseego Notes that could be put to Inseego on June 15, 2020 pursuant to the provisions described in “—Repurchase of Inseego Notes by Inseego at the Option of the Holder,” provided, that such Indebtedness has a final maturity date that is after December 15, 2020 and, provided further, that any funds raised be placed in escrow until June 16, 2020 and that any funds remaining in escrow after satisfaction of any such repurchases of Inseego Notes on June 15, 2020 may be released from escrow and used by Inseego or its Subsidiaries for general corporate purposes; and

(7) the incurrence by Inseego or any of its Subsidiaries of Permitted Refinancing Secured Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any secured Indebtedness that is permitted by the Inseego Indenture to be incurred under clauses (2), (3), (4) or (5) or this clause (7) under the definition of Permitted Secured Debt.

(c) The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any secured Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of secured Indebtedness for purposes of this “Limitation on Incurrence of Secured Indebtedness” covenant. Notwithstanding any other provision of this “Limitation on Incurrence of Secured Indebtedness” covenant, the maximum amount of secured Indebtedness that Inseego or any of its Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Limitation on Incurrence of Unsecured Indebtedness.

(a) Inseego will not, nor will it permit any of its Subsidiaries to, directly or indirectly, incur any additional unsecured Indebtedness other than Permitted Unsecured Debt; provided, however, that Inseego may, and may permit any of its Subsidiaries to, incur additional unsecured Indebtedness if:

(1) to the extent such Indebtedness is not Subordinated Indebtedness, after giving pro forma effect to such incurrence and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would not exceed 4.00 to 1.00;

(2) to the extent such Indebtedness is Subordinated Indebtedness, after giving pro forma effect to such incurrence and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would not exceed 5.00 to 1.00; and

(3) in each case, such additional Indebtedness has a maturity date that is on or after September 13, 2022.

(b) Clause (a) above will not prohibit the incurrence of any of the following items of unsecured Indebtedness of Inseego or any of its Subsidiaries (collectively, “Permitted Unsecured Debt”):

(1) the Inseego Notes;

(2) intercompany Indebtedness among Inseego and/or any of its Subsidiaries;

(3) unsecured Indebtedness of Inseego or any of its Subsidiaries in existence on December 7, 2016, including, without limitation, the Novatel Wireless Notes;

(4) Acquired Debt incurred by Inseego or any of its Subsidiaries prior to the time that such Subsidiary was acquired or merged into Inseego or a Subsidiary or such assets that are subject to such Acquired Debt were acquired; provided, that such Indebtedness was not incurred in connection with, or in contemplation of, such acquisition or merger;

(5) unsecured guarantees by Inseego or any of its Subsidiaries of unsecured Indebtedness of Inseego or any of its Subsidiaries so long as the incurrence of such unsecured Indebtedness is permitted under this “Limitation on Incurrence of Unsecured Indebtedness” covenant;

(6) unsecured Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease of discharge any Permitted Secured Debt;

(7) unsecured Indebtedness of Inseego or any of Inseego’s Subsidiaries to repurchase Inseego Notes that could be put to Inseego on June 15, 2020 pursuant to the provisions described in “—Repurchase of Inseego Notes by Inseego at the Option of the Holder,” provided, that such Indebtedness has a final maturity date that is after December 15, 2020 and, provided further, that any funds raised be placed in escrow until June 16, 2020 and that any funds remaining in escrow after satisfaction of any such repurchases of Inseego Notes on June 15, 2020 may be released from escrow and used by Inseego or its Subsidiaries for general corporate purposes; and

(8) Permitted Refinancing Unsecured Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness that is permitted by the Inseego Indenture to be incurred under clause (a) above or clauses (1), (3), (4), (5) or (6) or this clause (8) under the definition of Permitted Unsecured Debt.

(c) The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any unsecured Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of unsecured Indebtedness for purposes of this “Limitation on Incurrence of Unsecured Indebtedness” covenant. Notwithstanding any other provision of this “Limitation on Incurrence of Unsecured Indebtedness” covenant the maximum amount of unsecured Indebtedness that Inseego or any of its Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Limitation on Restricted Payments.

Inseego shall not, and shall not permit any of its Subsidiaries to declare or make, directly or indirectly, any Restricted Payment, except:

(1) each Subsidiary may make Restricted Payments to Inseego and its other Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to Inseego and any other Subsidiaries of Inseego and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(2) Inseego and each of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(3) Inseego and each of its Subsidiaries may make Restricted Payments with respect to any Equity Interests of Inseego by conversion into, or by or in exchange for, Equity Interests (other than Disqualified Equity Interests), or out of net cash proceeds of the sale (other than to a Subsidiary of Inseego) of Equity Interests (other than Disqualified Equity Interests) of Inseego occurring within 120 days prior to the making of such Restricted Payments out of the net cash proceeds of the sale (other than to a Subsidiary of Inseego) of Equity Interests (other than Disqualified Equity Interests) of Inseego occurring within 120 days prior to such Restricted Payment;

(4) Inseego or any of its Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests;

(5) Inseego or any of its Subsidiaries may redeem, repurchase, retire or otherwise acquire Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar taxes payable by any of Inseego’s or any of its Subsidiaries’ present or former officers, employees, directors, members of management or consultants (or their respective estates, spouses, former spouses, domestic partners and former domestic partners), including deemed repurchases in connection with the exercise of stock options;

(6) Inseego or any of its Subsidiaries may pay cash to satisfy the outstanding payment obligations to the former stockholders of R.E.R. Enterprises, Inc. (d/b/a Feeney Wireless);

(7) Inseego or any of its Subsidiaries may repurchase Equity Interests of any non-wholly owned Subsidiary in accordance with contractual arrangements to which Inseego or any of its Subsidiaries is a party; and

(8) in addition to the foregoing Restricted Payments and so long as no event of default shall have occurred and be continuing or would result therefrom, Inseego and its Subsidiaries may make additional Restricted Payments in an aggregate amount not to exceed $5.0 million.

Definitions.

“Acquired Debt” means unsecured Indebtedness of a Person existing at the time such Person becomes a Subsidiary or assumed in connection with the acquisition of assets from such Person.

“Acquired Secured Debt” means secured Indebtedness of a Person existing at the time such Person becomes a Subsidiary or assumed in connection with the acquisition of assets from such Person.

“Asset Acquisition” means (i) an investment by Inseego or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of Inseego, or shall be merged with or into Inseego or any of its Subsidiaries or (ii) the acquisition by Inseego or any of its Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by Inseego or any of its Subsidiaries to any Person (other than to Inseego or one or more of its Subsidiaries) in any single transaction or series of transactions (i) that results in a Subsidiary of Inseego ceasing to be a Subsidiary of Inseego or (ii) that constitutes the disposition of assets constituting a business unit, line of business or division of, or all or substantially all of the assets of, a Person.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided, that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to the Issue Date (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of the Inseego Indenture regardless of any change in GAAP following the Issue Date that would otherwise require such leases to be recharacterized as Capital Leases.

“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided, that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP immediately prior to the Issue Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capital Lease Obligations) for purposes of the Inseego Indenture regardless of any change in GAAP following the Issue Date that would otherwise require such obligations to be recharacterized as Capital Lease Obligations.

“Consolidated EBITDA” means, for any period, an amount equal to Consolidated Net Income for such period plus:

(a) the following (other than clause (8) below) to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expenses for such period;

(2) provision for taxes based on income or profits or capital, including, without limitation, U.S. federal, state, non-U.S., franchise, excise, value added, and similar taxes and foreign withholding taxes of Inseego and its Subsidiaries paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income;

(3) depreciation and amortization expense;

(4) non-cash expenses and amortization expenses, in each case, related to the granting of stock appreciation or similar rights, stock options, restricted shares or restricted stock units pursuant to equity-incentive programs of Inseego and its Subsidiaries;

(5) any other non-cash charges, expenses or losses, including any non-cash expense relating to non-cash asset retirement costs and any write offs, write downs, expenses, losses, or items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (x) Inseego may determine not to add back such non-cash charge in the current period and (y) to the extent Inseego does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(6) any net loss from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of);

(7) restructuring expenses and charges and any costs, charges, fees and expenses incurred in connection with any acquisition, investment or any non-ordinary course disposition of assets;

(8) the amount of cost savings, operational improvements and other synergies projected by Inseego in good faith to be realized as a result of actions taken or expected to be taken (including, without limitation, actions taken or expected to be taken in connection with Asset Sales, Asset Acquisitions, investments and discontinued operations for which pro forma adjustments are required in connection with the calculation of any ratio contained in the Inseego Indenture) during such period (calculated on a pro forma basis as though such cost savings, operational improvements and other synergies had been realized on the first day of such period), but not including the amount of actual benefits realized during such period from such actions; provided, that (w) such cost savings, operational improvements and other synergies are reasonably identifiable and factually supportable, (x) such cost savings, operational improvements and other synergies are expected to be realized within 12 months of the date thereof in connection with such actions, (y) the aggregate amount of cost savings, operational improvements and other synergies added pursuant to this clause (8) shall not exceed 10.0% of Consolidated EBITDA on a consolidated basis for Inseego’s and its Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination for any four consecutive quarter period and (z) such cost savings, operational improvements and other synergies are set forth in an officers’ certificate certifying that such cost savings, operational improvements and other synergies comply with the requirements of this clause (8);

(9) fees and costs incurred in connection with the Transactions;

(10) with respect to any investment or Asset Acquisition, (x) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules and (y) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3 (as the same may be amended), in the event that such an adjustment is required by Inseego’s independent auditors, in each case, as determined in accordance with GAAP;

(11) expenses and losses arising from patent suits or litigation; and

(12) impairment charges, including the write down of investments, and minus

(b) the following to the extent included in calculating such Consolidated Net Income:

(1) Federal, state, local and foreign income tax credits of Inseego and its Subsidiaries for such period; and

(2) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Interest Expenses” means, with respect to Inseego for any period, without duplication, the sum of:

(1) consolidated cash interest expense of Inseego and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (x) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers acceptances, (y) capitalized interest to the extent paid in cash, and (z) net payments (over payments received), if any, made pursuant to interest rate Hedging Obligations with respect to Indebtedness); plus

(2) any cash payments made during such period in respect of the accretion or accrual of discounted liabilities referred to in clause (f) of the proviso below that were amortized or accrued in a previous period; less

(3) cash interest income for such period;

provided, however, that the following shall in all cases be excluded from Consolidated Interest Expense:

(a) any one-time cash costs associated with breakage in respect of Hedging Obligations to the extent such costs would be otherwise included in Consolidated Interest Expense;

(b) deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization and write-off thereof;

(c) annual agency fees paid to any agent or trustee under any Credit Facilities or other debt instruments or documents;

(d) costs associated with obtaining Hedging Obligations;

(e) the accretion or accrual of discounted liabilities; and

(f) any prepayment premium or penalty.

For purposes of this definition, cash interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness to (y) the aggregate amount of Consolidated EBITDA for the most recently ended Test Period, in each case on a pro forma basis.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Inseego and its Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such consolidated net income, by excluding, without duplication:

(1) all extraordinary, non-recurring or unusual gains or losses, charges or expenses;

(2) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(3) any unrealized gains or losses in respect of Hedging Obligations;

(4) any gains or losses resulting from non-ordinary course dispositions of assets or discontinued operations;

(5) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation or in connection with any disposition of assets, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(6) any gain or loss due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP; and

(7) any loss, charge and expense, to the extent covered by insurance or indemnification and actually reimbursed, or, so long as, in the case of reimbursements or indemnifications not yet received, Inseego has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (i) not denied by the applicable carrier or indemnifying party in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such determination (with a deduction for any amount so added back to the extent not so reimbursed within 365 days).

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the aggregate principal amount of all outstanding Indebtedness of Inseego and its Subsidiaries that would be reflected on a consolidated balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Credit Facility” means, with respect to Inseego or any of its Subsidiaries, one or more debt or credit facilities, indentures or other arrangements (including commercial paper facilities and overdraft facilities), in each case, with one or more banks, other financial institutions, lenders or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or the creation of any Liens in respect of such receivables in favor of such institutions), letters of credit or other Indebtedness, in each case, as amended, restated, amended and restated, supplemented or otherwise modified or renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes, any letters of credit and reimbursement obligations related thereto, any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of Inseego as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or casualty or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or casualty or condemnation event shall be subject to the prior repayment in full of the Inseego Notes), (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity Interests and other than as a result of a change of control, asset sale or casualty or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or casualty or condemnation event shall be subject to the prior repayment in full of the Inseego Notes) or (iii) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the maturity date of the Inseego Notes.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities, but excluding debt securities).

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Hedging Obligations” means, with respect to any Person, the obligations of such person under (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(1) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(2) all obligations of such Person with respect to Capital Lease Obligations or Purchase Money Obligations; and

(3) all guarantees of such Person in respect of any of the foregoing.

“Issue Date” means the date the Inseego Notes are first issued.

“Lien” means, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind in respect of such asset, including any conditional sale or other title retention agreement, and any lease in the nature thereof; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Permitted Refinancing Secured Indebtedness” means any Indebtedness of Inseego or any of its Subsidiaries that may (but is not required to be) secured by a Lien on any of the assets of Inseego or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other secured Indebtedness of Inseego or any of its Subsidiaries; provided, that:

(1) the aggregate principal amount (or accreted value, if applicable) of such Permitted Refinancing Secured Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Secured Indebtedness has a final maturity date on or after the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(3) such Indebtedness is incurred either by Inseego or by any of its Subsidiaries or the real property who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Refinancing Unsecured Indebtedness” means any unsecured Indebtedness of Inseego or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other unsecured Indebtedness of Inseego or any of its Subsidiaries; provided, that:

(1) the aggregate principal amount (or accreted value, if applicable) of such Permitted Refinancing Unsecured Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Unsecured Indebtedness has a final maturity date on or after the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(3) such Indebtedness is incurred either by Inseego or by any of its Subsidiaries who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Purchase Money Obligations” means any Indebtedness to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Inseego or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Inseego’s or any of its Subsidiaries’ stockholders, partners or members (or the equivalent Persons thereof).

“Subordinated Indebtedness” means Indebtedness incurred by Inseego that is contractually subordinated in right of payment to the prior payment of amounts owed by Inseego with respect to the Inseego Notes.

“Subsidiary” means a Person, more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Inseego or by one or more other Subsidiaries of Inseego, or by Inseego and one or more other Subsidiaries of Inseego.

“Test Period” means, for any determination hereunder, the four consecutive fiscal quarters of Inseego then last ended for which Inseego has financial statements that are available.

“Transactions” means, collectively, any or all of the following: (1) the Sale, (2) the exchange offer, (3) the issuance of the Inseego Notes and the entry into the Inseego Indenture in connection with the exchange offer, (4) the amendment of the Novatel Wireless Indenture in connection with the exchange offer and (5) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

SEC and Other Reports

We will deliver to holders with a copy to the trustee, copies of our annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days of the date that we are required to file such annual reports, information, documents and other reports with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be delivered to holders and filed with the trustee as of the time such documents are filed via EDGAR. We will also comply with our other obligations under Section 314(a)(1) of the Trust Indenture Act.

Events of Default

Each of the following will constitute an event of default under the Inseego Indenture:

•	we fail to pay principal of the Inseego Notes (including any fundamental change repurchase price, optional repurchase price or redemption price) when due at maturity, upon redemption, repurchase, declaration of acceleration or otherwise;

•	we fail to pay any interest on the Inseego Notes when due and such failure continues for a period of 30 days past the applicable due date;

•	we fail to give a fundamental change notice, an optional repurchase right notice or a notice of a make-whole fundamental change, in each case when due, and such failure continues for a period of five days;

•	we fail to comply with our obligation to convert the Inseego Notes in accordance with the Inseego Indenture upon exercise of any holder’s conversion right;

•	we fail to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

•	we fail to perform or observe any of our other covenants or warranties in the Inseego Indenture or in the Inseego Notes for 60 days after written notice to us from the trustee on behalf of holders or to us and the trustee from the holders of at least 25% of the aggregate principal amount of then outstanding Inseego Notes;

•	default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $5.0 million in the aggregate of us and/or any of our subsidiaries, whether such indebtedness now exists or is hereafter created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise, and after the expiration of any applicable grace period;

•	a final judgment for the payment of in excess of $5.0 million (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; and

•	certain events of bankruptcy, insolvency and reorganization of us or any of our significant subsidiaries (as defined in Article 1, Rule 1-02 of Regulation S-X).

The foregoing will constitute events of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If a default under the Inseego Indenture occurs and is continuing and is actually known to a responsible officer of the trustee, the trustee must send to each holder of the Inseego Notes notice of the default within 90 days after it occurs or, if later than 90 days, promptly (and in any event within 10 days) after it is known to the trustee. The trustee may withhold notice of a default to the holders of the Inseego Notes, except defaults relating to the non-payment of principal (including of the fundamental change repurchase price, the optional repurchase price or the redemption price) or interest on the Inseego Notes or the failure to convert the Inseego Notes in accordance with the Inseego Indenture. The trustee must, however, consider it to be in the interest of the holders of the Inseego Notes to withhold this notice.

If an event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization of us) occurs and continues, the trustee, by written notice to us, or the holders of at least 25% in principal amount of the outstanding Inseego Notes, by written notice to us and the trustee, may declare the principal and accrued and unpaid interest on the outstanding Inseego Notes to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization of us as described above, the principal and accrued and unpaid interest on the Inseego Notes will automatically become immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding Inseego Notes may rescind such acceleration with respect to the Inseego Notes and, as is discussed below, waive these past defaults.

Notwithstanding the foregoing, the Inseego Indenture for the Inseego Notes provides that, to the extent we elect, the sole remedy for an event of default relating to our failure to comply with the reporting requirements set forth under “—SEC and Other Reports” (including our obligations under Section 314(a)(1) of the Trust Indenture Act) will, for the first 60 days after the occurrence of such an event of default, consist exclusively of the right to receive special interest (the “special interest”) on the Inseego Notes at a rate equal to 0.50% per annum on the principal amount of the outstanding Inseego Notes. If we so elect, such special interest will be payable in the same manner and on the same dates as the stated interest payable on the Inseego Notes. On the 61st day after such event of default (if such event of default has not been cured or waived prior to such 61st day), the Inseego Notes will be subject to acceleration as provided above. The provisions of the Inseego Indenture described in this paragraph will not affect the rights of holders of Inseego Notes in the event of the occurrence of any other event of default. If we do not elect to pay the special interest upon an event of default in accordance with this paragraph and the immediately following paragraph, the Inseego Notes will be subject to acceleration as provided above.

In order to elect to pay the special interest as the sole remedy during the first 60 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of Inseego Notes and the trustee and paying agent of such election prior to the occurrence of such event of default. Upon our failure to timely give such notice or to pay the special interest, the Inseego Notes will be subject to acceleration as provided above. Special interest will cease to accrue from and after the date such event of default relating to the failure to comply with the reporting obligations has been cured or waived.

Notwithstanding anything to the contrary, in no event will the sum of special interest that accrues on the Inseego Notes at any time exceed a rate of 0.50% per annum on the principal amount of the Inseego Notes.

The holders of a majority in aggregate principal amount of outstanding Inseego Notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee or of exercising any trust or power conferred on the trustee, subject to limitations specified in the Inseego Indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the Inseego Indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the Inseego Notes or that would involve the trustee in personal liability. Before taking any action under the Inseego Indenture, the trustee will be entitled to indemnification satisfactory to it against all losses, liabilities and expenses that may be caused by taking or not taking the action.

The holders of a majority in aggregate principal amount of outstanding Inseego Notes may waive any past defaults under the Inseego Indenture, except a default due to the non-payment of principal (including the fundamental change repurchase price, the optional repurchase price or the redemption price) or interest or due to our failure to comply with our conversion obligations, a default arising from our failure to repurchase or redeem any Inseego Notes when required pursuant to the terms of the Inseego Indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.

No holder of the Inseego Notes may pursue any remedy under the Inseego Indenture, except in the case of an event of default due to the non-payment of principal (including the fundamental change repurchase price, the optional repurchase price or the redemption price) or interest on the Inseego Notes or due to the failure to comply with our conversion obligations, unless:

•	the holder has given the trustee written notice of such event of default;

•	the holders of at least 25% in principal amount of outstanding Inseego Notes make a written request to the trustee to pursue the remedy;

•	such holders have offered the trustee security or indemnity satisfactory to it;

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of outstanding Inseego Notes; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Each holder will have the right to receive payment or delivery, as applicable, of:

•	the principal (including the fundamental change repurchase price, the optional repurchase price or the redemption price) of;

•	accrued and unpaid interest, if any, on; and/or

•	the consideration due upon conversion of,

its Inseego Notes on or after the respective due dates expressed or provided for in the Inseego Indenture, or to institute suit for the enforcement of any such payment or delivery, as applicable, and such right to receive such payment or delivery, as applicable, on or after such respective dates will not be impaired or affected without the consent of such holder.

The Inseego Indenture will require us every year to deliver to the trustee a statement confirming our performance of our obligations under the Inseego Indenture and listing any default and the steps that we have taken or plan to take to remedy such default. The Inseego Indenture will also require us to deliver to the trustee written notice of any default within 30 days after its occurrence, which notice will describe in reasonable detail the status of such default and what action we are taking or propose to take in respect thereof.

Payments of the redemption price, fundamental change repurchase price, optional repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus 100 basis points from the required payment date.

Modification and Amendment

Subject to certain exceptions, the Inseego Indenture and the Inseego Notes may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the Inseego Notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, Inseego Notes) and, subject to certain exceptions, any past default in compliance with any provisions of the Inseego Indenture may be waived with the consent of the holders of a majority of the aggregate principal amount of Inseego Notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, Inseego Notes). However, notwithstanding the foregoing and except as provided below, a modification or amendment requires the consent of the holder of each outstanding Inseego Note affected by such modification or amendment if it would

•	reduce the principal amount of or change the stated maturity of any Inseego Note;

•	reduce the rate or extend the time for payment of interest on any Inseego Note;

•	reduce any amount payable upon redemption or repurchase of any Inseego Note or change the time at which or circumstances under which the Inseego Notes may or will be redeemed or repurchased;

•	impair the right of a holder to receive payment on any Inseego Note, including with respect to any consideration due upon conversion of any Inseego Note, on the respective due dates therefore, or to bring suit for the enforcement of any such payment or delivery on or after such respective due dates;

•	change the currency in which any Inseego Note is payable;

•	impair the right of a holder to convert any Inseego Note or reduce the number of shares of common stock or amount of cash or any other property receivable upon conversion;

•	change the ranking of the Inseego Notes;

•	amend or modify provisions of the amendment, modification or waiver of provisions of the Inseego Indenture that require each holder’s consent; or

•	reduce the percentage of the aggregate principal amount of Inseego Notes required for consent to any amendment or modification of the Inseego Indenture or to waive any past default.

We and the trustee may modify certain provisions of the Inseego Indenture without the consent of any holder of the Inseego Notes, including to:

•	add guarantees with respect to the Inseego Notes or secure the Inseego Notes;

•	evidence the assumption of our obligations by a successor person under the provisions of the Inseego Indenture relating to consolidations, mergers and sales of assets;

•	surrender any of our rights or powers under the Inseego Indenture;

•	add covenants or events of default for the benefit of the holders of Inseego Notes;

•	cure any ambiguity or correct any inconsistency or defect in the Inseego Indenture or in the Inseego Notes;

•	make or change any provisions with respect to questions arising under the Inseego Indenture, provided that such action, individually or in the aggregate with all other such actions, shall not adversely affect the rights and interests of the holders in any material respect, as determined in good faith by our board of directors (or a committee thereof) and evidenced by resolutions of our board of directors (or such committee);

•	provide for or confirm the issuance of additional Inseego Notes in accordance with the Inseego Indenture;

•	enter into supplemental indentures in connection with a common stock change event as described above under the caption “—Recapitalizations, Reclassifications, Mergers and Other Changes of Our Common Stock”;

•	modify or amend the Inseego Indenture to effect or maintain the qualification of the Inseego Indenture or any supplemental indenture under the Trust Indenture Act;

•	irrevocably elect a settlement method or a specified dollar amount;

•	evidence the acceptance of appointment by a successor trustee;

•	comply with the applicable procedures of the applicable depositary;

•	conform the Inseego Indenture and the form or terms of the Inseego Notes, to the “Description of the Inseego Notes” set forth in this prospectus; and

•	make other changes to the Inseego Indenture or forms or terms of the Inseego Notes; provided that no such change, individually or in the aggregate with all other such changes, shall adversely affect the rights and interests of the holders in any material respect.

The Inseego Indenture will not require holders to approve the particular form of any amendment or modification. Instead, it will be sufficient for holders to approve the substance of the amendment or modification.

Whenever an amendment or modification to the Inseego Notes or the Inseego Indenture is approved, we or the trustee, at our direction, will promptly deliver notice of such modification or amendment to each holder of the Inseego Notes and to the trustee, which notice will describe the substance of such modification or amendment in reasonable detail and state the effective date for such modification or amendment. However, our failure to deliver such notice to every holder and the trustee, or any defect in any such notice we deliver, will not impair or otherwise affect the validity of the amendment or modification.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the Inseego Indenture by delivering to the registrar for cancellation all outstanding Inseego Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Inseego Notes have become due and payable, whether at the stated maturity, or any redemption date or fundamental change repurchase date, or upon conversion or otherwise, cash or shares of common stock and cash in lieu of fractional shares, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding Inseego Notes and paying all other sums payable under the Inseego Indenture by us. Such discharge is subject to terms contained in the Inseego Indenture.

Calculations in Respect of Inseego Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the Inseego Notes. These calculations include, but are not limited to, determinations of the last reported sale price of our common stock or any other security, the daily settlement amounts, the daily conversion values, accrued interest payable on the Inseego Notes (including any special interest) and the conversion rate of the Inseego

Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Inseego Notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Inseego Notes upon the written request of that holder.

Trustee

Wilmington Trust, National Association, will be the trustee, registrar, paying agent and conversion agent. Wilmington Trust, National Association, in each of its capacities, including without limitation as trustee, registrar, paying agent and conversion agent, will assume no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this prospectus or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Wilmington Trust, National Association, has provided escrow services in connection with our past acquisitions, and Wilmington Trust, National Association, and/or its affiliates may in the future engage in banking and other commercial dealings with us in the ordinary course of business.

Notices

Except as otherwise described herein, notices to registered holders of the Inseego Notes will be given by mail or, in the case of global notes, delivered electronically in accordance with the procedures of the depositary to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing or electronic delivery, as applicable.

Governing Law

The Inseego Indenture provides that it and the Inseego Notes, and any claim, controversy or dispute arising under or related to the Inseego Indenture or the Inseego Notes, will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Settlement and Clearance

The Inseego Notes will be initially issued in the form of one or more registered notes in global form. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the purchasers of the Inseego Notes; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described in the Inseego Indenture.

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. None of us, the placement agent or the trustee is responsible for those operations or procedures.

DTC has advised us that it is :

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the placement agent, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Inseego Notes represented by that global note for all purposes under the Inseego Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have Inseego Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated Inseego Notes; and

•	will not be considered the owners or holders of the Inseego Notes under the Inseego Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Inseego Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Inseego Notes under the Inseego Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the Inseego Notes represented by a global note will be made by the paying agent to DTC’s nominee as the registered holder of the global note. None of us, the trustee or the paying agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note for any aspect of the records relating to or payments made on account of those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Global notes will be exchanged for notes in physical, certificated form issued and delivered to each person that DTC identifies as a beneficial owner of such global notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the Inseego Notes has occurred and is continuing and such beneficial owner requests that its Inseego Notes be issued in physical, certificated form.

In addition, at any time, we may, in our sole discretion, by delivering a written request to the registrar, the trustee and the owner of such beneficial interest, permit the exchange of any beneficial interest in a global note for a note in physical, certificated form at the request of the owner of such beneficial interest.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms of our capital stock. For more detailed information, you should refer to the full text of our amended and restated certificate of incorporation and our amended and restated bylaws.

Overview

We are authorized to issue up to 150,000,000 shares of common stock, $0.001 par value per share, and up to 2,000,000 shares of preferred stock, $0.001 par value per share. As of November 8, 2016, there were 53,955,857 shares of our common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of common stock are entitled to receive such dividends, if any, as may from time to time be declared by our board of directors out of funds legally available for that purpose. Under the terms of our revolving credit facility with Wells Fargo Bank, National Association, we are prohibited from declaring or paying any cash dividends on our common stock. Pursuant to our amended and restated certificate of incorporation, holders of common stock are entitled to one vote per share, and are entitled to vote upon such matters and in such manner as may be provided by law. Other than certain contractual rights of certain holders of common stock, holders of common stock have no preemptive, conversion, redemption or sinking fund rights. Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, holders of common stock, upon our liquidation, dissolution or winding up, are entitled to share equally and ratably in our assets. The outstanding shares of common stock are, and the shares of common stock, if any, issued upon conversion of the Inseego Notes offered hereby, when issued, will be, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights, preferences and privileges of any series of preferred stock that we may issue in the future.

Preferred Stock

We are authorized to issue 2,000,000 shares of preferred stock, none of which have been designated as a particular series. We presently have no shares of preferred stock outstanding. Subject to the provisions of our charter, our board of directors, without further stockholder authorization, is authorized to establish, from time to time, one or more series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of these series and any qualifications, limitations or restrictions thereof, including dividend rights and preferences over dividends on our common stock, conversion rights, voting rights, redemption rights, the terms of any sinking fund therefor and rights upon liquidation.

Investors’ Rights Agreement

We are party to an Investors’ Rights Agreement, dated September 3, 2014, pursuant to which we have registered the resale of certain shares of our common stock held by HC2 Holdings 2, Inc. and/or its transferees, donees, pledgees or other successors-in-interest on a registration statement on Form S-3.

Anti-Takeover Effects of Some Provisions of Delaware Law

Provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could make the acquisition of Inseego through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Inseego to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

•	upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, we have not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Inseego.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Inseego and could increase the likelihood that incumbent directors will retain their positions.

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual or special meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Among other requirements, the advance notice provisions provide that (i) a stockholder must provide to the secretary of Inseego timely notice (generally 90 to 120 days prior to the one-year anniversary of the previous year’s annual meeting of stockholders) of any business, including director nominations, proposed to be brought before the annual or special meeting, which notice must conform to the substantive requirements set forth in the amended and restated bylaws, (ii) a stockholder must deliver certain information regarding the person(s) making the proposal, and in the case of any nominee for election to our board of directors, information regarding such nominee, in each case as set forth in the amended and restated bylaws, and (iii) any nominee for election to our board of directors must provide both an executed questionnaire regarding his or her background, qualifications, stock ownership and independence, and an executed representation agreement regarding voting commitments, indemnification or similar arrangements and compliance with policies applicable to members of our board of directors. These provisions may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Inseego.

Our amended and restated bylaws provide that our board of directors, our chairman of the board or our chief executive officer may call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to such time as a majority of the board of directors believed the matter should be considered or until the next annual meeting provided that the requestor met the notice and other requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace our board of directors also could be delayed until the next annual meeting.

Our amended and restated certificate of incorporation provides that our amended and restated bylaws may be altered or amended or new bylaws adopted by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of our voting stock entitled to vote.

Our board of directors is expressly authorized to adopt, amend or repeal our amended and restated bylaws. This provision may not be repealed, amended or altered in any respect without the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of our voting stock entitled to vote.

Our amended and restated certificate of incorporation does not allow stockholders to act by written consent without a meeting. Without the availability of stockholders’ actions by written consent, a holder of the requisite number of shares of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a stockholders’ meeting. The holder would have to obtain the consent of a majority of our board of directors, our chairman of the board or our chief executive officer to call a stockholders’ meeting and satisfy the notice periods determined by our board of directors.

Stock Exchange Listing

Our common stock is listed on The NASDAQ Global Select Market. The trading symbol for our common stock is “INSG.”

Transfer Agent and Registrar

Computershare Trust Company is the transfer agent and registrar for our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of the exchange offer and consent solicitation that may be relevant to a beneficial owner of Novatel Wireless Notes or the Inseego Notes. This discussion is limited to holders who hold Novatel Wireless Notes and will hold the Inseego Notes (assuming that such holder participates in the exchange offer) as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Novatel Wireless Notes or the Inseego Notes in light of their personal circumstances or to holders subject to special tax rules including, among others, banks, financial institutions, insurance companies, dealers or traders in securities or currencies, regulated investment companies, real estate investment trusts, tax-exempt organizations (including private foundations), holders holding Novatel Wireless Notes or the Inseego Notes in tax-deferred accounts, holders holding Novatel Wireless Notes or the Inseego Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, holders who mark to market their securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, holders who are subject to the alternative minimum tax, holders who are partnerships or partners therein or holders who are former U.S. citizens or U.S. residents, all of which may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any state, local or non-U.S. tax considerations or other U.S. federal tax considerations (e.g., estate or gift tax or the Medicare tax on net investment income).

The discussion below is based on the Code, U.S. Treasury Regulations, published IRS rulings and administrative pronouncements, and published court decisions, each as in effect as of the date hereof, and any of which may be subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling will be sought from the IRS with respect to any statement or conclusion in this discussion, and no assurance can be given that the IRS will not challenge such statement or conclusion in this discussion or, if challenged, that a court will uphold such statement or conclusion. Holders should consult their tax advisors as to the particular tax consequences to them of participating in the exchange offer and consent solicitation and of owning and disposing of the Inseego Notes in light of their particular circumstances, as well as the effect of any state, local, non-U.S. or other laws.

As used herein, the term “U.S. Holder” means a beneficial owner of Novatel Wireless Notes or the Inseego Notes that is for U.S. federal income tax purposes one of the following: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation (or any other entity taxable as a corporation) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) it is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. The term “Non-U.S. Holder” is a beneficial owner of Novatel Wireless Notes or the Inseego Notes that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO SUCH HOLDER OF THE EXCHANGE OFFER AND CONSENT SOLICITATION AND THE OWNERSHIP, CONVERSION AND DISPOSITION OF the Inseego Notes ACQUIRED PURSUANT TO THE EXCHANGE OFFER AND CONSENT SOLICITATION, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS.

U.S. Holders Tendering Novatel Wireless Notes in the Exchange Offer

Consequences of the Exchange Offer

Tender of Novatel Wireless Notes. Exchanges of Novatel Wireless Notes for Inseego Notes pursuant to the exchange offer and consent solicitation will be taxable exchanges for U.S. federal income tax purposes.

Subject to the discussion below under “—Potential Treatment of Exchange Consideration as Consent Fee,” a U.S. Holder that exchanges Novatel Wireless Notes for Inseego Notes pursuant to the exchange offer and consent solicitation generally will recognize gain or loss equal to the difference, if any, between (i) the “issue price” of the Inseego Notes received in respect of the Novatel Wireless Notes (as discussed below under “—Issue Price”) and (ii) the U.S. Holder’s adjusted tax basis in the Novatel Wireless Notes. A U.S. Holder’s adjusted tax basis in a Novatel Wireless Note will generally equal the amount paid for the Novatel Wireless Note (x) increased by any market discount previously taken into account by the U.S. Holder in respect of the Novatel Wireless Note and (y) reduced (but not below zero) by any amortizable bond premium previously amortized on the Novatel Wireless Note. Amounts received in respect of accrued interest on the Novatel Wireless Notes at the time of the exchange will be includable in a U.S. Holder’s gross income as interest income at the time of the exchange to the extent that it has not yet been included.

Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on a Novatel Wireless Note (see below under “—Market Discount”), any gain or loss recognized in respect of a Novatel Wireless Note generally will be capital gain or loss, which will be long-term capital gain or loss if the U.S. Holder held the Novatel Wireless Note for more than one year as of the date of the exchange. The deductibility of capital losses is subject to limitations under the Code. A U.S. Holder generally will have an initial tax basis in an Inseego Note received pursuant to the exchange offer and consent solicitation equal to its issue price (as defined below), and generally will commence a new holding period with respect to the Inseego Note the day after the completion of the exchange.

Market Discount. In general, if a U.S. Holder acquired the Novatel Wireless Notes with market discount, any gain recognized by a U.S. Holder on the exchange of the Novatel Wireless Notes pursuant to the exchange offer and consent solicitation will be treated as ordinary income to the extent of the portion of the market discount that has accrued while the Novatel Wireless Notes were held by the U.S. Holder, unless the U.S. Holder has elected to include market discount in income currently as it accrues.

Issue Price. If an Inseego Note is considered to be “publicly traded” for U.S. federal income tax purposes, the issue price of such Inseego Note will, subject to the sentence below, generally equal its fair market value on the date of issuance. In accordance with applicable U.S. Treasury Regulations, we intend to determine the issue price of the Inseego Notes by subtracting from such fair market value amount any Inseego Note Pre-Issuance Accrued Interest (as defined below under “—Treatment of the Inseego Notes—Stated Interest”). Although no assurances can be given in this regard, we believe that the Inseego Notes are likely to be considered “publicly traded” for these purposes and intend to take this position for all relevant reporting and other purposes. We will provide investors with information regarding our determination of the issue price of the Inseego Notes by publishing that information on our website. Our determination of the issue price of the Inseego Notes is binding upon a holder unless such holder explicitly discloses to the IRS, on a timely filed U.S. federal income tax return for the taxable year that includes the date of the exchange, that its determination is different from ours, the reasons for the different determination, and how such holder determined the issue price.

Potential Treatment of Exchange Consideration as Consent Fee. We intend to treat the entire amount of the Exchange Consideration received by a U.S. Holder that participates in the exchange offer and consent solicitation as sale proceeds received in exchange for the U.S. Holder’s Novatel Wireless Notes. It is possible, however, that the IRS may take the position that a portion of the Exchange Consideration is not part of the consideration received by a U.S. Holder in exchange for the U.S. Holder’s Novatel Wireless Notes but rather a separate amount payable for consenting to the amendments, which may be treated as a fee or as additional interest on the Novatel Wireless Notes. In that case, the portion of the Exchange Consideration characterized as a consent fee or additional interest would be taxable as ordinary income to the U.S. Holder.

Treatment of the Inseego Notes

Characterization of the Inseego Notes. Inseego intends to take the position that the Inseego Notes are not “contingent payment debt instruments” for U.S. federal income tax purposes within the meaning of applicable

U.S. Treasury Regulations and, therefore, the discussion below assumes that the Inseego Notes are not subject to the special rules governing “contingent payment debt instruments.” U.S. Holders should consult their tax advisors regarding the tax consequences if the Inseego Notes were treated as “contingent payment debt instruments.”

Stated Interest. Subject to the following sentence, U.S. Holders will generally be taxed on the stated interest on the Inseego Notes as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. However, a U.S. Holder should not include in income the portion of the first payment of interest on an Inseego Note that is attributable to accrued interest on the Novatel Wireless Notes as of the time of the exchange and should instead treat such portion as a non-taxable return of principal (such amount is referred to as the “Inseego Note Pre-Issuance Accrued Interest”).

Original Issue Discount. As described above, we intend to determine the issue price of the Inseego Notes by reference to the fair market value of the Inseego Notes on the applicable exchange date; therefore, we cannot know before the applicable exchange date whether any series of the Inseego Notes will have original issue discount (“OID”). If the principal amount of any Inseego Note exceeds the issue price of the Inseego Note by at least a statutorily specified de minimis amount (which is generally 1/4 of one percent of the principal amount multiplied by the number of complete years to maturity), the difference will constitute OID for U.S. federal income tax purposes. A U.S. Holder of an Inseego Note that is issued with OID will, regardless of such U.S. Holder’s method of accounting, be required to include the OID in income (as ordinary income) as it accrues in accordance with a constant yield method based upon a compounding of interest and before receiving the cash to which that income is attributable.

Amortizable Bond Premium on the Inseego Notes. If a U.S. Holder’s initial tax basis in an Inseego Note (reduced by an amount equal to the value of the conversion option) is greater than the principal amount of the Inseego Note, the U.S. Holder will be considered to have acquired the Inseego Note with “amortizable bond premium.” A U.S. Holder generally may elect to amortize the premium over the remaining term of the Inseego Note on a constant yield method as an offset to interest when includible in income under a U.S. Holder’s regular accounting method. An election to amortize premium on a constant yield method will also apply to all other taxable debt instruments held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year for which the election is made. Such an election may not be revoked without the consent of the IRS. U.S. Holders should consult their tax advisors about these special rules.

Sale or Other Taxable Disposition of the Inseego Notes. Except as provided below under “—Conversion of Inseego Notes,” a U.S. holder will generally recognize gain or loss upon the sale, exchange, or other taxable disposition of an Inseego Note, including a conversion of the Inseego Notes into cash, equal to the difference between the amount realized upon the sale, exchange, or other taxable disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder) and the U.S. holder’s adjusted U.S. federal income tax basis in the Inseego Notes. A U.S. holder’s adjusted tax basis in an Inseego Note will generally be its cost for that Inseego Note. Any such gain or loss will generally be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year currently are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code.

Conversion of Inseego Notes. A U.S. holder will generally not recognize any gain or loss upon conversion of an Inseego Note solely for common stock, except to the extent of cash received in lieu of a fractional share (which will be treated as if such fractional share had been received and then sold in a sale treated as described above under “—Sale or Other Taxable Disposition of the Inseego Notes”) and except to the extent of any cash and the fair market value of common stock received with respect to accrued interest (which will be taxable as described above under “—Stated Interest” to the extent not previously included in income).

A U.S. holder who receives a combination of cash and common stock in exchange for Inseego Notes upon conversion will recognize gain, but not loss, in an amount equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be taxable as described above under “—Stated Interest” to the extent not previously included in income) over the U.S. holder’s tax basis in the Inseego Note, but such gain will only be recognized to the extent of such cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

A U.S. holder’s tax basis in shares of common stock received upon a conversion (including any fractional share deemed to be received by the U.S. holder, but excluding common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the tax basis in the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share).

A U.S. holder’s holding period for shares of common stock received in a conversion will include the period during which the U.S. holder held the Inseego Notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

The tax rules regarding the treatment of amounts received as a result of the increase in the conversion rate for conversions in connection with a make-whole fundamental change are unclear. Except to the extent attributable to accrued interest (as noted above), we do not intend to treat the balance of any such amounts as additional interest.

As a result, we strongly encourage you to consult with your tax advisor concerning the potential tax treatment of such a payment. Additionally, alternative treatments of the conversion of the Inseego Notes into cash and common stock are possible. For example, the conversion of an Inseego Note into cash and common stock may instead be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the Inseego Note.

U.S. holders should consult their tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for Inseego Notes upon conversion or repurchase, including any alternative treatments.

Constructive Distribution. The conversion rate of the Inseego Notes will be adjusted in certain circumstances, including upon the payment of certain cash dividends. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution. Certain adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the beneficial owners of the Inseego Notes, however, will generally not be considered to result in a deemed distribution. Certain of the possible conversion rate adjustments provided in the Inseego Notes (including, without limitation, upon the payments of cash dividends to holders of common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder may be deemed to have received a distribution because of such adjustments, even though it has not received any cash or property. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases a U.S. holder’s proportionate interest could be treated as a deemed taxable dividend. Other increases in the conversion rate of the Inseego Notes (including an adjustment to the conversion rate in connection with a make-whole fundamental change) may, depending on the circumstances, be a deemed distribution. Any deemed distribution would be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code (as described below under “—Common Stock”). It is unclear whether a constructive dividend deemed paid to an individual U.S. holder would be eligible for the lower applicable long-term capital gains rates. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Common Stock. Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits.

However, for individual U.S. holders, such dividends currently are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. For corporate U.S. holders, dividends received may be eligible for the dividends-received deduction, subject to applicable limitations.

Upon the sale or exchange or other taxable disposition of our common stock (including certain redemptions), a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. The deductibility of capital losses is subject to certain limits under the Code.

Information Reporting and Backup Withholding. Information reporting requirements generally will apply to payments of interest on the Inseego Notes and dividends on common stock (including constructive distributions on the Inseego Notes treated as dividends), and to the proceeds of a sale or other disposition of the Inseego Notes or our common stock, unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to IRS.

Non-U.S. Holders Tendering Novatel Wireless Notes in the Exchange Offer

Consequences of the Exchange Offer

Tender of Novatel Wireless Notes. As discussed above under “U.S. Holders Tendering Novatel Wireless Notes in the Exchange Offer—Consequences of the Exchange Offer—Tender of Novatel Wireless Notes,” the exchange of Novatel Wireless Notes for the Inseego Notes pursuant to the exchange offer and consent solicitation will generally constitute a taxable exchange for U.S. federal income tax purposes. Under this treatment, subject to the discussion below under “—Payments of Interest,” “—Potential Treatment of Exchange Consideration as Consent Fee” and “—Information Reporting and Backup Withholding” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on the Non-U.S. Holder’s exchange of Novatel Wireless Notes pursuant to the exchange offer and consent solicitation. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal tax consequences of the exchange offer and consent solicitation.

Payments of Interest. Subject to the discussion below under “—FATCA Withholding,” any amount received pursuant to the exchange offer and consent solicitations with respect to a Novatel Wireless Note that is attributable to accrued but unpaid interest will generally not be subject to U.S. federal income tax, provided that, (i) the Non-U.S. Holder does not actually or constructively own ten percent or more of the combined voting power of all classes of Novatel Wireless’s stock and is not a controlled foreign corporation that is related to Novatel Wireless through stock ownership, and (ii) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is not a U.S. person (as defined in the Code) in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is not a U.S. person).

A Non-U.S. Holder that does not qualify for an exemption from U.S. federal withholding tax under the rules described above will generally be subject to withholding at a rate of 30% (or lower treaty rate, if applicable) on amounts received pursuant to the exchange offer and consent solicitations that are attributable to accrued but unpaid interest received on the Novatel Wireless Notes (as discussed further below).

Potential Treatment of Exchange Consideration as Consent Fee. As discussed above under “U.S. Holders Tendering Novatel Wireless Notes in the Exchange Offer—Consequences of the Exchange Offer—Potential Treatment of Exchange Consideration as Consent Fee,” we intend to take the position that the entire amount of the Exchange Consideration received by a Non- U.S. Holder who participates in the exchange offer and consent solicitation is consideration for the tendered Novatel Wireless Notes, in which case the Exchange Consideration would be treated as provided above under “—Tender of Novatel Wireless Notes.” It is possible, however, that the IRS may take the position that a portion of the Exchange Consideration is not part of the consideration received by a Non-U.S. Holder in exchange for the Non-U.S. Holder’s Novatel Wireless Notes but rather a separate amount payable for consenting to the amendments, which may be treated as a fee or as additional interest on the Novatel Wireless Notes. In that case, the portion of the Exchange Consideration treated as a consent fee or additional interest may be subject to U.S. federal withholding tax at a 30% rate (or lower applicable treaty rate). There can be no assurance that the IRS will not successfully challenge the position that we intend to take. Non-U.S. Holders should consult their tax advisors regarding the potential treatment of a portion of the Exchange Consideration as a fee or additional interest, the availability of a refund of any U.S. withholding tax, and the provisions of any applicable income tax treaties which may provide different rules from those described above.

Treatment of the Inseego Notes

Payments of Interest. Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA Withholding,” under the “portfolio interest exemption” rules, interest paid to a non-U.S. holder will not be subject to U.S. federal income or withholding tax, subject to certain exceptions discussed below, provided that:

•	such holder does not actually (or constructively) own 10% or more of the total combined voting power of all of our stock entitled to vote;

•	such holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code;

•	such interest is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S., subject to the provisions of an applicable income tax treaty; and

•	we, or our paying agent, receive appropriate documentation (generally an IRS Form W-8BEN or W-8BEN-E) establishing that the non-U.S. holder is not a U.S. person.

Subject to the discussion in the following paragraph, a non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or a reduced treaty rate) on payments of interest on the Inseego Notes.

If interest on the Inseego Notes is effectively connected with the conduct by a non-U.S. holder of a trade or business within the U.S., subject to the provisions of an applicable income tax treaty, such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us or our paying agent with the appropriate documentation (generally an IRS Form W-8ECI).

Dividends and Constructive Dividends. Any dividends paid to a non-U.S. holder with respect to shares of our common stock (including any deemed dividends described above under “—U.S. Holders Tendering Novatel Wireless Notes in the Exchange Offer—Constructive Distribution”) will be subject to withholding tax at a 30% rate (or lower applicable treaty rate). Because any constructive dividend a non-U.S. holder is deemed to receive would not give rise to any cash from which any applicable withholding tax could be satisfied, it is possible that this tax would be withheld from any amount owed to the non-U.S. holder, including, but not limited to, interest payments, cash or shares of common stock otherwise due on conversion, dividends, or sales proceeds subsequently paid or credited to the non-U.S. holder. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an IRS Form W-8BEN or IRS Form W-8BEN-E certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S. and, where a tax treaty applies, are attributable to a U.S. permanent establishment. Instead, the effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and which respect to corporate holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate).

Sale or Other Taxable Disposition of the Inseego Notes. Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale, exchange, conversion, or other disposition of an Inseego Note or shares of our common stock generally will not be subject to U.S. federal income tax unless:

•	such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the U.S., subject to the provisions of an applicable income tax treaty;

•	such non-U.S. holder is an individual present in the U.S. for 183 days or more in the taxable year of such sale, exchange, retirement, conversion, or other disposition and certain other conditions are met; or

•	in the case of common stock, we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period and the five-year period ending on the date of such sale, exchange, retirement, conversion or other disposition.

Except to the extent that an applicable income tax treaty provides otherwise, a non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate).

A non-U.S. holder described in the second bullet point above will generally be subject to a flat 30% tax on the gain derived from the disposition of the Inseego Note or common stock, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the U.S.

We believe that we are not, and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Any stock that a non-U.S. holder receives on the sale, exchange, conversion or other disposition of an Inseego Note that is attributable to accrued interest will not be treated as described above, but will instead generally be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Payments of Interest.”

Information Reporting and Backup Withholding. The amount of interest and dividends paid (including dividends deemed paid) and the amount of tax, if any, withheld with respect to those payments will be reported to the non-U.S. holder and the IRS. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides, under the provisions of an applicable income tax treaty.

Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Inseego Notes or common stock, and the non-U.S. holder may be subject to backup withholding on payments on the Inseego Notes or common stock or on the proceeds from a sale or other disposition of the Inseego Notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Withholding. Legislation enacted in 2010 (commonly referred to as “FATCA”) generally imposes withholding at a rate of 30% on interest and dividends (including deemed dividends) paid on, and the gross proceeds of a disposition of, debt obligations or stock in a U.S. corporation paid to (i) a foreign financial institution, or FFI, whether as a beneficial owner or intermediary, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), or qualifies for an exemption from these rules, and (ii) a foreign entity that is not a financial institution (whether as a beneficial owner or intermediary for another foreign entity that is not a financial institution) unless such entity provides the withholding agent or U.S. tax authorities with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity, or qualifies for an exemption from these rules. A person that receives payments through one or more FFIs may receive reduced payments as a result of FATCA withholding taxes if (i) any such FFI does not enter into such an agreement with the U.S. government and does not otherwise establish an exemption, or (ii) such person is (a) a “recalcitrant account holder” or (b) itself an FFI that fails to enter into such an agreement or establish an exemption. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. The applicable U.S. Treasury Regulations and administrative guidance provide that the FATCA withholding rules will apply to payments of interest and dividends (including deemed dividends) regardless of when they are made (or deemed made) and to payments of gross proceeds from a sale or other disposition of Inseego Notes or stock on or after January 1, 2019. Investors are encouraged to consult with their tax advisors regarding the implications of this legislation on their investment in the Inseego Notes and our common stock.

Holders Not Tendering in the Exchange Offer

The U.S. federal income tax treatment of holders who do not tender their Novatel Wireless Notes pursuant to the exchange offer and consent solicitation (“non-tendering holders”) will depend upon whether the adoption of the proposed amendments results in a “deemed” exchange of such Novatel Wireless Notes for U.S. federal income tax purposes to such non-tendering holders. In general, the modification of a debt instrument will result in a deemed exchange of an “old” debt instrument for a “new” debt instrument (upon which gain or loss may be realized) if such modification is “significant” within the meaning of applicable Treasury Regulations. Under these Treasury Regulations, a modification is “significant” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights and obligations that are altered and the degree to which they are altered are “economically significant.” We believe, and this discussion assumes, that the adoption of the proposed amendments should not be treated as economically significant, and therefore that the adoption of the proposed amendments should not result in a deemed exchange of the Novatel Wireless Notes for U.S. federal income tax purposes. Accordingly, the exchange offer and consent solicitation should not affect the tax treatment of Novatel Wireless Notes to non-tendering holders. However, such treatment cannot be assured. Non-tendering holders are encouraged to consult their tax advisors.

LEGAL MATTERS

Paul Hastings LLP, New York, New York, will pass upon certain legal matters relating to the exchange offer and consent solicitation, including the validity of the issuance of the Inseego Notes. Latham and Watkins LLP, New York, New York, is counsel for the dealer manager in connection with the exchange offer and consent solicitation.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting as of December 31, 2015, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The audited historical financial statements of DigiCore and its consolidated subsidiaries as of June 30, 2015 and 2014 and for the years ended June 30, 2015, 2014 and 2013 and related notes to the consolidated financial statements incorporated by reference in this prospectus have been so incorporated in reliance on the report of Mazars (Gauteng) Inc., an independent auditor, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. The filings are also available on our website at http://www.inseego.com.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us and our financial condition.

•	our Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 14, 2016;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2016;

•	the unaudited pro forma condensed consolidated financial statements included on pages 59-65 of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on December 5, 2016;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016, filed with the SEC on May 10, 2016, August 5, 2016 and November 7, 2016, respectively; and

•	our Current Reports on Form 8-K (including amended Current Reports on Form 8-K/A) filed with the SEC on December 17, 2015, January 11, 2016, February 22, 2016, April 13, 2016, June 20, 2016, August 3, 2016 (excluding Item 2.02 and Exhibit 99.1), September 22, 2016, November 3, 2016 (excluding Item 2.02 and Exhibit 99.1) and November 9, 2016; and

•	the description of our capital stock contained in the Current Report on Form 8-K, filed with the SEC on November 9, 2016, which updates the description of our capital stock contained in the Registration Statement on Form S-1 (File No. 333-42570), filed with SEC on July 28, 2000, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered by this prospectus are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, and related exhibits, which are not deemed filed and which are not incorporated by reference in this prospectus. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

The information contained on, or accessible through, our website does not constitute a part of this prospectus.

Inseego Corp.

Offer to Exchange

Up to $120,000,000 Aggregate Principal Amount of 5.50% Convertible Senior Notes due 2022 to be Issued by Inseego Corp.

for

Up to $120,000,000 Aggregate Principal Amount of Outstanding 5.50% Convertible Senior Notes due 2020 Issued by Novatel Wireless, Inc.

and Solicitation of Consents to Amend the Related Indenture and Notes

PROSPECTUS

The exchange agent for the Exchange Offer and the Consent Solicitation is:

D.F. King & Co., Inc.

By Facsimile (Eligible Institutions Only): (212) 709-3328 Attention: Peter Aymar	By Regular, Registered or Certified Mail, By Overnight Courier or By Hand: 48 Wall Street, 22nd Floor New York, New York 10005 Attention: Peter Aymar	For Information or Confirmation: (212) 232-3235

Any questions or requests for assistance may be directed to the dealer manager at the address and telephone numbers set forth below. Requests for additional copies of this prospectus and the letter of transmittal and consent may be directed to the information agent. Beneficial owners may also contact their custodian for assistance concerning the exchange offer and the consent solicitation.

The information agent for the Exchange Offer and the Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll-Free: (800) 820-2416

Email: Inseego@dfking.com

The dealer manager for the Exchange Offer and the Consent Solicitation is:

Jefferies LLC

520 Madison Avenue

New York, NY

Attention: Equity Capital Markets

(212) 284-8137

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation has the power to indemnify its directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. In addition, a corporation may advance expenses incurred by a director or officer in defending a proceeding upon receipt of an undertaking from such person to repay any amount so advanced if it is ultimately determined that such person is not eligible for indemnification.

Our amended and restated certificate of incorporation provides that, pursuant to the DGCL, our directors shall not be liable for monetary damages to the fullest extent authorized under applicable law, including for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in our amended and restated certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Article 6 of our amended and restated bylaws provides that we will indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Inseego, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith.

In addition to the above, we have entered into indemnification agreements with each of our directors and officers. These indemnification agreements provide our directors and officers with the same indemnification and advancement of expenses as described above, and provide that our directors and officers will be indemnified to the fullest extent authorized by any future Delaware law that expands the permissible scope of indemnification. We also have directors’ and officers’ liability insurance, which provides coverage against certain liabilities that may be incurred by our directors and officers in their capacities as directors and officers of Inseego.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated November 7, 2016, by and among Novatel Wireless, Inc., Vanilla Technologies, Inc. and Vanilla Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Inseego Corp. on November 9, 2016).

Exhibit No.	Description

2.2#	Stock Purchase Agreement, dated September 21, 2016, by and among Novatel Wireless, Inc., Vanilla Technologies, Inc., T.C.L. Industries Holdings (H.K.) Limited and Jade Ocean Global Limited (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on September 22, 2016).

3.1	Amended and Restated Certificate of Incorporation of Inseego Corp., dated November 7, 2016 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Inseego Corp. on November 9, 2016).

3.2	Amended and Restated Bylaws of Inseego, dated November 7, 2016 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Inseego Corp. on November 9, 2016).

4.1*	Form of Indenture between Inseego Corp. and Wilmington Trust, National Association, as trustee.

4.2	Indenture, dated as of June 10, 2015 between Novatel Wireless, Inc. and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on June 10, 2015).

4.3	First Supplemental Indenture, dated November 8, 2016, among Novatel Wireless, Inc., Inseego Corp. and Wilmington Trust, National Association (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Inseego Corp. on November 9, 2016).

4.4*	Form of Second Supplemental Indenture, between Novatel Wireless, Inc. and Wilmington Trust, National Association, as trustee.

4.5*	Form of Inseego Corp.’s 5.50% Convertible Senior Note due 2022 (included as part of Exhibit 4.1).

4.6	Form of Novatel Wireless, Inc.’s 5.50% Convertible Senior Note due 2020 (included as part of Exhibit 4.2).

4.7	Form of Inseego Corp. Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Inseego Corp. on November 9, 2016).

5.1*	Legal Opinion of Paul Hastings LLP.

10.1	Credit and Security Agreement, dated as of October 31, 2014, by and among Novatel Wireless, Inc. and Enfora, Inc., as Borrowers, and Wells Fargo Bank, National Association, as Lender (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on November 6, 2014).

10.2	Joinder and Second Amendment to Credit and Security Agreement and Other Loan Documents and Consent, dated March 27, 2015, by and among Novatel Wireless, Inc., Enfora, Inc., R.E.R. Enterprises, Inc., Feeney Wireless, LLC, Feeney Wireless IC-DISC, Inc., and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on April 1, 2015).

10.3	Third Amendment to Credit and Security Agreement, dated June 4, 2015, by and among Novatel Wireless, Inc., Enfora, Inc., Feeney Wireless, LLC and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on June 5, 2015).

10.4	Fourth Amendment to Credit and Security Agreement, dated as of June 11, 2015, by and among Novatel Wireless, Inc., Enfora, Inc. and Feeney Wireless, LLC, as Borrowers, R.E.R. Enterprises, Inc. and Feeney Wireless IC-DISC, Inc., as Guarantors, and Wells Fargo Bank, National Association, as Lender (incorporated by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q filed by Novatel Wireless, Inc. on August 7, 2015).

Exhibit No.	Description

10.5	Fifth Amendment to Credit and Security Agreement, dated October 5, 2015, by and among Novatel Wireless, Inc., Enfora, Inc., Feeney Wireless, LLC and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Novatel Wireless, Inc. on November 9, 2015).

10.6	Sixth Amendment to Credit and Security Agreement, dated as of November 17, 2015, by and among Novatel Wireless, Inc., Enfora, Inc. and Feeney Wireless, as Borrowers, R.E.R. Enterprises, Inc. and Feeney Wireless IC-DISC, Inc., as Guarantors, and Wells Fargo Bank, National Association, as Lender (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on November 18, 2015).

10.7	Seventh Amendment to Credit and Security Agreement, dated as of January 5, 2016, by and among Novatel Wireless, Inc., Enfora, Inc. and Feeney Wireless, LLC, as Borrowers, R.E.R. Enterprises, Inc. and Feeney Wireless IC-DISC, Inc., as Guarantors, and Wells Fargo Bank, National Association, as Lender (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on January 11, 2016).

10.8	Eighth Amendment to Credit and Security Agreement, dated July 29, 2016, by and among Novatel Wireless, Inc., Enfora, Inc., Feeney Wireless, LLC and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed by Novatel Wireless, Inc. on November 7, 2016).

10.9	Ninth Amendment to Credit and Security Agreement, dated September 28, 2016, by and among Novatel Wireless, Inc., Enfora, Inc., Feeney Wireless, LLC and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed by Novatel Wireless, Inc. on November 7, 2016).

10.10	Purchase Agreement, dated September 3, 2014, by and between Novatel Wireless, Inc. and HC2 Holdings 2, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on September 8, 2014).

10.11	Memorandum of Understanding: In re Novatel Wireless Secs. Litig., Civil Action No. 08-CV-01689-AJB (RBB) United States District Court for the Southern District of California, executed December 6, 2013 (incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K filed by Novatel Wireless, Inc. on March 12, 2014).

10.12	Letter Agreement, dated as of April 29, 2014, by and among Novatel Wireless, Inc. and each of Cobb H. Sadler, Edward T. Shadek, Robert Ellsworth, Alex Mashinsky, Richard A. Karp, Maguire Financial, LP, a Delaware limited partnership, Maguire Asset Management, LLC, a Delaware limited liability company, and Timothy Maguire (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on May 6, 2014).

10.13	Confirmation Letter, dated July 3, 2014, by and among Novatel Wireless, Inc. and each of Cobb H. Sadler, Edward T. Shadek, Robert Ellsworth, Maguire Financial, LP, a Delaware limited partnership, Maguire Asset Management, LLC, a Delaware limited liability company, and Timothy Maguire (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on July 10, 2014).

10.14	Amended and Restated 1997 Employee Stock Option Plan (“1997 Plan”) (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 (No. 333-42570) filed by Novatel Wireless, Inc. on July 28, 2000 as amended).

10.15	Amended and Restated Novatel Wireless, Inc. 2000 Stock Incentive Plan (“2000 Plan”) (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed by Novatel Wireless, Inc. on August 9, 2007).

Exhibit No.	Description

10.16	Form of Executive Officer Stock Option Agreement under the 2000 Plan (incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K for the year ended December 31, 2005 filed by Novatel Wireless, Inc. on March 16, 2006).

10.17	Form of Director Stock Option Agreement under the 2000 Plan (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the year ended December 31, 2005 filed by Novatel Wireless, Inc. on March 16, 2006).

10.18	Form of Amendment of Stock Option Agreements, dated July 20, 2006, by and between Novatel Wireless, Inc. and Optionee with respect to the 1997 Plan (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the period ended September 30, 2006 filed by Novatel Wireless, Inc. on November 9, 2006).

10.19	Form of Amendment of Stock Option Agreements, dated July 20, 2006, by and between Novatel Wireless, Inc. and Optionee with respect to the 2000 Plan (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the period ended September 30, 2006 filed by Novatel Wireless, Inc. on November 9, 2006).

10.20	Form of Amendment of Stock Option Agreements, dated July 20, 2006, by and between Novatel Wireless, Inc. and Optionee with respect to the 2000 Plan and grants made pursuant thereto in 2004 and subsequently (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q for the period ended September 30, 2006 filed by Novatel Wireless, Inc. on November 9, 2006).

10.21	Amended and Restated Novatel Wireless, Inc. 2000 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Proxy Statement on Schedule 14A filed by Novatel Wireless, Inc. on May 2, 2011).

10.22	Form of Restricted Share Award Agreement for restricted stock granted to non-employee directors (incorporated by reference to Exhibit 10.10 to the Quarterly Report on Form 10-Q for the period ended June 30, 2006 filed by Novatel Wireless, Inc. on August 9, 2006).

10.23	Form of Restricted Share Award Agreement for restricted stock granted to executive officers (incorporated by reference to Exhibit 10.11 to the Quarterly Report on Form 10-Q for the period ended June 30, 2006 filed by Novatel Wireless, Inc. on August 9, 2006).

10.24	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on November 6, 2014).

10.25	Employment Agreement, dated August 4, 2014, by and between Novatel Wireless, Inc. and Alex Mashinsky (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on August 6, 2014).

10.26	Offer Letter, dated November 2, 2014, by and between Novatel Wireless, Inc. and Alex Mashinsky (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on November 6, 2014).

10.27	Offer letter, effective September 2, 2014, by and between Novatel Wireless, Inc. and Michael Newman (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on September 4, 2014).

10.28	Amended and Restated Change in Control and Severance Agreement, dated April 22, 2015, by and between Novatel Wireless, Inc. and Michael Newman (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on April 23, 2015).

10.29	Offer Letter, dated April 17, 2015, by and between Novatel Wireless, Inc. and Dr. Slim Souissi (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on April 23, 2015).

Exhibit No.	Description

10.30	Change in Control and Severance Agreement, dated April 17, 2015, by and between Novatel Wireless, Inc. and Dr. Slim Souissi (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on April 23, 2015).

10.31	Change in Control and Severance Agreement, dated April 13, 2015, by and between Novatel Wireless, Inc. and Stephen Sek (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q filed by Novatel Wireless, Inc. on August 10, 2015).

10.32	Change in Control and Severance Agreement, dated April 13, 2015, by and between Novatel Wireless, Inc. and John Carney (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q filed by Novatel Wireless, Inc. on August 10, 2015).

10.33	Change in Control and Severance Agreement, dated May 7, 2015, by and between Novatel Wireless, Inc. and Lance Bridges (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q filed by Novatel Wireless, Inc. on August 10, 2015).

10.34	Offer Letter, dated December 11, 2015, by and between Novatel Wireless, Inc. and Sue Swenson (incorporated by reference to Exhibit 10.32 to the Annual Report on Form 10-K filed by Novatel Wireless, Inc. on March 14, 2016).

10.35	2014 Retention Bonus Plan (incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K filed by Novatel Wireless, Inc. on March 10, 2015).

10.36	Corporate Bonus Plan, effective April 1, 2015 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on April 1, 2015).

10.37	Amended and Restated Novatel Wireless, Inc. 2009 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on June 20, 2016).

10.38	Novatel Wireless, Inc. 2015 Incentive Compensation Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 filed by Novatel Wireless, Inc. on October 1, 2015).

10.39	Form of Nonstatutory Stock Option Agreement under the Novatel Wireless, Inc. 2015 Incentive Compensation Plan (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-8 filed by Novatel Wireless, Inc. on October 1, 2015).

10.40	Joinder and Tenth Amendment to Credit and Security Agreement and Other Loan Documents and Consent, dated November 8, 2016, by and among Novatel Wireless, Inc., Enfora, Inc., Feeney Wireless, LLC, R.E.R. Enterprises, Inc., Feeney Wireless IC-DISC, Inc., Inseego Corp. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Inseego Corp. on November 9, 2016).

10.41	Contribution Agreement, dated November 8, 2016, by and between Novatel Wireless, Inc. and Inseego Corp. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Inseego Corp. on November 9, 2016).

10.42	2016 Corporate Bonus Plan for Novatel Wireless, Inc. Employees (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q filed by Novatel Wireless, Inc. on May 10, 2016).

12.1*	Statement regarding computation of Ratio of Earnings to Fixed Charges.

21.1*	List of subsidiaries.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Mazars (Gauteng) Inc.

Exhibit No.	Description

23.3*	Consent of Paul Hastings LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

25.1*	Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended.

99.1*	Letter of Transmittal and Consent.

*	Filed herewith.
#	Certain schedules, annexes and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; and

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

8)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

9)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 7, 2016.

INSEEGO CORP.

By:	/s/ Michael A. Newman
Michael A. Newman
Executive Vice President, Chief Financial Officer and Assistant Secretary

The undersigned director of Inseego Corp., a Delaware corporation, whose signature appears below hereby constitutes and appoints Sue Swenson and Michael A. Newman and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign registration statements to be filed on Form S-4 or other applicable form, with all exhibits thereto, or any and all amendments (including pre-effective and post-effective amendments) and supplements to a registration statement and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Sue Swenson Sue Swenson	Chief Executive Officer and Director (Principal Executive Officer)	December 7, 2016

/s/ Michael A. Newman Michael A. Newman	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	December 7, 2016

/s/ Philip Falcone Philip Falcone	Director	December 7, 2016

/s/ Robert Pons Robert Pons	Director	December 7, 2016

/s/ David A. Werner David A. Werner	Director	December 7, 2016

/s/ James Ledwith James Ledwith	Director	December 7, 2016

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated November 7, 2016, by and among Novatel Wireless, Inc., Vanilla Technologies, Inc. and Vanilla Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Inseego Corp. on November 9, 2016).

2.2#	Stock Purchase Agreement, dated September 21, 2016, by and among Novatel Wireless, Inc., Vanilla Technologies, Inc., T.C.L. Industries Holdings (H.K.) Limited and Jade Ocean Global Limited (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on September 22, 2016).

3.1	Amended and Restated Certificate of Incorporation of Inseego Corp., dated November 7, 2016 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Inseego Corp. on November 9, 2016).

3.2	Amended and Restated Bylaws of Inseego, dated November 7, 2016 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Inseego Corp. on November 9, 2016).

4.1*	Form of Indenture between Inseego Corp. and Wilmington Trust, National Association, as trustee.

4.2	Indenture, dated as of June 10, 2015 between Novatel Wireless, Inc. and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on June 10, 2015).

4.3	First Supplemental Indenture, dated November 8, 2016, among Novatel Wireless, Inc., Inseego Corp. and Wilmington Trust, National Association (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Inseego Corp. on November 9, 2016).

4.4*	Form of Second Supplemental Indenture, between Novatel Wireless, Inc. and Wilmington Trust, National Association, as trustee.

4.5*	Form of Inseego Corp.’s 5.50% Convertible Senior Note due 2022 (included as part of Exhibit 4.1).

4.6	Form of Novatel Wireless, Inc.’s 5.50% Convertible Senior Note due 2020 (included as part of Exhibit 4.2).

4.7	Form of Inseego Corp. Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Inseego Corp. on November 9, 2016).

5.1*	Legal Opinion of Paul Hastings LLP.

10.1	Credit and Security Agreement, dated as of October 31, 2014, by and among Novatel Wireless, Inc. and Enfora, Inc., as Borrowers, and Wells Fargo Bank, National Association, as Lender (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on November 6, 2014).

10.2	Joinder and Second Amendment to Credit and Security Agreement and Other Loan Documents and Consent, dated March 27, 2015, by and among Novatel Wireless, Inc., Enfora, Inc., R.E.R. Enterprises, Inc., Feeney Wireless, LLC, Feeney Wireless IC-DISC, Inc., and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on April 1, 2015).

10.3	Third Amendment to Credit and Security Agreement, dated June 4, 2015, by and among Novatel Wireless, Inc., Enfora, Inc., Feeney Wireless, LLC and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on June 5, 2015).

Exhibit No.	Description

10.4	Fourth Amendment to Credit and Security Agreement, dated as of June 11, 2015, by and among Novatel Wireless, Inc., Enfora, Inc. and Feeney Wireless, LLC, as Borrowers, R.E.R. Enterprises, Inc. and Feeney Wireless IC-DISC, Inc., as Guarantors, and Wells Fargo Bank, National Association, as Lender (incorporated by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q filed by Novatel Wireless, Inc. on August 7, 2015).

10.5	Fifth Amendment to Credit and Security Agreement, dated October 5, 2015, by and among Novatel Wireless, Inc., Enfora, Inc., Feeney Wireless, LLC and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Novatel Wireless, Inc. on November 9, 2015).

10.6	Sixth Amendment to Credit and Security Agreement, dated as of November 17, 2015, by and among Novatel Wireless, Inc., Enfora, Inc. and Feeney Wireless, as Borrowers, R.E.R. Enterprises, Inc. and Feeney Wireless IC-DISC, Inc., as Guarantors, and Wells Fargo Bank, National Association, as Lender (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on November 18, 2015).

10.7	Seventh Amendment to Credit and Security Agreement, dated as of January 5, 2016, by and among Novatel Wireless, Inc., Enfora, Inc. and Feeney Wireless, LLC, as Borrowers, R.E.R. Enterprises, Inc. and Feeney Wireless IC-DISC, Inc., as Guarantors, and Wells Fargo Bank, National Association, as Lender (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on January 11, 2016).

10.8	Eighth Amendment to Credit and Security Agreement, dated July 29, 2016, by and among Novatel Wireless, Inc., Enfora, Inc., Feeney Wireless, LLC and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed by Novatel Wireless, Inc. on November 7, 2016).

10.9	Ninth Amendment to Credit and Security Agreement, dated September 28, 2016, by and among Novatel Wireless, Inc., Enfora, Inc., Feeney Wireless, LLC and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed by Novatel Wireless, Inc. on November 7, 2016).

10.10	Purchase Agreement, dated September 3, 2014, by and between Novatel Wireless, Inc. and HC2 Holdings 2, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on September 8, 2014).

10.11	Memorandum of Understanding: In re Novatel Wireless Secs. Litig., Civil Action No. 08-CV-01689-AJB (RBB) United States District Court for the Southern District of California, executed December 6, 2013 (incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K filed by Novatel Wireless, Inc. on March 12, 2014).

10.12	Letter Agreement, dated as of April 29, 2014, by and among Novatel Wireless, Inc. and each of Cobb H. Sadler, Edward T. Shadek, Robert Ellsworth, Alex Mashinsky, Richard A. Karp, Maguire Financial, LP, a Delaware limited partnership, Maguire Asset Management, LLC, a Delaware limited liability company, and Timothy Maguire (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on May 6, 2014).

10.13	Confirmation Letter, dated July 3, 2014, by and among Novatel Wireless, Inc. and each of Cobb H. Sadler, Edward T. Shadek, Robert Ellsworth, Maguire Financial, LP, a Delaware limited partnership, Maguire Asset Management, LLC, a Delaware limited liability company, and Timothy Maguire (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on July 10, 2014).

10.14	Amended and Restated 1997 Employee Stock Option Plan (“1997 Plan”) (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 (No. 333-42570) filed by Novatel Wireless, Inc. on July 28, 2000 as amended).

Exhibit No.	Description

10.15	Amended and Restated Novatel Wireless, Inc. 2000 Stock Incentive Plan (“2000 Plan”) (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed by Novatel Wireless, Inc. on August 9, 2007).

10.16	Form of Executive Officer Stock Option Agreement under the 2000 Plan (incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K for the year ended December 31, 2005 filed by Novatel Wireless, Inc. on March 16, 2006).

10.17	Form of Director Stock Option Agreement under the 2000 Plan (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the year ended December 31, 2005 filed by Novatel Wireless, Inc. on March 16, 2006).

10.18	Form of Amendment of Stock Option Agreements, dated July 20, 2006, by and between Novatel Wireless, Inc. and Optionee with respect to the 1997 Plan (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the period ended September 30, 2006 filed by Novatel Wireless, Inc. on November 9, 2006).

10.19	Form of Amendment of Stock Option Agreements, dated July 20, 2006, by and between Novatel Wireless, Inc. and Optionee with respect to the 2000 Plan (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the period ended September 30, 2006 filed by Novatel Wireless, Inc. on November 9, 2006).

10.20	Form of Amendment of Stock Option Agreements, dated July 20, 2006, by and between Novatel Wireless, Inc. and Optionee with respect to the 2000 Plan and grants made pursuant thereto in 2004 and subsequently (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q for the period ended September 30, 2006 filed by Novatel Wireless, Inc. on November 9, 2006).

10.21	Amended and Restated Novatel Wireless, Inc. 2000 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Proxy Statement on Schedule 14A filed by Novatel Wireless, Inc. on May 2, 2011).

10.22	Form of Restricted Share Award Agreement for restricted stock granted to non-employee directors (incorporated by reference to Exhibit 10.10 to the Quarterly Report on Form 10-Q for the period ended June 30, 2006 filed by Novatel Wireless, Inc. on August 9, 2006).

10.23	Form of Restricted Share Award Agreement for restricted stock granted to executive officers (incorporated by reference to Exhibit 10.11 to the Quarterly Report on Form 10-Q for the period ended June 30, 2006 filed by Novatel Wireless, Inc. on August 9, 2006).

10.24	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on November 6, 2014).

10.25	Employment Agreement, dated August 4, 2014, by and between Novatel Wireless, Inc. and Alex Mashinsky (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on August 6, 2014).

10.26	Offer Letter, dated November 2, 2014, by and between Novatel Wireless, Inc. and Alex Mashinsky (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on November 6, 2014).

10.27	Offer letter, effective September 2, 2014, by and between Novatel Wireless, Inc. and Michael Newman (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on September 4, 2014).

10.28	Amended and Restated Change in Control and Severance Agreement, dated April 22, 2015, by and between Novatel Wireless, Inc. and Michael Newman (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on April 23, 2015).

Exhibit No.	Description

10.29	Offer Letter, dated April 17, 2015, by and between Novatel Wireless, Inc. and Dr. Slim Souissi (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on April 23, 2015).

10.30	Change in Control and Severance Agreement, dated April 17, 2015, by and between Novatel Wireless, Inc. and Dr. Slim Souissi (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on April 23, 2015).

10.31	Change in Control and Severance Agreement, dated April 13, 2015, by and between Novatel Wireless, Inc. and Stephen Sek (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q filed by Novatel Wireless, Inc. on August 10, 2015).

10.32	Change in Control and Severance Agreement, dated April 13, 2015, by and between Novatel Wireless, Inc. and John Carney (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q filed by Novatel Wireless, Inc. on August 10, 2015).

10.33	Change in Control and Severance Agreement, dated May 7, 2015, by and between Novatel Wireless, Inc. and Lance Bridges (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q filed by Novatel Wireless, Inc. on August 10, 2015).

10.34	Offer Letter, dated December 11, 2015, by and between Novatel Wireless, Inc. and Sue Swenson (incorporated by reference to Exhibit 10.32 to the Annual Report on Form 10-K filed by Novatel Wireless, Inc. on March 14, 2016).

10.35	2014 Retention Bonus Plan (incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K filed by Novatel Wireless, Inc. on March 10, 2015).

10.36	Corporate Bonus Plan, effective April 1, 2015 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on April 1, 2015).

10.37	Amended and Restated Novatel Wireless, Inc. 2009 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Novatel Wireless, Inc. on June 20, 2016).

10.38	Novatel Wireless, Inc. 2015 Incentive Compensation Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 filed by Novatel Wireless, Inc. on October 1, 2015).

10.39	Form of Nonstatutory Stock Option Agreement under the Novatel Wireless, Inc. 2015 Incentive Compensation Plan (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-8 filed by Novatel Wireless, Inc. on October 1, 2015).

10.40

Joinder and Tenth Amendment to Credit and Security Agreement and Other Loan Documents and Consent, dated November 8, 2016, by and among Novatel Wireless, Inc., Enfora, Inc., Feeney Wireless, LLC, R.E.R. Enterprises, Inc., Feeney Wireless IC-DISC, Inc., Inseego Corp. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Inseego Corp. on November 9, 2016).

10.41	Contribution Agreement, dated November 8, 2016, by and between Novatel Wireless, Inc. and Inseego Corp. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Inseego Corp. on November 9, 2016).

10.42	2016 Corporate Bonus Plan for Novatel Wireless, Inc. Employees (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q filed by Novatel Wireless, Inc. on May 10, 2016).

12.1*	Statement regarding computation of Ratio of Earnings to Fixed Charges.

21.1*	List of subsidiaries.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

Exhibit No.	Description

23.2*	Consent of Mazars (Gauteng) Inc.

23.3*	Consent of Paul Hastings LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

25.1*	Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended.

99.1*	Letter of Transmittal and Consent.

*	Filed herewith.
#	Certain schedules, annexes and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.